                                                                   EXHIBIT 99.2

                       GRAY COMMUNICATIONS SYSTEMS, INC.
                           4370 PEACHTREE ROAD, N.E.
                             ATLANTA, GEORGIA 30319

                          YOUR VOTE IS VERY IMPORTANT

     At the annual meeting, shareholders will consider and vote upon a proposal relating to the approval of the issuance of shares of Gray's class B common stock in connection with the proposed acquisition by Gray of three television stations. Gray class B common stock is listed on The New York Stock Exchange under the symbol "GCS.B."

     At the annual meeting, shareholders will also elect directors and consider and vote upon proposals to amend the 1992 Long Term Incentive Plan to increase the number of shares issuable thereunder and confirm the appointment of the independent auditors and consider and act upon such other business as may properly come before the meeting.

     This proxy statement/prospectus provides shareholders with detailed information about the matters to be considered at the annual meeting. Shareholders are encouraged to read this entire document carefully.

     The board of directors believes that the matters to be presented at the annual meeting are in the best interests of Gray and its shareholders. Therefore, the board of directors urges shareholders to vote in favor of each of the proposals to be presented at the annual meeting.

                                            J. Mack Robinson
                                            President and Chief Executive
                                            Officer

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 8 OF THIS PROXY STATEMENT/ PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT HAS BECOME EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY SECURITIES IN ANY STATE WHERE OFFERS OR SALES ARE NOT PERMITTED.

                PROXY STATEMENT/PROSPECTUS DATED AUGUST 16, 1999
          AND FIRST MAILED TO SHAREHOLDERS ON OR ABOUT AUGUST 23, 1999

                       GRAY COMMUNICATIONS SYSTEMS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

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Time:     9:30 a.m., local time

Date:     September 23, 1999

Place:    The Peachtree Insurance Center
          The Executive Board Room, 5th Floor
          4370 Peachtree Road, N.E.
          Atlanta, Georgia 30319

Purpose:
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          - to consider and vote upon a proposal to approve the issuance of shares of Gray class B common stock in connection with certain proposed acquisitions;

          - to elect nine directors;

          - to consider and vote upon a proposal to approve the amendment of the 1992 Long Term Incentive Plan to increase the number of shares of Gray class B common stock issuable thereunder;

          - to consider and vote upon a proposal to confirm the appointment of Ernst & Young LLP as the independent auditors; and

          - to consider and act upon such other business and matters or proposals as may properly come before the meeting.

     The board of directors has fixed the close of business on August 13, 1999 as the record date for determining the holders of Gray class A common stock and class B common stock having the right to receive notice of, and to vote at, the meeting. Only holders of record of Gray class A common stock and class B common stock at the close of business on such date are entitled to notice of, and to vote at, the meeting.

     Your vote is very important. We encourage you to vote as soon as possible by one of three convenient methods: by calling the toll-free number listed on the form of proxy, by accessing the Internet site listed on the form of proxy or by signing, dating and returning the form of proxy in the enclosed postage-paid envelope.

                                            By Order of the Board of Directors,
                                            J. Mack Robinson
                                            President and Chief Executive
                                            Officer

Atlanta, Georgia
August 23, 1999

                               TABLE OF CONTENTS

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                                           PAGE
                                           NO.
                                           ----
SUMMARY..................................    1
  Shareholders Meeting...................    1
  Votes Required and Recommendation of
    the Board of Directors...............    1
  The Proposed Acquisitions..............    2
    Summary of the Acquisitions..........    2
    The Parties to the Acquisition
       Agreements........................    2
    Consideration to be paid by Gray in
       the KWTX and Brazos
       Acquisitions......................    3
    Consideration to be paid by Gray in
       the KXII Acquisition..............    4
    Conditions to the Obligation of the
       Parties to Complete the
       Acquisitions......................    4
    Conditions to the Obligation of Gray
       to Complete the Acquisitions......    5
    Circumstances where the Parties can
       Terminate the Acquisition
       Agreements........................    5
    Regulatory Matters...................    5
    Material Federal Income Tax
       Consequences of the
       Acquisitions......................    6
    Gray's Accounting Treatment of the
       Acquisitions......................    6
    Market Price Information.............    6
    Unaudited Comparative Per Share
       Data..............................    6
RISK FACTORS.............................    8
  Risks Relating to Gray's Current
    Businesses...........................    8
  Risks Relating to KWTX, Brazos, KXII
    and the Acquisitions.................    9
THE SHAREHOLDERS MEETING.................   10
  Purpose of the Meeting.................   10
  Required Votes.........................   11
  Record Date and Voting Rights..........   11
  Voting and Revocation of Proxies.......   12
PROPOSAL 1: APPROVAL OF THE ISSUANCE OF
  SHARES OF CLASS B COMMON STOCK IN THE
  ACQUISITIONS...........................   12
  Recommendation of the Gray Board of
    Directors and Reasons for the
    Recommendation.......................   12
  Reasons of KWTX, Brazos and KXII for
    Recommending the Acquisitions........   13
  Background of the Acquisitions.........   14
  Interests of Certain Persons in the
    Acquisitions.........................   15
  The Acquisition Agreements.............   15

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                                           PAGE
                                           NO.
                                           ----
  Material Federal Income Tax
    Consequences.........................   21
  Accounting Treatment...................   26
  Regulatory Matters.....................   26
  Financing of the Acquisitions..........   26
  Resale of Gray Class B Common Stock
    Following the Acquisitions...........   28
  Shareholders' Agreements...............   28
  No Appraisal Rights Available to Gray
    Shareholders.........................   28
SELECTED FINANCIAL INFORMATION OF GRAY...   29
SELECTED FINANCIAL INFORMATION OF KWTX...   32
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS OF KWTX.....................   33
  Introduction...........................   33
  Broadcasting Revenues..................   34
  Six Months Ended June 30, 1999 Compared
    to Six Months Ended June 30, 1998....   34
  Year Ended December 31, 1998 Compared
    to Year Ended December 31, 1997......   35
  Year Ended December 31, 1997 Compared
    to Year Ended December 31, 1996......   35
  Liquidity and Capital Resources........   36
  Year 2000 Issue........................   37
SELECTED FINANCIAL INFORMATION OF
  BRAZOS.................................   39
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS OF BRAZOS...................   40
  Introduction...........................   40
  Broadcasting Revenues..................   41
  Six Months Ended June 30, 1999 Compared
    to Six Months Ended June 30, 1998....   41
  Year Ended December 31, 1998 Compared
    to Year Ended December 31, 1997......   42
  Year Ended December 31, 1997 Compared
    to Year Ended December 31, 1996......   42
  Liquidity and Capital Resources........   43
  Year 2000 Issue........................   43
SELECTED COMBINED FINANCIAL INFORMATION
  OF KXII................................   45
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                                        i

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                                           PAGE
                                           NO.
                                           ----
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS OF KXII.....................   46
  Introduction...........................   46
  Broadcasting Revenues..................   47
  Six Months Ended June 30, 1999 Compared
    to Six Months Ended June 30, 1998....   47
  Year Ended December 31, 1998 Compared
    to Year Ended December 31, 1997......   47
  Year Ended December 31, 1997 Compared
    to Year Ended December 31, 1996......   48
  Liquidity and Capital Resources........   48
  Year 2000 Issue........................   48
PRO FORMA CONDENSED COMBINED FINANCIAL
  DATA...................................   50
GENERAL BACKGROUND INFORMATION RELATING
  TO THE TELEVISION BROADCAST INDUSTRY...   63
  Revenues...............................   63
  Market Designations and Audience Rating
    Information..........................   63
  Network Affiliations and Other
    Programming Information..............   63
  Competition............................   64
  Federal Regulation of Television
    Broadcasting.........................   65
INFORMATION CONCERNING KWTX..............   69
  General................................   69
  Market Information.....................   69
  Employees..............................   70
  Network Affiliation Agreement..........   70
  FCC License............................   70
  Digital Television (High Definition
    Television)..........................   70
  Primary Properties.....................   71
  Share Ownership........................   71
INFORMATION CONCERNING BRAZOS............   72
  General................................   72
  Market Information.....................   72
  Employees..............................   73
  Network Affiliation Agreement..........   73
  FCC License............................   73
  Digital Television (High Definition
    Television)..........................   73
  Primary Properties.....................   74
  Share Ownership........................   74
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                                           PAGE
                                           NO.
                                           ----
INFORMATION CONCERNING KXII..............   75
  General................................   75
  Market Information.....................   75
  Employees..............................   76
  Network Affiliation Agreement..........   76
  FCC License............................   76
  Digital Television (High Definition
    Television)..........................   76
  Primary Properties.....................   76
  Equity Ownership.......................   77
COMPARISON OF THE SHAREHOLDERS' RIGHTS,
  ARTICLES OF INCORPORATION AND BYLAWS OF
  GRAY, KWTX AND BRAZOS..................   78
  General................................   78
  Authorized Capital Stock...............   78
  Directors..............................   79
  Removal of Directors...................   79
  Special Meetings of Shareholders.......   79
  Amendment of Bylaws....................   80
  Amendments to the Articles of
    Incorporation........................   80
  Dividends, Redemptions and
    Repurchases..........................   80
  Transactions with Interested
    Directors............................   81
  Indemnification........................   81
  Appraisal Rights.......................   82
PROPOSAL 2: ELECTION OF DIRECTORS........   84
  Nominees...............................   84
  Compliance with Section 16(a) of the
    Securities Exchange Act of 1934......   86
  Board Committees and Membership........   86
  Share Ownership........................   87
  Executive Compensation.................   90
  Stock Options Granted..................   92
  Stock Options Exercised................   94
  Supplemental Pension Plan..............   94
  Retirement Plan........................   94
  Capital Accumulation Plan..............   95
  Compensation of Directors..............   96
  Employment Agreements..................   96
  Compensation Committee Interlocks and
    Insider Participation................   97
  Report of the Management Personnel
    Committee............................   98
  Certain Relationships and Related
    Transactions.........................   99
  Performance Graph......................  100
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                                       ii

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                                           PAGE
                                           NO.
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PROPOSAL 3: AMENDMENT OF THE GRAY 1992
  LONG TERM INCENTIVE PLAN...............  102
  Vote Required and Board
    Recommendation.......................  107
PROPOSAL 4: CONFIRMATION OF APPOINTMENT
  OF AUDITORS............................  108
EXPERTS..................................  108
LEGAL MATTERS............................  108
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                                           PAGE
                                           NO.
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SHAREHOLDER PROPOSALS....................  108
WHERE TO FIND ADDITIONAL INFORMATION.....  109
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE..............................  109
FORWARD-LOOKING STATEMENTS...............  110
INDEX TO FINANCIAL STATEMENTS............  F-1

                           -------------------------

Appendix A   Agreement and Plan of Merger, dated as of April 13, 1999, by and among Gray Communications Systems, Inc., Gray
             Communications of Texas, Inc. and KWTX Broadcasting Company
Appendix B   Agreement and Plan of Merger, dated as of April 13, 1999, by and among Gray Communications Systems, Inc., Gray
             Communications of Texas, Inc. and Brazos Broadcasting Co.
Appendix C   Asset Purchase Agreement, dated as of April 26, 1999, by and among Gray Communications Systems, Inc., Gray Communications of Texas-Sherman, Inc., KXII Licensee Corp., KXII
             Broadcasters, Ltd., KXII Television, Ltd., K-Twelve, Ltd.,
             KBI 1, Inc., KBI 2, Inc., KXII Properties, Inc., and the
             Shareholders of KXII Properties, Inc.

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand better the matters to be considered at the shareholders meeting and for a more complete description of the legal terms of the proposed acquisitions and related transactions, you should read carefully this entire document and the documents to which you are referred. See "Where To Find Additional Information" on page 109.

                       SHAREHOLDERS MEETING (SEE PAGE 10)

     The annual meeting of shareholders of Gray will be held at 9:30 a.m., local time, on September 23, 1999, at The Peachtree Insurance Center, The Executive Board Room, 5th Floor, 4370 Peachtree Rd., N.E., Atlanta, Georgia 30319. At the meeting, holders of Gray class A common stock and class B common stock will consider and vote upon:

     - a proposal to approve the issuance of shares of Gray class B common stock in connection with certain proposed acquisitions (see page 12);

     - the election of directors (see page 84);

     - a proposal to amend the 1992 Long Term Incentive Plan to increase by 1,000,000 shares the number of shares of Gray class B common stock issuable thereunder (see page 102);

     - a proposal to confirm the appointment of Ernst & Young LLP as the independent auditors (see page 108); and

     - any other matters that may properly come before the meeting.

          VOTES REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

     Approval of the issuance of shares of Gray class B common stock in connection with the proposed acquisitions, the amendment of the 1992 Long Term Incentive Plan and the confirmation of Ernst & Young LLP as the independent auditors requires the affirmative vote of the holders of a majority of the votes represented by the shares of Gray class A common stock and class B common stock, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote on the proposal. Election of directors requires a plurality of votes cast by holders of shares of Gray class A common stock and class B common stock, voting together as a single class. Gray's board of directors believes that the foregoing proposals are in the best interests of its shareholders and recommends that shareholders vote "FOR" each of these proposals and "FOR" the election of those directors specified in this proxy statement/prospectus.

                           THE PROPOSED ACQUISITIONS

     The agreements relating to Gray's proposed acquisitions are attached as Appendices A, B and C to this proxy statement/prospectus. Shareholders should read these agreements, because they are the legal documents which govern these acquisitions.

SUMMARY OF THE ACQUISITIONS

     Gray is a party to two merger agreements and an asset purchase agreement that provide for the acquisition by Gray of three network-affiliated television stations in Texas for a combination of cash and Gray class B common stock.

THE PARTIES TO THE ACQUISITION AGREEMENTS

        Gray Communications Systems, Inc.
        4370 Peachtree Road, N.E.
        Atlanta, Georgia 30319
        (404) 504-9828

     Gray Communications Systems, Inc. operates 10 television stations located in the Southeast and Midwest; three of which are NBC affiliates and seven of which are CBS affiliates; four daily newspapers (one in Albany, Georgia, two in suburban Atlanta, Georgia, and one in Goshen, Indiana); a weekly advertising shopper in southwest Georgia; a communications and paging business in the Southeast and one of the largest fleets of satellite uplink trucks in the Southeast.

        KWTX Broadcasting Company
        200 West Highway 6
        Suite 210
        Waco, Texas 76712

     KWTX operates television station KWTX, a CBS affiliate located in Waco, Texas, which is part of the Waco-Temple-Bryan television market, the 95th largest television market in the United States.

        Brazos Broadcasting Co.
        200 West Highway 6
        Suite 210
        Waco, Texas 76712

     Brazos operates television station KBTX, a CBS affiliated satellite station of KWTX located in Bryan, Texas, which is part of the Waco-Temple-Bryan television market, the 95th largest television market in the United States. As a satellite station, KBTX rebroadcasts substantial amounts of network and syndicated programming from its parent station, KWTX.

        KXII Broadcasters, Ltd. and affiliates
        4201 Texoma Parkway
        Sherman, Texas 75090

     KXII operates television station KXII, a CBS affiliate located in Sherman, Texas, which is part of the Sherman, Texas-Ada, Oklahoma television market, the 161st largest television market in the United States.

CONSIDERATION TO BE PAID BY GRAY IN THE KWTX AND BRAZOS ACQUISITIONS (SEE PAGE
16)

     The KWTX acquisition agreement provides that the KWTX shareholders will receive in exchange for each share of KWTX stock each shareholder holds: cash and Gray class B common stock equal to the sum of (1) $74,680,000, (2) the amount by which the current assets and certain other assets of KWTX exceed its current liabilities and (3) 50% of the amount by which the current assets and certain other assets of Brazos exceed its current liabilities divided by (4) 1,550 (the number of outstanding shares of KWTX common stock). In general and subject to the election of Gray to pay all of the acquisition consideration in cash and the limitations discussed below, each holder will have the right to elect the percentage of the consideration to be received in cash and the percentage to be received in Gray class B common stock, provided that each KWTX shareholder must take at least 40% of the total consideration in stock.

     The Brazos acquisition agreement provides that the Brazos shareholders (other than KWTX) will receive in exchange for each share of Brazos stock each shareholder holds: cash and Gray class B common stock equal to the sum of (1) $22,820,000 and (2) 50% of the amount by which the current assets and certain other assets of Brazos exceed its current liabilities divided by (3) 250 (the number of outstanding shares of Brazos common stock not held by KWTX). In general and subject to the election of Gray to pay all of the acquisition consideration in cash and the limitations discussed below, each holder will have the right to elect the percentage of the consideration to be received in cash and the percentage to be received in Gray class B common stock, provided that each Brazos shareholder must take at least 40% of the total consideration in stock.

     The KWTX and Brazos acquisition agreements provide that the number of shares of Gray class B common stock to be issued as merger consideration will be determined by dividing the amount of the merger consideration to be paid in Gray class B common stock by its average closing price on The New York Stock Exchange for the 20 consecutive trading days immediately preceding the closing date, except that:

     - if the average price, as so determined, is less than $14 per share, Gray class B common stock will be valued at $14 per share, and if the average price is greater than $15 per share, Gray class B common stock will be valued at $15 per share;

     - notwithstanding the average per share price of Gray class B common stock during the 20 trading day period immediately preceding the closing date, if the price of Gray class B common stock on the day immediately preceding the closing date is less than $14 per share, the number of shares of Gray class B common stock to be issued will be increased, so that each shareholder of KWTX and Brazos will receive at least 40% of the consideration in Gray class B common stock, valued as of the trading day immediately preceding the closing date, and the remainder in cash; and

     - if (1) the average per share price of Gray class B common stock during the 20 trading day period immediately preceding the closing date is less than $10 or (2) the price per share on the day immediately preceding the closing date is less than $10, the acquisition agreements provide that Gray may extend the closing date to obtain its shareholders' approval of the issuance of such number of shares of Gray class B common stock as may be required under the agreements so that each of the KWTX and Brazos shareholders will receive at least 40% of the merger consideration in Gray class B common stock.

     If the average per share price of Gray class B common stock during the 20 trading day period immediately preceding the closing date of the KWTX and Brazos acquisitions or the price of Gray class B common stock on the closing date is less than $12 per share, Gray may pay all of the acquisition consideration for KWTX and Brazos in cash, in which event the total acquisition price will be reduced by $1,530,000 in the case of KWTX and $470,000 in the case of Brazos.

CONSIDERATION TO BE PAID BY GRAY IN THE KXII ACQUISITION (SEE PAGE 16)

     The KXII acquisition agreement provides that Gray will pay the sellers cash equal to the sum of (1) $41,500,000 and (2) the value of all accounts receivable, notes receivable and other monies due to KXII for sales and deliveries of goods, performance of services and other business transactions on the date of the acquisition, reduced by: (a) an amount equal to two percent of such value and (b) all reserves for doubtful accounts or similar reserves. Gray will also assume specified liabilities of KXII. At June 30, 1999, such liabilities were $259,000.

CONDITIONS TO THE OBLIGATION OF THE PARTIES TO COMPLETE THE ACQUISITIONS (SEE PAGE 17)

     The obligation of each party to complete the acquisitions depends upon the satisfaction or waiver of a number of conditions relating to the correctness of the representations and warranties of the parties, the absence of a material adverse change with respect to the parties, the receipt of customary opinions and closing documents, and the following material conditions:

     - the shares of Gray class B common stock issuable pursuant to the acquisition of KWTX and Brazos shall have been approved for listing on The New York Stock Exchange;

     - the shareholders of KWTX and Brazos shall have adopted the acquisition agreements;

     - consent of the Federal Communications Commission shall have been granted and become final, without the imposition of any condition adverse to any of the parties;

     - all applicable Hart-Scott-Rodino Antitrust Improvements Act waiting periods shall have expired or otherwise terminated;

     - there shall not be in effect any order of any court or administrative agency which restrains or prohibits the acquisitions;

     - there shall not be pending any action or proceeding by or before any court or administrative agency challenging any of the acquisitions; and

     - Gray's registration statement, of which this proxy statement/prospectus is a part, relating to the shares of Gray class B common stock to be issued to shareholders of KWTX and Brazos shall have become effective.

CONDITIONS TO THE OBLIGATION OF GRAY TO COMPLETE THE ACQUISITIONS (SEE PAGE 17)

     The obligation of Gray to complete the acquisitions also depends upon the satisfaction or waiver of the following material conditions:

     - receipt of environmental audits, satisfactory to Gray, of KWTX's, Brazos' and KXII's real property; and

     - receipt of policies of owner's or lessee's title insurance for the real properties to be acquired or leased by Gray.

CIRCUMSTANCES WHERE THE PARTIES CAN TERMINATE THE ACQUISITION AGREEMENTS (SEE PAGE 20)

     The acquisition agreements provide that they may be terminated and the acquisitions may be abandoned at any time before the acquisitions have been completed, even if all requisite shareholder approvals have been obtained, under the following circumstances:

     - by mutual written consent of the parties;

     - by any party if any material representation, warranty, covenant or agreement of another party to the acquisition agreement has been materially breached or is incorrect and such breach is not cured within 10 days of receiving written notice of such breach; or

     - if the closing date has not occurred by December 31, 1999, unless the assignment applications jointly filed by the parties are still pending before the FCC on that date, in which case the transactions may not be terminated until May 31, 2000, but after which date they may be terminated by any of the parties.

     If the acquisition agreements are terminated, the acquisition agreements provide that they will become void and there will be no liability on the part of any party, except that if termination occurs as a result of a breach or default by Gray, then each of KWTX, Brazos and KXII may retain as liquidated damages $1,000,000 of Gray's $3,000,000 deposit being held in escrow.

REGULATORY MATTERS (SEE PAGE 26)

     Under the Communications Act of 1934, the acquisitions may not be consummated until the FCC has approved the assignment of the FCC licenses of KWTX, Brazos and KXII to Gray. The FCC's approval has been obtained and has become final without the imposition of an adverse material condition.

     Under the Hart-Scott-Rodino Act, the acquisitions may not be consummated until notifications have been given and information has been furnished to the Federal Trade Commission and the Anti-Trust Division of the United States Department of Justice and specified waiting period requirements have expired. On July 23, 1999, Gray, KWTX and Brazos filed the required notification and report forms under the Hart-Scott-Rodino Act with the FTC and the Anti-Trust Division, and the applicable waiting period is scheduled to expire at midnight on August 22, 1999, unless earlier termination is granted. The FTC and the Anti-Trust Division have the authority to challenge the acquisitions on antitrust grounds before or after the acquisitions are completed.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITIONS (SEE PAGE 21)

     For federal income tax purposes, the KWTX and Brazos acquisitions have been structured as "reorganizations" under Section 368(a) of the Internal Revenue Code so that the KWTX and Brazos shareholders will not recognize any taxable income with respect to the Gray class B common stock that such shareholders will receive in the acquisitions. Such shareholders, however, will be subject to federal income tax on any gain realized to the extent the acquisition consideration is received in cash. If Gray elects to pay all of the acquisition consideration in cash in accordance with the terms of the acquisition agreements, the KWTX or Brazos shareholders, as the case may be, will be treated as having sold their KWTX stock or Brazos stock to Gray in a taxable sale in which gain or loss will be recognized.

GRAY'S ACCOUNTING TREATMENT OF THE ACQUISITIONS (SEE PAGE 26)

     Gray expects to account for the acquisitions of KWTX, Brazos, and KXII using the purchase method of accounting. Generally, under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their fair value.

MARKET PRICE INFORMATION

     Gray class B common stock is listed on The New York Stock Exchange. On April 13, 1999, the last trading day before the public announcement of the proposed acquisitions of KWTX, Brazos and KXII, the last reported sales price per share of Gray class B common stock was $13 9/16. On August 13, 1999, the last trading day before the date of this proxy statement/prospectus, the last reported sales price per share of Gray class B common stock was $14 3/16. Since the securities of KWTX, Brazos and KXII are not publicly traded, they have no readily ascertainable market value.

UNAUDITED COMPARATIVE PER SHARE DATA

     The following summary presents per share information for Gray, KWTX and Brazos on an historical, pro forma combined and pro forma diluted equivalent basis for the periods and as of the dates indicated below. The pro forma information gives effect to the acquisitions using the purchase method of accounting. This information should be read in conjunction with the companies' historical financial statements and related notes and pro forma condensed combined financial data included elsewhere or incorporated by reference in this proxy statement/prospectus. The pro forma information should not be relied upon as being indicative of the historical results that the companies would have had if the acquisitions had occurred before such periods or the future results that the companies will experience after the acquisitions.

     The pro forma combined income (loss) per diluted share has been computed based on the diluted number of outstanding shares of Gray, adjusted for the Gray class B common stock to be issued in the acquisitions of KWTX and Brazos. The merger equivalent income (loss) per share of KWTX and Brazos is based on the number of shares of Gray class B common stock into which each share of KWTX and Brazos common stock will be converted in the mergers as follows, KWTX: 1,558 shares; and Brazos: 3,024 shares.

     The pro forma merger equivalent dividends per common share of KWTX and Brazos are based on the historical dividends per common share of Gray multiplied by the number of shares of Gray class B common stock into which each share of KWTX and Brazos common stock will be converted in the acquisitions, as follows, KWTX: 1,558 shares; and Brazos: 3,024 shares.

     The pro forma combined book value per share is based upon the pro forma combined equity of Gray, less the liquidation preference of Gray preferred stock, divided by the pro forma number of outstanding shares of Gray class A common stock and class B common stock as of June 30, 1999. The merger equivalent book value per share of KWTX and Brazos is based on the number of shares of Gray class B common stock into which each share of KWTX and Brazos common stock will be converted in the acquisitions, as follows, KWTX: 1,558 shares; and Brazos:
3,024 shares.

     The summary assumes that the shares of Gray class B common stock to be issued will have a value of $14.125 per share, the closing price of the Gray class B common stock on June 30, 1999, and that the shareholders of KWTX and Brazos, as a group, will elect to receive 40% of their consideration in Gray class B common stock and the remainder in cash.

                                                                        SIX MONTHS
                                                      YEAR ENDED           ENDED
                                                   DECEMBER 31, 1998   JUNE 30, 1999
                                                   -----------------   -------------
STATEMENT OF OPERATIONS DATA:
Income (loss) per weighted average diluted share:
  Gray...........................................      $    3.25         $   (0.26)
  KWTX...........................................       2,142.41            940.34
  Brazos.........................................       4,032.99          1,689.35
  Gray pro forma combined........................           2.13             (0.34)
  KWTX merger equivalent.........................       3,322.57           (523.61)
  Brazos merger equivalent.......................       6,450.96         (1,016.62)
Dividends per common share:
  Gray...........................................      $    0.06         $    0.04
  KWTX...........................................       1,000.00          1,400.00
  Brazos.........................................       2,000.00          3,000.00
  Gray pro forma combined........................           0.06              0.04
  KWTX merger equivalent.........................          93.46             62.32
  Brazos merger equivalent.......................         181.45            120.96

                                                                  AS OF
                                                              JUNE 30, 1999
                                                              -------------
BALANCE SHEET DATA:
Net book value per share:
  Gray......................................................   $     9.16
  KWTX......................................................    10,700.38
  Brazos....................................................    17,881.62
  Gray pro forma combined...................................        10.20
  KWTX merger equivalent....................................    15,883.99
  Brazos merger equivalent..................................    30,839.64

                                  RISK FACTORS

     In addition to the other information contained in this proxy statement/prospectus, shareholders should consider the following risk factors before they decide whether or not to vote in favor of the proposals described in this proxy statement/prospectus.

RISKS RELATING TO GRAY'S CURRENT BUSINESSES

     Gray's Leverage May Adversely Affect its Cash Flow, its Ability to Obtain Financing and React to Changes in its Industries. Gray has substantial indebtedness and, upon the completion of the acquisitions, Gray's indebtedness will increase materially. If the average per share price of Gray class B common stock during the 20 day trading period immediately preceding the closing date is below $12 per share, the acquisition agreements provide that Gray may elect to pay all of the acquisition consideration for KWTX and Brazos in cash, in which case, Gray's indebtedness would significantly increase further. Gray may incur substantial indebtedness in the future, including acquisition-related indebtedness. The degree to which Gray will be leveraged may have important consequences to holders of Gray stock, including the following:

     - Gray's ability to obtain financing in the future for working capital, capital expenditures and general corporate purposes may be impaired;

     - a substantial portion of Gray's cash flow must be dedicated to the payment of principal and interest on its indebtedness and to the payment of dividends on its preferred stock; and

     - a high degree of leverage may limit Gray's ability to react to changes in the broadcast television, publishing and paging industries, making it more vulnerable to economic downturns and limiting its ability to withstand competitive pressures.

     Implementation of Digital Television Service May Adversely Affect Gray's Television Operations. The FCC has adopted rules and regulations, which require television stations to implement digital television service (including high definition) in the United States. Conversion to digital television service may reduce the geographic reach of Gray's television stations or result in increased interference with, in either case, a corresponding loss of population coverage. In addition, implementation of digital television service will impose significant additional costs on Gray's television stations, primarily due to the capital costs associated with the construction of digital television facilities and increased operating costs both during and after the transition to digital television service. Gray's television stations are required to begin broadcasting on their digital channels in addition to their analog channels in 2002.

     Gray's Business May Be Affected by Adverse Regional and Local Business Conditions and Cyclical and Seasonal Fluctuations. Gray's television and newspaper businesses are affected by prevailing economic conditions. Since Gray relies on sales of advertising at its television stations and in its publications for substantially all of its revenues, Gray's operating results are sensitive to general economic conditions and regional conditions in each of the local markets served by its television stations and publications. In addition, most of Gray's stations and publications are located in the Southeast. As a result, Gray's results of operations may be adversely affected by recessionary economic conditions in the Southeast, nationally and, due to the substantial portion of revenues derived from local advertisers, the local economies in areas served by its television stations and publications.

     Gray's results usually are subject to seasonal fluctuations, which result in fourth quarter broadcast operating income being greater usually than first, second and third quarter broadcast operating income. This seasonality is primarily attributable to increased expenditures by advertisers in anticipation of holiday season spending and an increase in viewership during this period. In addition, revenues from political advertising tend to be higher in even numbered years.

     Gray's Business Depends in Large Part on the Success of Its Network Affiliations. All of Gray's television stations are affiliated with national networks. The television viewership levels for each of Gray's stations are dependent upon programming provided by the network with which each station is affiliated. Gray currently operates seven CBS affiliated stations and three NBC affiliated stations, and KWTX, Brazos and KXII operate CBS affiliated stations. The concentration of CBS affiliates makes Gray sensitive to adverse changes in its business relationship with, and the general success of, CBS.

     Expiration of Network Affiliation Agreements. The network affiliation agreements for all of Gray's stations expire over the next several years. Gray may not be able to enter into new affiliation agreements that provide Gray with as much compensation from the networks as the present agreements.

     Governmental Regulation Could Restrict, Suspend or Terminate Gray's Ability to Operate a Television Station. The operation of television stations is subject to regulation by the FCC, which has the power to suspend, or refuse to renew, television stations' licenses. The failure of the FCC to renew Gray's licenses would have a material adverse effect upon Gray and therefore would materially adversely affect an investment in Gray.

     Gray's Businesses Are Very Competitive. The businesses engaged in by Gray are highly competitive. Competitors include companies with considerably greater financial, technical and marketing resources.

     Technological innovation and the resulting proliferation of programming alternatives, such as the Internet, cable television, wireless cable, in home satellite-to-home distribution services, pay-per-view and home video and entertainment systems have fractionalized television viewing audiences and have subjected free over-the-air television broadcast stations to new types of competition.

RISKS RELATING TO KWTX, BRAZOS, KXII AND THE ACQUISITIONS

     Adverse Regional and Local Business Conditions May Affect the Operations of KWTX, Brazos and KXII. The operations of KWTX, Brazos, and KXII are subject to regional and local business conditions. All three of these stations operate in Texas and KWTX and KBTX operate in the same market. Since the three stations rely on sales of advertising time for substantially all of their revenue, their operating results may be adversely effected by recessionary economic conditions primarily in Texas, nationally and, due to the substantial portion of revenues from local advertisers, the local economies in the areas served by KWTX, Brazos or KXII.

     Acquisition Agreements Provide for the Issuance of a Currently Unquantifiable Number of Shares of Class B Common Stock. The acquisition agreements for KWTX and Brazos provide that the number of shares of Gray class B common stock to be issued will be based upon the market price of the Gray class B common stock: (1) during the 20 trading days immediately preceding the closing date of the acquisitions and (2) on the trading day immediately preceding the closing date. The acquisition agreements also provide that shareholders of KWTX and Brazos may elect to receive all of the consideration in Gray class B common stock and that the amount of consideration to be paid by Gray will be increased by a portion of working capital amounts at KWTX and Brazos immediately prior to the closings. Accordingly, when voting to approve the issuance of shares of Gray class B common stock in these acquisitions, Gray shareholders will not know the exact number of shares of Gray class B common stock that ultimately may be issued. The pro forma financial statements contained in this proxy statement/prospectus are based upon assumptions concerning the number of shares of Gray class B common stock to be issued in the acquisitions, which assumptions may not prove to be accurate.

     If Gray Cannot Successfully Integrate KWTX, Brazos and KXII, Gray's Business and the Combined Business Could Be Adversely Affected. To combine Gray, KWTX, Brazos, and KXII, Gray will need to integrate and coordinate the management and administrative functions, and sales, marketing and development efforts of each company. Combining these companies will present a number of challenges, including integrating the management of these companies who may have different approaches to sales and service, and the integration of a number of geographically separated facilities. In addition, Gray's management will be occupied with integrating these companies' operations following the acquisitions and this may temporarily distract management from day-to-day business. If Gray cannot successfully integrate these companies, Gray's business and the results of operations of the combined businesses could be adversely affected.

     The Combined Company Will Depend on Senior Management Who May Not Continue to Work for the Combined Company. The success of the combined company depends to a significant extent on the efforts of the senior management of the combined company. As a result, if any of these individuals were to leave, the combined company could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successors gain the necessary experience.

                            THE SHAREHOLDERS MEETING

     This proxy statement/prospectus is being furnished to the holders of Gray class A common stock and class B common stock in connection with the solicitation of proxies by the Gray board of directors for use at the annual meeting of shareholders to be held at 9:30 a.m., local time, on September 23, 1999, at The Peachtree Insurance Center, The Executive Board Room, 5th Floor, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, or any adjournment or postponement thereof.

     This proxy statement/prospectus is first being mailed to Gray shareholders on or about August 23, 1999.

PURPOSE OF THE MEETING

     The meeting has been called to consider and vote upon:

     - a proposal to approve the issuance of shares of Gray class B common stock in connection with certain proposed acquisitions;

     - the election of directors;

     - a proposal to amend the 1992 Long Term Incentive Plan to increase by 1,000,000 shares the number of shares of Gray class B common stock issuable thereunder;

     - a proposal to confirm the appointment of Ernst & Young LLP as the independent auditors; and

     - the transaction of such other business as may properly come before the meeting.

REQUIRED VOTES

     Approval of the issuance of shares of Gray class B common stock in connection with the proposed acquisitions, the amendment of the 1992 Long Term Incentive Plan and the confirmation of Ernst & Young LLP as the independent auditors requires the affirmative vote of the holders of a majority of the votes represented by the shares of Gray class A common stock and class B common stock, voting together as a single class, present in person or represented by proxy at the meeting and entitled to vote on the proposal. Election of directors requires a plurality of votes cast by holders of shares of Gray class A common stock and class B common stock, voting together as a single class.

RECORD DATE AND VOTING RIGHTS

     The Gray board of directors has fixed the close of business on August 13, 1999 as the record date for determining holders of Gray class A common stock and class B common stock entitled to notice of, and to vote at, the meeting. Only holders of record of Gray class A common stock and class B common stock on that date will be entitled to notice of, and to vote at, the meeting. On the record date, 6,832,042 shares of Gray class A common stock and 5,147,522 shares of class B common stock were outstanding and entitled to vote. Each record holder of Gray class A common stock on the record date is entitled to cast 10 votes per share and each record holder of Gray class B common stock on the record date is entitled to cast one vote per share, in each case, exercisable in person, telephonically, by Internet or by properly executed proxy, on each matter properly submitted for the vote of the shareholders at the meeting.

     The presence, in person or by properly executed proxy, of the holders of a majority of the votes represented by the outstanding Gray class A common stock and class B common stock entitled to vote at the meeting is necessary to constitute a quorum and transact business at the meeting. Abstentions will be counted for purposes of determining a quorum, but will have the effect of a vote against the matters being voted upon. If a broker holding shares in street name returns an executed proxy that indicates that the broker does not have discretionary authority to vote certain shares on one or more matters, those shares will count towards determining a quorum, but will have the effect of a vote against the matters being voted upon.

     On August 9, 1999, Gray's directors, executive officers and affiliates of these directors and executive officers, beneficially owned in the aggregate 4,937,864 shares of Gray class A common stock and 439,750 shares of class B common stock, or approximately 57.8% of the votes represented by all outstanding shares of Gray class A common stock and class B common stock. Except for shareholders identified under "Proposal 2: Election of Directors -- Share Ownership," to the knowledge of Gray, no other person beneficially owned more than five percent of the outstanding shares of Gray class A common stock or class B common stock as on August 9, 1999.

VOTING AND REVOCATION OF PROXIES

     All shares of Gray class A common stock and class B common stock that are entitled to vote and are represented at the meeting by valid proxies, and not duly and timely revoked, will be voted at the meeting in accordance with the instructions indicated on the proxies. If no instructions are indicated, the proxies will be voted "FOR" approval of the issuance of shares of Gray class B common stock in the acquisitions, the election of the directors specified in this proxy statement/prospectus, the amendment of the 1992 Long Term Incentive Plan and the confirmation of Ernst & Young LLP as the independent auditors of Gray. If any other matters are properly presented for consideration at the meeting, including consideration of a motion to adjourn or postpone the meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their best judgment.

     A Gray shareholder may revoke his or her proxy at any time before its use by delivering to the Secretary of Gray, a signed notice of revocation or a later, dated, signed proxy or by attending the meeting and voting in person. Attendance at the meeting will not, in itself, constitute the revocation of a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be sent to: Gray Communications Systems, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Corporate Secretary.

     The cost of solicitation of proxies will be paid by Gray. In addition to solicitation by mail, proxies may be solicited in person by directors, officers and employees of Gray, without additional compensation, and by telephone, telegram, facsimile or similar method. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners. Gray will, upon request, reimburse them for their reasonable expenses in doing so.

               PROPOSAL 1: APPROVAL OF THE ISSUANCE OF SHARES OF
                    CLASS B COMMON STOCK IN THE ACQUISITIONS

RECOMMENDATION OF THE GRAY BOARD OF DIRECTORS AND REASONS FOR THE RECOMMENDATION

     At its meeting held on April 29, 1999, the Gray board of directors, approved the acquisitions, declared advisable the issuance of shares of Gray class B common stock in the acquisitions and determined that the terms of the issuance of such shares were fair to and in the best interests of the shareholders. Therefore, the Gray board recommends that its shareholders vote in favor of the proposal to approve the issuance of such shares.

     In reaching its decision to approve the acquisitions and the issuance of shares of Gray class B common stock, the Gray board considered the following material factors:

     - the acquisitions will create a stronger company and will diversify the geographic range of Gray's television stations;

     - the acquisitions provide Gray access to additional operating cash flow for the purposes of funding debt service, as well as future acquisitions and investments;

     - the terms of the acquisition agreements;

     - the demographic characteristics and competitive dynamics of the markets served by KWTX, Brazos and KXII; and

     - the strong management teams and local news operations of KWTX, Brazos and KXII.

     The foregoing discussion of the factors considered by the Gray board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the acquisitions, the Gray board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Gray board may have given different weight to different factors.

REASONS OF KWTX, BRAZOS AND KXII FOR RECOMMENDING THE ACQUISITIONS

     At their meeting held on April 13, 1999, the KWTX, Brazos and KXII (which was then organized as a Texas corporation) boards of directors approved and declared advisable the acquisition agreements with Gray and determined that the terms of the acquisitions were fair to and in the best interests of their respective shareholders.

     In evaluating the acquisitions, the boards of KWTX, Brazos and KXII considered the following material factors:

     - the significant experience of Gray's management in operating television stations;

     - current industry, economic and market conditions, including, in particular, the recent consolidation trend in the broadcast industry;

     - the terms of the acquisition agreements;

     - the tax-free nature of the shares of Gray class B common stock to be received in the KWTX and Brazos acquisitions;

     - a significant portion of the consideration to be received by shareholders of KWTX and Brazos and all of the consideration to be received by shareholders of KXII will be in cash;

     - the non-cash consideration to be received by shareholders of KWTX and Brazos will consist of Gray class B common stock, which trades on The New York Stock Exchange, thereby resulting in greater liquidity for such shareholders;

     - the current and historical trading prices and values of the Gray class B common stock; and

     - the expressed desire of the shareholders of KWTX, Brazos and KXII to sell the companies.

     The foregoing discussion of the factors considered by the KWTX, Brazos and KXII boards is not intended to be exhaustive. In view of the variety of factors considered in connection with their respective evaluation of the acquisitions, the KWTX, Brazos and KXII boards did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective determinations. In addition, individual members of the KWTX, Brazos and KXII boards may have given different weight to different factors.

BACKGROUND OF THE ACQUISITIONS

     In 1998, the shareholders of KWTX, Brazos and KXII indicated that in light of the potential costs involved in converting the television stations to digital format, they would be interested in exploring strategic alternatives for the companies. Milford N. Bostick, Chairman of each of KWTX, Brazos and KXII and Ray
M. Deaver, President of each of KWTX, Brazos and KXII, engaged in preliminary discussions with several potential acquisition candidates. Ultimately, the boards of directors of KWTX, Brazos and KXII did not reach an agreement with any of these candidates.

     Hilton H. Howell, Jr., a director of Gray and a shareholder of KWTX, was generally aware that the owners of each of KWTX, Brazos and KXII were interested in pursuing possible business combination transactions with respect to these businesses, including mergers or the sale of substantially all of the assets of these businesses. In his capacity as a shareholder of KWTX, Mr. Howell was also aware that previous attempts by KWTX, Brazos and KXII to effect such transactions had been unsuccessful. In January 1999, Mr. Howell informed J. Mack Robinson, Gray's President, and Robert S. Prather, Jr., Gray's Executive Vice President -- Acquisitions, that he believed that senior management of each of KWTX, Brazos and KXII would be receptive to an acquisition proposal by Gray.

     During February 1999, in telephone calls between Messrs. Robinson and Prather, on behalf of Gray, and Mr. Bostick, the potential acquisitions of KWTX, Brazos and KXII were explored. These telephone discussions led to exchanges of information over the next several weeks. On February 24, 1999, Messrs. Robinson, Prather and Howell met with Messrs. Bostick and Deaver. At this meeting, general terms of the potential acquisitions were discussed. Subsequent to this meeting, the parties continued to exchange information and to negotiate the terms of the acquisitions. On March 19, 1999 representatives of Gray also met with representatives of a principal shareholder of KWTX to discuss general terms of the acquisitions and related matters.

     At its regularly scheduled meeting on February 25, 1999, the Gray board of directors approved in principle the acquisitions of KWTX, Brazos and KXII. Because Gray will pay a fee to Bull Run for advisory services in connection with the acquisitions, Mr. Robinson (Chairman of the Board of Bull Run), Harriett J. Robinson (Mr. Robinson's wife), Mr. Prather (President of Bull Run) and Mr. Howell (Vice President and Secretary of Bull Run and a shareholder of KWTX), abstained from voting on the proposal relating to the acquisitions. On April 13, 1999, the boards of directors of KWTX, Brazos and KXII (which was then organized as a Texas corporation) met and approved the acquisitions. At these meetings, the respective shareholders of KWTX and Brazos were invited to observe, for information purposes only, the board of directors meetings. The shareholders who attended the meetings were not solicited for any vote, nor did they vote, upon the proposed transactions. Mr. Prather attended a portion of the meetings to answer any questions regarding the business of Gray.

     The definitive agreements for KWTX and Brazos were completed and signed on April 13, 1999. The parties to the KXII acquisition agreement entered into an enabling agreement, whereby each agreed to execute the definitive asset purchase agreement as soon as practicable. The definitive agreement for KXII was signed on April 26, 1999. The definitive agreements, as executed, were ratified by the Gray board of directors on April 29, 1999. Mr. and Mrs. Robinson and Messrs. Prather and Howell also abstained from this vote.

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITIONS

     In considering the recommendation of the Gray board of directors with respect to the acquisitions, shareholders of Gray should be aware that certain persons may have direct and indirect interests in the acquisitions separate from the shareholders of Gray, including those interests discussed below.

     It is anticipated that Ray M. Deaver, the President of each of KWTX, Brazos and KXII will enter into an employment agreement with Gray, which will become effective upon the consummation of the acquisitions. It is anticipated that this employment agreement will provide for Mr. Deaver's employment as Regional Vice President -- Texas of Gray at an annual salary of not less than $230,000 with a bonus of $125,000 for each year during his employment by Gray that KWTX, Brazos and KXII reach the annual budget set by Gray for the three stations. In addition, it is expected that the employment agreement will provide that Mr. Deaver will receive a bonus equal to 10% of the amount by which the net operating profit of those three stations, on an aggregate basis, exceeds the annual budget set by Gray. It is also anticipated that Gray will grant Mr. Deaver a stock option to purchase 15,000 shares of Gray class B common stock under Gray's 1992 Long Term Incentive Plan at an exercise price equal to the fair market value of the Gray class B common stock on the date of grant and that one-third of this option will vest on each anniversary of the date of grant.

     For advisory services rendered by Bull Run to Gray in connection with the proposed acquisitions of KWTX, Brazos and KXII, Gray paid Bull Run $400,000 on May 19, 1999, $800,000 on August 11, 1999 and will pay Bull Run an additional $190,000 upon the consummation of these acquisitions. For additional information regarding related transactions with Bull Run, see pages 97 and 99.

     Hilton H. Howell, Jr., a director of Gray, owns approximately 1.04% of the issued and outstanding capital stock of KWTX. In addition, members of Mr. Howell's family own approximately 13.21% of the issued and outstanding capital stock of KWTX.

THE ACQUISITION AGREEMENTS

     Set forth below is a summary of the material terms and provisions of the acquisition agreements. A copy of the acquisition agreements are attached as Appendices A, B and C to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference. Gray shareholders are urged to read the acquisition agreements in their entirety for a more complete description of the acquisitions.

     The Acquisitions. Immediately after the approval by Gray shareholders of the issuance of shares of Gray class B common stock in accordance with the acquisition agreements, on the terms and subject to the conditions of the acquisition agreements and subject to the right of Gray to pay all cash under certain circumstances, (1) KWTX and Brazos will merge into a wholly owned subsidiary of Gray and (2) a wholly owned subsidiary of Gray will purchase all of the assets of KXII. As a result of the acquisitions, KWTX and Brazos will become a wholly owned subsidiary of Gray and a wholly owned subsidiary of Gray will own all of the assets of KXII. In the acquisitions, KWTX and Brazos shareholders will receive a combination of cash and shares of Gray class B common stock in exchange for their shares, while the sellers of KXII will receive solely cash. If Gray elects to pay all of the acquisition consideration in cash, in accordance with the terms of the acquisition agreements, then wholly owned subsidiaries of Gray will merge into KWTX and Brazos and KWTX and Brazos will become wholly owned subsidiaries of Gray.

     Effective Time. The KWTX and Brazos acquisitions will become effective upon the filing of articles of merger with the Secretaries of State of the States of Georgia and Texas. These filings are anticipated to take place as soon as practicable after (1) the receipt of Gray, KWTX and Brazos shareholder approvals and all required regulatory approvals and (2) the satisfaction or waiver of the other conditions to the acquisitions. The KXII acquisition will occur when all of the assets of KXII are transferred to Gray's subsidiary. It is currently anticipated that the effective time of the acquisitions will occur as soon as practicable after the annual meeting of Gray shareholders.

     Consideration to be paid by Gray. If the acquisitions of KWTX, Brazos and KXII are completed:

     - KWTX shareholders will receive in exchange for each share of KWTX stock each shareholder holds: cash and Gray class B common stock (or under certain circumstances described below, all cash) equal to the sum of (1) $74,680,000, (2) the amount by which the current assets and certain other assets of KWTX exceed its current liabilities and (3) 50% of the amount by which the current assets and certain other assets of Brazos exceed its current liabilities divided by (4) 1,550 (the number of outstanding shares of KWTX common stock). In general and subject to the election of Gray to pay all of the acquisition consideration in cash and certain limitations discussed below, each holder will have the right to elect the percentage of the consideration to be received in cash and the percentage to be received in Gray class B common stock, provided that each KWTX shareholder must take at least 40% of the total consideration in stock.

     - Brazos shareholders (other than KWTX) will receive in exchange for each share of Brazos stock each shareholder holds: cash and Gray class B common stock (or under certain circumstances described below, all cash) equal to the sum of (1) $22,820,000 and (2) 50% of the amount by which the current assets and certain other assets of Brazos exceed its current liabilities divided by (3) 250 (the number of outstanding shares of Brazos common stock not held by KWTX). In general and subject to the election of Gray to pay all of the acquisition consideration in cash and certain limitations discussed below, each holder will have the right to elect the percentage of the consideration to be received in cash and the percentage to be received in Gray class B common stock, provided that each Brazos shareholder must take at least 40% of the total consideration in stock.

     - Gray will pay the sellers of KXII cash equal to the sum of (1) $41,500,000 and (2) the value of all accounts receivable, notes receivable and other monies due to KXII for sales and deliveries of goods, performance of services and other business transactions on the date of the acquisition, reduced by: (a) an amount equal to two percent of such value and (b) all reserves for doubtful accounts or similar reserves. Gray will also assume specified liabilities of KXII. At June 30, 1999, such liabilities were approximately $259,000.

     Valuation of Gray Class B Common Stock and Limitations on Elections. The KWTX and Brazos acquisition agreements provide that the number of shares of Gray class B common stock to be issued as merger consideration will be determined by dividing the merger consideration to be paid in Gray class B common stock by its average closing price on The New York Stock Exchange for the 20 consecutive trading days immediately preceding the closing date, except that:

     - if the average price, as so determined, is less than $14 per share, Gray class B common stock will be valued at $14 per share, and if the average price is greater than $15 per share, Gray class B common stock will be valued at $15 per share;

     - notwithstanding the average per share price of Gray class B common stock during the 20 trading day period immediately preceding the closing, if the price of Gray class B common stock on the day immediately preceding the closing date is less than $14 per share, the number of shares of Gray class B common stock to be issued will be increased, so that each shareholder of KWTX and Brazos will receive at least 40% of the consideration in Gray class B common stock, valued as of the trading day immediately preceding the closing date, and the remainder in cash; and

     - if (1) the average per share price of Gray class B common stock during the 20 trading day period immediately preceding the closing is less than $10 or (2) the closing price per share on the day immediately preceding the closing date is less than $10, the acquisition agreements provide that Gray may extend the closing date to obtain its shareholders' approval of the issuance of such number of shares of class B common stock as may be required under the agreements so that each of the KWTX and Brazos shareholders receive at least 40% of the merger consideration in Gray class B common stock.

     Gray Election to Pay Cash Only. If the average per share price of Gray class B common stock during the 20 trading day period immediately preceding the closing date of the KWTX or Brazos acquisitions or the price of Gray class B common stock on the closing date is less than $12 per share, Gray may pay all of the acquisition consideration for KWTX and Brazos in cash, in which event the total acquisition price will be reduced by $1,530,000 in the case of KWTX and $470,000 in the case of Brazos.

     No Fractional Shares. No fractional shares of Gray class B common stock will be issued to holders of KWTX or Brazos stock. Instead, the shareholders otherwise entitled to a fractional share of Gray class B common stock will receive the cash value of the fractional share.

     Officers and Directors. The acquisition agreements provide that the officers and directors of the wholly owned subsidiaries of Gray immediately prior to the acquisitions, together with such additional persons as may be elected, will serve as the officers and directors of the surviving corporation (in the case of the mergers of KWTX and Brazos) or Gray's subsidiary which is purchasing assets (in the case of KXII).

     Conditions to the Acquisitions. The closing of the acquisitions of KWTX and Brazos are mutually dependent, so that if both acquisitions are not consummated, neither may be consummated. The closing of the acquisition of KXII is dependent on the consummation of the acquisitions of KWTX and Brazos. Under the acquisition agreements, the respective obligations of each party to effect the acquisitions are subject to the satisfaction or waiver of the following material conditions:

     - the representations and warranties of the parties in the acquisition agreements shall be true and correct as of the closing date in all material respects and the parties shall have performed in all material respects their obligations required to be performed by them under the acquisition agreements;

     - the receipt of FCC approval;

     - no stop order suspending the effectiveness of the registration statement, of which this proxy statement/prospectus is a part, shall have been issued by the Securities and Exchange Commission and no proceedings for that purpose, and no similar proceeding in respect of this proxy statement/prospectus, shall have been initiated or threatened by the Securities and Exchange Commission;

     - the shareholders of Gray, KWTX and Brazos shall have approved the acquisitions;

     - no temporary restraining order, injunction or other order, binding legal restraint or prohibition preventing the consummation of the acquisitions shall be in effect;

     - legal opinions with respect to certain aspects of the acquisitions shall have been received;

     - the shares of Gray class B common stock issuable pursuant to the acquisition agreements shall have been approved for listing on The New York Stock Exchange; and

     - all applicable waiting periods relating to the Hart-Scott-Rodino Act shall have expired or otherwise terminated.

     The obligations of each of KWTX and Brazos to complete the acquisitions are also subject to the following material conditions:

     - a legal opinion with respect to certain tax consequences of the acquisitions shall have been delivered to KWTX and Brazos; and

     - certain principal shareholders of Gray shall have agreed to vote their shares in favor of the acquisition.

     The obligations of Gray to complete the acquisitions are also subject to the following material conditions:

     - each director, officer or 5% shareholder of KWTX and Brazos shall have agreed to vote his shares in favor of the acquisition;

     - written results of an environmental audit of KWTX's and Brazos's real property acceptable to Gray shall have been received by Gray; and

     - standard form policies of owner's or lessee's title insurance, insuring the applicable party's title as owner or as lessee, shall have been received by Gray.

     Representations and Warranties. The acquisition agreements contain various customary representations and warranties of the parties, including representations and warranties made by each of the parties with respect to its:

     - organization, standing and power;

     - capital structure;

     - financial statements;

     - authority relative to the acquisition agreement;

     - certificate of incorporation and bylaws;

     - absence of litigation;

     - compliance with law and permits;

     - employee benefit plans;

     - consents and approvals; and

     - absence of brokers.

     In addition, each of KWTX, Brazos and KXII made representations and warranties with respect to its:

     - subsidiaries;

     - contracts and commitments;

     - real property;

     - environmental, health and safety matters;

     - personnel information;

     - certain business practices and potential conflicts of interest;

     - labor relations;

     - FCC licenses;

     - title to and condition of assets;

     - intellectual property;

     - insurance; and

     - taxes.

     In addition, Gray made a representation and warranty with respect to the accuracy and completeness of its filings with the Securities and Exchange Commission.

     Covenants. The acquisition agreements contain several covenants concerning the conduct of the parties including the following material covenants relating to:

     - agreement by KWTX, Brazos and KXII not to solicit, or take any other action to facilitate, any proposal or offer from any person for the acquisition of KWTX and Brazos or KXII or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, KWTX, Brazos or KXII;

     - meetings of the shareholders of Gray, KWTX and Brazos to approve the acquisitions;

     - recommendation of the respective boards of directors of Gray, KWTX and Brazos to their shareholders to vote in favor of the acquisitions;

     - confidentiality of information obtained in connection with the proposed acquisitions;

     - access to information;

     - coordination and cooperation with respect to meetings of shareholders;

     - preparing and filing disclosure documents and a registration statement of which this proxy statement/prospectus is a part;

     - actions and filings with governmental bodies, agencies, officials or other authorities and third parties;

     - public announcements; and

     - government authorizations.

     Further Action. The acquisition agreements provide that each of the parties to the acquisition agreements will in good faith use all commercially reasonable efforts to take all actions and to do all other things necessary, proper or advisable to:

     - consummate and make effective as promptly as practicable the transactions contemplated by the acquisition agreements;

     - obtain in a timely manner all necessary waivers, consents and approvals;

     - effect all necessary registrations and filings; and

     - otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under the acquisition agreements.

     Termination. The acquisition agreements provide that they may be terminated and the acquisitions may be abandoned at any time before the effective time of the acquisitions, even if all requisite shareholder approvals have been obtained, under the following circumstances:

     - by mutual consent of the parties;

     - by any party, if any material representation, warranty, covenant or agreement of another party shall have been incorrect or breached and shall not have been cured or otherwise resolved to the reasonable satisfaction of the other party on or before the closing date; provided, however, that prior to such termination the party in default shall be given written notice by the other party, and shall have 10 days in which to cure such default;

     - by any party, if the acquisitions have not occurred by December 31, 1999, unless the assignment applications jointly filed by the parties are still pending before the FCC on that date, in which case the acquisition agreements shall not be terminated until May 31, 2000, but after which, any party may terminate the acquisition agreements; and

     - by KWTX or Brazos, if Gray fails to obtain shareholder approval of the issuance of the Gray class B common stock in the acquisitions within 40 days after the registration statement, of which this proxy statement/prospectus is a part, has been declared effective by the SEC.

     If the acquisition agreements are terminated, the acquisition agreements provide that they will become void and there will be no liability on the part of any party except:

     - if the termination occurs as a result of a breach or default by any of KWTX, Brazos or KXII then Gray shall be entitled to seek specific performance of any of KWTX's, Brazos' or KXII's obligation to effect the acquisition in accordance with the provisions of the acquisition agreements; and

     - if the termination occurs as a result of a breach or default by Gray, then each of KWTX, Brazos and KXII may retain as liquidated damages $1,000,000 of Gray's $3,000,000 deposit being held in escrow.

     Fees and Expenses. Whether or not the acquisitions are consummated, each party will pay its own costs and expenses in connection with preparing, entering into and carrying out the acquisition agreements and related transactions, except that Gray, KWTX, Brazos and KXII shall share equally in the payment of FCC and Hart-Scott-Rodino Act filing fees, and the fees of any certified public accountants used in connection with the determination of the net working capital of KWTX and Brazos.

     Indemnification. Under the acquisition agreements, the shareholders of KWTX and Brazos and the sellers of the assets of KXII agreed to indemnify Gray against any damages arising from breaches of the representations, warranties, agreements and covenants of KWTX, Brazos and the sellers of the assets of KXII, as the case may be, provided that these parties' indemnification liabilities may not exceed $750,000 (in the case of KWTX), $250,000 (in the case of Brazos), and $300,000 (in the case of KXII). A total of $1,300,000 will be escrowed at the closings of the acquisitions to support these indemnification provisions. One-half of this amount will be released one year after the closings, subject to any claims pending at that time. Four years after the closing dates of the acquisitions, any escrowed funds not distributed or reserved for distribution to satisfy these indemnification obligations will be distributed among the former shareholders of KWTX and Brazos and the sellers of the assets of KXII. The acquisition agreements also provide for indemnification by Gray for four years for breaches by Gray of its representations, warranties, covenants and agreements, subject to the same monetary limitations, although Gray will not escrow any funds to support these indemnification obligations.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax consequences of the KWTX and Brazos acquisitions. The discussion is not exhaustive as to all possible tax considerations and does not include a discussion of any state, local or foreign tax considerations. In addition, the discussion is intended to address only those federal income tax considerations that are generally applicable to U.S. shareholders of Gray, KWTX and Brazos and does not discuss all of the aspects of federal income taxation that may be relevant to shareholders, including insurance companies, tax-exempt entities, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States who are subject to special treatment under the federal income tax laws.

     The following discussion assumes that the KWTX and Brazos shareholders hold their respective shares of KWTX or Brazos stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. It is based upon current provisions of the Internal Revenue Code and its legislative history, existing, temporary and currently proposed Treasury Regulations, existing administrative rulings and practices of the Internal Revenue Service and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of this discussion, possibly on a retroactive basis. In addition, no rulings from the IRS with respect to the tax consequences of the acquisitions will be sought. Accordingly, no assurance can be given that the statements set forth in this discussion will not be challenged by the IRS and sustained by the courts if so challenged.

     This discussion is not intended as a substitute for careful tax planning. Each KWTX and Brazos shareholder is urged to consult his own tax advisor regarding the specific tax consequences of the acquisitions, including the federal, state, local and foreign tax consequences that may be applicable to such shareholder.

     Unless Gray elects to pay all of the acquisition consideration for KWTX or Brazos in cash, each of these acquisitions should qualify as a reorganization under Section 368(a) of the Internal Revenue Code, and consummation of each of these acquisitions is conditioned upon the receipt by the parties of an opinion from King & Spalding, tax counsel to Gray, substantially to the effect that each of the acquisitions should constitute a reorganization under Section 368(a) of the Internal Revenue Code.

     If the KWTX and Brazos acquisitions constitute "reorganizations" under
Section 368(a) of the Internal Revenue Code, the acquisitions generally will have the following federal income tax consequences:

     - No gain or loss will be recognized by a holder of KWTX stock or of Brazos stock whose shares of such stock are exchanged solely for shares of Gray class B common stock.

     - A KWTX or Brazos shareholder who exchanges his KWTX or Brazos stock for a combination of Gray class B common stock and cash (other than cash in lieu of a fractional share of Gray class B common stock) will recognize gain, if any, realized on the exchange, but in an amount which does not exceed the amount of cash received. Any such gain recognized should generally be taxable to KWTX or Brazos shareholders as capital gain and should be long-term capital gain if the shareholder has held his KWTX or Brazos stock for more than one year at the time of the acquisitions. It is possible, however, that such gain will be taxable as dividend income to a particular shareholder if the cash received by him does not result in a "meaningful reduction" in the percentage ownership of Gray class B common stock that he otherwise would have received had he not elected to receive the cash. Any such determination would take into account both his actual and constructive ownership of Gray class B common stock under the constructive ownership rules of Section 318 of the Internal Revenue Code. A KWTX or Brazos shareholder who receives both Gray class B common stock and cash will not be permitted to recognize any loss on the exchange with respect to which the cash was received.

     - The tax basis of the Gray class B common stock received by a KWTX or Brazos shareholder in the acquisitions will be the same as the shareholder's tax basis in the KWTX or Brazos stock surrendered in exchange therefor (reduced by an amount allocable to a fractional share of Gray class B common stock for which cash is received), less the amount of any cash consideration received by the shareholder (other than cash received in lieu of a fractional share of Gray class B common stock), plus any amount that is treated as gain or as a dividend to the shareholder.

     - The holding period of the Gray class B common stock received by the KWTX and Brazos shareholders in the acquisitions (including a fractional share of Gray class B common stock deemed to have been received and then redeemed) will include the holding period of the KWTX or Brazos stock surrendered in exchange therefor.

     - Cash received by a KWTX or Brazos shareholder in lieu of a fractional share of Gray class B common stock will be treated as having been received in exchange for such fractional share, and capital gain or loss will be recognized by such shareholder in an amount equal to the difference between the amount of cash received and the portion of the tax basis of the share of KWTX or Brazos stock allocable to such fractional interest. Any such gain or loss will be long term capital gain or loss if the share of KWTX or Brazos stock exchanged for the fractional share of Gray class B stock was held for more than one year at the time of the acquisitions.

     - No gain or loss will be recognized by Gray, the Gray merger subsidiaries, Gray's shareholders, KWTX or Brazos in connection with the acquisitions.

     In rendering its tax opinions, King & Spalding will make customary factual assumptions and will rely upon customary representations of appropriate officers of Gray, KWTX and Brazos, including a representation that the aggregate fair market value of the Gray class B common stock that will be issued to KWTX shareholders in the KWTX acquisition and to Brazos shareholders in the Brazos acquisition will represent not less than 40% of the aggregate value of the total consideration that will be received by the respective shareholders of KWTX and Brazos (taking into account any cash paid in lieu of fractional shares of Gray class B common stock). In addition, King & Spalding will assume and rely on representations that the fair market value of the Gray class B common stock and other consideration that will be received by each shareholder in the KWTX and Brazos acquisitions will be approximately equal to the fair market value of the KWTX or Brazos stock surrendered in exchange therefor. King & Spalding's opinions cannot be relied upon if any of the assumptions or representations upon which the opinions are based is, or later becomes, inaccurate.

     Gray's Election to Pay Cash Only. If Gray elects to pay all of the acquisition consideration for KWTX and Brazos in cash, a wholly owned subsidiary of Gray will merge with and into KWTX and another wholly owned subsidiary of Gray will merge with and into Brazos, and KWTX and Brazos will be the surviving corporations in such mergers. For federal income tax purposes, the KWTX shareholders and Brazos shareholders will be treated as having sold their shares to Gray for cash and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the shareholder's adjusted tax basis in his KWTX or Brazos stock, but no gain or loss will be recognized by Gray, the Gray merger subsidiaries, Gray's shareholders, KWTX or Brazos.

     Escrow to Secure Representations and Warranties. A portion of the cash consideration otherwise payable to the KWTX and Brazos shareholders will be deposited into an escrow account at closing to secure such shareholders' indemnification obligations to Gray. A KWTX or Brazos shareholder's right to receive distributions from the escrow account in the future should be treated as an installment obligation for federal income tax purposes. Accordingly, any gain recognized by a KWTX or Brazos shareholder in the KWTX or Brazos acquisition will be required to be taken into account by such shareholder under the installment method of tax accounting unless (1) the shareholder affirmatively elects out of the installment method or (2) the cash consideration paid to the shareholder is taxable as a dividend, in which case the installment method will not be available.

     If the installment method applies, any taxable gain recognized by a KWTX or Brazos shareholder generally will be taken into account at the time that payments, including distributions from the escrow account, if any are received. In the case of a "reorganization" qualifying under Section 368(a) of the Internal Revenue Code in which (1) a KWTX or Brazos shareholder receives a combination of Gray class B common stock and cash and (2) the amount of cash to be received by the shareholder does not exceed the shareholder's realized gain, the entire amount of each cash payment to the shareholder (other than amounts treated as interest for federal income tax purposes) will be taken into account as taxable gain at the time of receipt. Conversely, if the shareholder has a basis in his KWTX or Brazos stock that exceeds the fair market value of the Gray class B common stock received, a portion of the cash consideration received by the shareholder equal to such excess will be treated as a tax-free recovery of basis. The determination of the portion of each payment treated as basis recovery would be determined under the Treasury Regulations discussed below. In addition, if Gray elects to pay all cash in the KWTX or Brazos acquisition, a portion of each cash payment to shareholders reporting their taxable gain under the installment method will be treated as a tax-free recovery of basis under the rules discussed below.

     Under the Treasury Regulations governing the installment method of reporting, the KWTX and Brazos acquisitions, because of the payments from the escrow account, likely will be treated as "contingent payment" transactions in which there is neither a stated maximum selling price nor a fixed maximum period during which payments will be received. In such circumstances, a shareholder who realizes gain and does not elect out of the installment method might be able to recover only 1/15 of the basis of his KWTX or Brazos stock in each taxable year. This would include the taxable year in which the KWTX and Brazos acquisitions close, even though the shareholder will have received in such year substantially all of the consideration payable to him by Gray. Shareholders should consult their tax advisors regarding the basis recovery rules under the installment method and may wish to consider electing out of the installment method to avoid the potentially adverse consequences of such rules.

     The right to receive distributions from the escrow account likely will be treated as a "contingent payment debt instrument" subject to Section 1274 of the Internal Revenue Code and the regulations thereunder, and shareholders will be required to include in gross income the imputed interest attributable to the debt instrument. Imputed interest is taxable at ordinary income rates. The amount of imputed interest with respect to the debt instrument will equal the difference between (1) the amount of distributions from the escrow account, including earnings on amounts in the escrow account, and (2) the present value of such distributions, discounted back to the closing date of the acquisitions at the "applicable federal rate" (the "AFR").

     Gray intends to take the position that the possibility of a claim being made against the escrow account is a "remote" contingency and that distributions from the escrow account (other than distributions attributable to earnings on the escrow account) are thus "noncontingent" payments. Under applicable Treasury Regulations, imputed interest with respect to noncontingent payments is treated as original issue discount ("OID") and must be accrued by the former KWTX and Brazos shareholders on a constant yield basis, regardless of the shareholder's regular method of tax accounting. Gray's determination that distributions from the escrow account are noncontingent payments is binding on shareholders who do not explicitly disclose to the IRS in their tax returns that they are taking a contrary position.

     Gray intends also to take the position that distributions of the earnings on the escrow account should be treated as contingent payments. Imputed interest with respect to a contingent payment is not determined until the payment becomes fixed and is not includible in the gross income of a KWTX or Brazos shareholder until the taxable year in which the contingent payment is made.

     If a shareholder elects out of the installment method, the contingent payment debt instrument deemed to have been received will have to be included in the shareholder's "amount realized" for purposes of computing gain or loss. In general, the "amount realized" with respect to a contingent payment debt instrument is equal to the "issue price" of any noncontingent payments required by the debt instrument (which is the difference between any such noncontingent payments and their present value, using the AFR as the discount rate), increased by the "fair market value" of the contingent payments required by the instrument. If the contingent payments treated as principal exceed the shareholder's basis in the right to receive such payments, the excess will be treated as gain from the sale or exchange of the debt instrument. Conversely, any unrecovered basis in the right to receive contingent payments remaining at the time the final contingent payment is made generally will be treated as a loss from the sale or exchange of the debt instrument. In general, a shareholder's basis in the right to receive the contingent payments should equal the fair market value of such contingent payments determined as of the date that the debt instrument was deemed to have been issued.

     The rules governing the installment method of reporting, as well as the imputed interest rules, are extremely complex. KWTX and Brazos shareholders are encouraged to discuss the treatment of the escrow account with their personal tax advisors in order to acquire a complete understanding of the effects of installment reporting and the imputed interest rules.

     Backup Withholding and Information Reporting. Any cash received in the KWTX or Brazos acquisitions by a KWTX or Brazos shareholder may be subject to backup withholding at a 31% rate. Backup withholding will not apply, however, to a taxpayer who (1) furnishes a correct taxpayer identification number on IRS Form W-9 or an appropriate substitute form and certifies on such Form that he or she is not subject to backup withholding, (2) provides a certificate of foreign status on IRS Form W-8 or an appropriate substitute form, or (3) is otherwise exempt from backup withholding. Any amount paid as backup withholding will be credited against the holder's federal income tax liability.

     KWTX and Brazos shareholders who receive Gray class B common stock also must comply with the information reporting requirements of the Treasury Regulations under Section 368 of the Internal Revenue Code. In general, these regulations require any taxpayer who receives stock, securities or other property, including cash, in a "reorganization" described in Section 368(a) of the Internal Revenue Code to include with his income tax return a complete statement of the facts pertaining to the nonrecognition of gain or loss including (1) the cost or other basis of the stock or securities transferred in the exchange and (2) the amount of stock, securities, or other property received in the exchange. In addition, the statement must include the fair market value, as of the date of the exchange, of each type of stock, securities or other property received by the taxpayer, and the taxpayer is required to maintain permanent records. All KWTX and Brazos shareholders are encouraged to consult their own tax advisors to determine the specific information that may be needed to file pursuant to the Treasury Regulations under Section 368 of the Internal Revenue Code.

     THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE KWTX AND BRAZOS ACQUISITIONS AND DOES NOT PROVIDE A COMPLETE ANALYSIS OF SUCH CONSEQUENCES. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE ACQUISITIONS. ACCORDINGLY, KWTX AND BRAZOS SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE ACQUISITIONS.

ACCOUNTING TREATMENT

     The acquisitions of KWTX, Brazos and KXII will be accounted for under the purchase method of accounting. Generally, under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their fair value.

REGULATORY MATTERS

     Under the Communications Act, the acquisitions may not be consummated until the FCC has approved the assignment of the FCC licenses of KWTX, Brazos and KXII to Gray. This approval has been obtained.

     Under the Hart-Scott-Rodino Act, the acquisitions may not be consummated until notifications have been given and information has been furnished to the Federal Trade Commission and the Anti-Trust Division of the United States Department of Justice and specified waiting period requirements have expired. On July 23, 1999, Gray, KWTX and Brazos filed the required notification and report forms under the Hart-Scott-Rodino Act with the FTC and Anti-Trust Division, and the applicable waiting period scheduled to expire at midnight on August 22, 1999, unless earlier termination is granted. At any time before or after the effective time of the acquisitions, the FTC or the Antitrust Division could take any action under the United States antitrust laws that it deems necessary or desirable in the public interest. This could include seeking to enjoin the acquisitions or seeking the divestiture of KWTX, Brazos or KXII by Gray, in whole or in part, or the divestiture or compulsory licensing of substantial assets of Gray, KWTX, Brazos or KXII or their respective subsidiaries. State attorneys general and private parties may also bring legal actions under the federal or state antitrust laws in some cases.

FINANCING OF THE ACQUISITIONS

     The total amount of funds required by Gray to consummate the acquisitions and pay related fees and expenses is estimated to be approximately $100 million. Gray intends to finance the cash consideration required by the acquisition agreements by issuing long-term debt. Gray is analyzing various financing alternatives and is in discussions with its lenders to provide the financing. While exact financing terms have not been finalized, Gray currently believes the financing will be completed incorporating the general terms outlined below. Additional funds, if any, necessary to complete the financing are expected to be borrowed under Gray's existing revolving credit facility.

Principal Amount:    $100,000,000

Interest Rate:       Variable -- based on LIBOR plus an additional
                     percentage based upon Gray's overall ratio of
                     indebtedness to its operating cash flow

Interest Payable:    Quarterly in arrears

Repayment and
  Final Maturity:    .25% of principal quarterly each March 31, June
                     30, September 30 and December 31 beginning March
                     31, 2001 through September 30, 2005, with the
                     remaining outstanding principal due and payable on
                     December 31, 2005
Ranking and
  Security:          The indebtedness will be senior secured
                     indebtedness of Gray and Gray and its subsidiaries
                     will jointly and severally pledge their assets to
                     guarantee the indebtedness

Covenants:           The credit agreement is expected to contain normal
                     and customary debt covenants, such as debt service
                     coverage ratios and the requirement of Gray to
                     maintain certain financial ratios, and will limit
                     Gray's ability to incur additional indebtedness

     The actual amount of cash that will be needed to complete the acquisitions is unknown at this time and is dependent on the following factors:

     - the election of each of the KWTX and Brazos shareholders regarding the proportion of cash and Gray class B common stock to be received in the acquisitions;

     - the final amount of the specified working capital accounts as to which the acquisition agreements require Gray to increase the consideration payable;

     - the election by Gray to pay all of the merger consideration in cash if the per share price of the Gray class B common stock for the 20 trading days preceding the closing date is less than $12; and

     - the actual amount of the transaction and closing costs.

     If additional financing is required, Gray currently intends to fund such amounts by drawing on its existing bank revolving credit facility. As of June 30, 1999, Gray had availability of approximately $69.3 million under the terms of that facility. Gray would be required to explore alternative financing arrangements if its borrowing ability under the revolving credit facility was insufficient to meet any additional financing necessary to complete the acquisitions.

     If KWTX and Brazos shareholders elect to receive more than 40% of their respective consideration in Gray class B common stock, the cash consideration will be correspondingly reduced. In such circumstances, Gray would either:

     - reduce the planned $100 million new debt issuance to an appropriate lesser amount;

     - fund the cash consideration required by exclusively drawing on its existing bank revolving credit facility; or

     - issue a smaller principal amount of new debt and draw on its existing revolving credit facility.

     Gray will require modifications to its existing bank senior credit facility to allow for the expected increase in Gray's total indebtedness and the issuance of the planned additional senior debt. These actions will require the approval of over two-thirds of the senior credit facility's participants. Gray currently believes that such approval will be obtained. If the approval were not obtained, Gray would explore alternate financing arrangements.

RESALE OF GRAY CLASS B COMMON STOCK FOLLOWING THE ACQUISITIONS

     In general the shares of the Gray class B common stock issuable upon conversion of the KWTX and Brazos stock in the acquisitions will be freely transferable. However, securities received by any shareholder who is an "affiliate" of KWTX or Brazos for purposes of Rule 145 under the Securities Act of 1933 will not be transferable, except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act of 1933. An affiliate, as defined under the Securities Act of 1933, generally includes, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock. This proxy statement/prospectus does not cover sales of Gray class B common stock issued to any person who is an affiliate of KWTX or Brazos. However, the acquisition agreements require Gray to register for resale the shares of Gray class B common stock received by affiliates of KWTX and Brazos.

SHAREHOLDERS' AGREEMENTS

     Each director, officer and five percent shareholder of each of KWTX and Brazos and certain principal shareholders of Gray have agreed to vote their shares in favor of the acquisitions. As of June 30, 1999, the shares subject to such voting agreements represented 66.9% of the outstanding shares of KWTX, 69.2% of the outstanding shares of Brazos and 48.9% of the votes represented by the outstanding shares of Gray class A common stock and class B common stock.

NO APPRAISAL RIGHTS AVAILABLE TO GRAY SHAREHOLDERS

     Under Georgia law, Gray shareholders who object to the proposal to approve the issuance of shares of Gray class B common stock pursuant to the acquisition agreements will not be afforded statutory appraisal rights.

                     SELECTED FINANCIAL INFORMATION OF GRAY

     The following selected consolidated financial data for, and as of the end of, each of the years in the five-year period ended December 31, 1998 are derived from the audited consolidated financial statements of Gray. The consolidated financial statements as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, which consolidated financial statements and auditors' report thereon are incorporated by reference in this proxy statement/prospectus. The selected consolidated financial data as of June 30, 1998 and 1999 and for the six-month periods then ended are derived from the unaudited condensed consolidated financial statements of Gray incorporated by reference in this proxy statement/prospectus which, in the opinion of management of Gray, include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the data for such periods. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

     The selected consolidated financial data of Gray should be read in conjunction with Gray's annual report on Form 10-K for the year ended December 31, 1998 and quarterly report on Form 10-Q for the quarter ended June 30, 1999, which are incorporated by reference in this proxy statement/prospectus.

                                                IN THOUSANDS EXCEPT PER SHARE DATA
                             ------------------------------------------------------------------------
                                                                                   SIX MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                      JUNE 30,
                             --------------------------------------------------   -------------------
                             1994(1)   1995(2)   1996(3)    1997(4)    1998(5)      1998       1999
                             -------   -------   --------   --------   --------   --------   --------
                                                                                      (UNAUDITED)
STATEMENT OF INCOME DATA:
Net revenues:
Broadcasting............... $22,826   $36,750    $ 54,981   $ 72,301   $ 91,007   $ 42,201   $ 44,306
Publishing.................  13,692    21,866      22,845     24,536     29,330     13,917     17,558
Paging.....................      --        --       1,479      6,711      8,553      3,925      4,557
                             -------   -------   --------   --------   --------   --------   --------
         Total net
           revenues........  36,518    58,616      79,305    103,548    128,890     60,043     66,421
Expenses:
  Broadcasting.............  14,864    23,202      32,437     41,967     52,967     24,780     26,673
  Publishing...............  11,198    20,016      17,949     19,754     24,197     11,441     13,710
  Paging...................      --        --       1,078      4,051      5,618      2,583      3,238
  Corporate and
    administrative.........   1,959     2,258       3,219      2,528      3,063      1,317      1,687
  Depreciation.............   1,745     2,633       4,078      7,800      9,691      4,176      5,773
  Amortization of
    intangible assets......     396     1,326       3,585      6,718      8,426      3,667      5,346
  Non-cash compensation
    paid in common stock...      80     2,321         880         --         --         --         --
                             -------   -------   --------   --------   --------   --------   --------
                             30,242    51,756      63,226     82,818    103,962     47,964     56,427
                             -------   -------   --------   --------   --------   --------   --------
                              6,276     6,860      16,079     20,730     24,928     12,079      9,994
Gain on disposition of
  television station.......      --        --       5,671         --     70,572         --         --
Miscellaneous income and
  (expense)................     189       143          33        (31)      (242)      (314)       456
                             -------   -------   --------   --------   --------   --------   --------
                              6,465     7,003      21,783     20,699     95,258     11,765     10,450
Interest expense...........   1,923     5,438      11,689     21,861     25,455     11,967     13,775
                             -------   -------   --------   --------   --------   --------   --------
Income (loss) before income
  taxes and extraordinary
  charge...................   4,542     1,565      10,094     (1,162)    69,803       (202)    (3,325)
Federal and state income
  taxes....................   1,776       634       4,416        240     28,144        443       (684)
Extraordinary charge on
  extinguishment of debt,
  net of tax benefit of
  $2,157...................      --        --       3,159         --         --         --         --
                             -------   -------   --------   --------   --------   --------   --------
Net income (loss)..........   2,766       931       2,519     (1,402)    41,659       (645)    (2,641)
Preferred dividends........      --        --         377      1,410      1,318        718        505
                             -------   -------   --------   --------   --------   --------   --------
Net income (loss) available
  to common stockholders... $ 2,766   $   931    $  2,142   $ (2,812)  $ 40,341   $ (1,363)  $ (3,146)
                             =======   =======   ========   ========   ========   ========   ========
Average outstanding common
  shares:
  Basic....................   7,034     6,531       8,098     11,853     11,923     11,899     11,961
  Diluted..................   7,034     6,722       8,438     11,853     12,404     11,899     11,961
Net income (loss) per share
  available to common
  stockholders:
  Basic.................... $  0.39   $  0.14    $   0.26   $  (0.24)  $   3.38   $  (0.11)  $  (0.26)
  Diluted.................. $  0.39   $  0.14    $   0.25   $  (0.24)  $   3.25   $  (0.11)  $  (0.26)
BALANCE SHEET DATA AT END
  OF PERIOD:
Working capital
  (deficiency)............. $ 1,075   $  (222)   $   (158)  $ 10,089   $ 10,249   $  9,949   $ 15,022
Total assets...............  68,789    78,240     298,664    345,051    468,974    343,683    480,828
Total debt.................  52,940    54,324     173,368    227,076    270,655    226,901    291,672
Total stockholders
  equity................... $ 5,001   $ 8,986    $ 95,226   $ 92,295   $126,703   $ 91,669   $123,183

-------------------------
(1) Reflects the operating results of WKYT-TV, WYMT-TV and The Rockdale Citizen as of their respective acquisition dates.

(2) Reflects the operating results of The Gwinnett Post-Tribune as of its date of acquisition.

(3) Reflects the operating results of WRDW-TV, WCTV-TV, WVLT-TV, a satellite uplink and production business and a communications and paging business as of their respective acquisition dates. Also reflects the sale of KTVE Inc., as of its date of disposition. Gray also incurred an extraordinary charge in connection with the early extinguishment of debt.

(4) Reflects the operating results of WITN-TV and Gulflink Communications, Inc., as of their respective acquisition dates.

(5) Reflects the operating results of Busse Broadcasting Corporation as of its date of acquisition. Also reflects the sale of WALB-TV as of its date of disposition.

                     SELECTED FINANCIAL INFORMATION OF KWTX

     The following selected financial data for, and as of the end of, each of the years in the five-year period ended December 31, 1998 are derived from the financial statements of KWTX. The financial statements as of and for the year ended December 31, 1998 have been audited by Pattillo, Brown & Hill, LLP, independent auditors. The financial statements as of December 31, 1997 and for the years ended December 31, 1996 and 1997 were compiled by Pattillo, Brown & Hill, LLP, independent auditors. These financial statements and the auditors' report thereon are included elsewhere in this proxy statement/ prospectus. The selected financial data as of June 30, 1998 and 1999 and for the six month periods ended June 30, 1998 and 1999 are derived from the unaudited condensed financial statements of KWTX included elsewhere in this proxy statement/prospectus which, in the opinion of management of KWTX, include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the data for such periods. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

     The selected financial data of KWTX should be read in conjunction with KWTX's audited financial statements and related notes for the year ended December 31, 1998 and the unaudited financial statements and related notes for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998 and 1999, included elsewhere in this proxy statement/prospectus.

                                                            IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA
                                    ---------------------------------------------------------------------------------------------
                                                                                                            SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                                JUNE 30,
                                    -----------------------------------------------------------------   -------------------------
                                       1994          1995          1996          1997         1998         1998          1999
                                    -----------   -----------   -----------   -----------   ---------   -----------   -----------
                                    (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (AUDITED)   (UNAUDITED)   (UNAUDITED)
STATEMENT OF INCOME DATA:
Net revenues......................   $   8,215     $   8,797     $   9,590     $   8,796   $   9,222      $ 4,290       $ 4,639
Expenses:
 Broadcasting.....................       5,772         5,968         6,260         5,550       5,507        2,700         2,780
 Depreciation.....................         418           463           553           495         607          288           336
                                     ---------     ---------     ---------     ---------    ---------     -------       -------
       Total operating expenses...       6,190         6,431         6,813         6,045       6,114        2,988         3,116
                                     ---------     ---------     ---------     ---------    ---------     -------       -------
 Operating income.................       2,025         2,366         2,777         2,751       3,108        1,302         1,523
 Miscellaneous income.............         745           855         1,196         1,281       1,601          676           587
                                     ---------     ---------     ---------     ---------    ---------     -------       -------
 Income before income taxes.......       2,770         3,221         3,973         4,032       4,709        1,978         2,110
 Federal and state income taxes...         838         1,002         1,205         1,305       1,388          543           652
 Gain on disposition of radio
   station, net...................          --            --         2,392            --          --           --            --
                                     ---------     ---------     ---------     ---------    ---------     -------       -------
       Net income.................   $   1,932     $   2,219     $   5,160     $   2,727   $   3,321      $ 1,435       $ 1,458
                                     =========     =========     =========     =========    =========     =======       =======
Average outstanding common shares:
 Basic and diluted................       1,550         1,550         1,550         1,550       1,550        1,550         1,550
Net income per share of common
 stock:
 Basic and diluted                   $1,246.45     $1,431.62     $3,329.35     $1,759.09   $2,142.41      $925.92       $940.34
BALANCE SHEET DATA AT END OF
 PERIOD:
Working capital...................   $   4,857     $   5,351     $   9,655     $   7,070   $   7,888      $ 6,830       $ 7,322
Total assets......................      13,303        14,394        19,968        17,621      19,319       17,270        17,956
Total stockholders equity.........   $  11,538     $  12,517     $  17,057     $  15,527   $  17,298      $15,722       $16,586

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF KWTX

INTRODUCTION

     The following analysis of the financial condition and results of operations of KWTX should be read in conjunction with KWTX's audited financial statements and related notes for the year ended December 31, 1998 and the unaudited financial statements and related notes for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998 and 1999.

     In November 1996, KWTX sold all of the assets and operations of radio stations KWTX-AM and KWTX-FM to a third party resulting in a pre-tax gain of $3.6 million. These were the only radio broadcasting stations operated by KWTX.

     The operating revenues of KWTX for 1998 and 1997 were derived from broadcast advertising revenues and, to a much lesser extent, from compensation paid by the networks to KWTX for broadcasting network programming. In addition, KWTX obtains revenue from other incidental services such as the production of television commercials. The 1996 operating revenues also include advertising revenues from the radio stations that were sold in November of that year.

     In KWTX's operations, broadcast advertising is sold for placement either preceding or following a television station's network programming and within local and syndicated programming. Broadcast advertising is sold in time increments and is priced primarily on the basis of a program's popularity among the specific audience an advertiser desires to reach, as measured by Nielsen Media Research. In addition, broadcast-advertising rates are affected by the number of advertisers competing for the available time, the size and demographic makeup of the market served by the station and the availability of alternative advertising media in the market area. Broadcast advertising rates are the highest during the most desirable viewing hours, with corresponding reductions during other hours. The ratings of a local station affiliated with a major network can be affected by ratings of network programming.

     Most broadcast advertising contracts are short-term and generally run only for a few weeks. Approximately 47% of the net revenues of KWTX for the year ended December 31, 1998 were generated from local advertising, which is sold primarily by a station's sales staff directly to local accounts. The remainder represents primarily national advertising, which is sold by a station's national advertising sales representative. The stations generally pay commissions to advertising agencies on local, regional and national advertising and the stations also pay commissions to the national sales representative on national advertising.

     Broadcast advertising revenues are generally highest in the second and fourth quarters of each year, due in part to increases in consumer advertising in the spring and retail advertising in the period leading up to and including the winter holiday season. In addition, broadcast advertising revenues are generally higher during even numbered election years due to spending by political candidates, which spending typically is heaviest during the fourth quarter.

     KWTX's primary operating expenses are programming costs, employee compensation and related benefits and programming costs. In addition, broadcasting operations incur overhead expenses, such as maintenance, supplies, insurance, rent and utilities.

BROADCASTING REVENUES

     Set forth below are the principal types of broadcasting revenues earned by KWTX for the periods indicated and the percentage contribution of each of the revenues (dollars in thousands):

                                      YEAR ENDED DECEMBER 31,                     SIX MONTHS ENDED JUNE 30,
                        ---------------------------------------------------   ---------------------------------
                             1996              1997              1998              1998              1999
                        ---------------   ---------------   ---------------   ---------------   ---------------
                        AMOUNT     %      AMOUNT     %      AMOUNT     %      AMOUNT     %      AMOUNT     %
                        ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Net revenues:
  Local............... $3,696     38.54%  $4,097    46.58%  $4,293    46.56%  $1,927    44.92%  $2,179    46.97%
  National............  2,851     29.73    3,104    35.29    2,955    32.04    1,545    36.01    1,659    35.76
  Network
    compensation......  1,480     15.43    1,500    17.05    1,439    15.60      693    16.15      755    16.28
  Political...........    311      3.24       22      .25      452     4.90       77     1.79        5     0.11
  Radio...............  1,123     11.71       --       --       --       --       --       --       --       --
  Other...............    129      1.35       73      .83       83      .90       48     1.14       41     0.88
                        ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
        Total net
          revenue..... $9,590    100.00%  $8,796   100.00%  $9,222   100.00%  $4,290   100.00%  $4,639   100.00%
                       ======    ======   ======   ======   ======   ======   ======   ======   ======   ======

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

     Net revenue increased $349,000, or 8.1%, from $4.3 million to $4.6 million for the six months ended June 30, 1999 compared to the six months ended June 30, 1998. This increase reflected an increase in net local advertising sales of approximately $252,000, due to increased advertiser demand for commercial time. Political net revenue decreased approximately $72,000 between the six months ended June 30, 1999 and 1998 reflecting a decrease in political announcements associated with local elections. In addition, network compensation increased approximately $62,000 between the six months ended June 30, 1999 and 1998. During the 1998 period, the network did not compensate its affiliates for carrying the Olympic broadcasts. Net national revenues increased approximately $114,000 between the six months ended June 30, 1999 and 1998, reflecting increased demand for commercial time by national advertisers.

     Operating costs and expenses increased $128,000, or 4.3%, from $3.0 million to $3.1 million for the six months ended June 30, 1999 compared to the six months ended June 30, 1998. The increase primarily reflected additional charges of approximately $38,000 for programming and $50,000 for increased sales salaries.

     Income from operations increased $221,000, or 17.0%, from $1.3 million to $1.5 million for the six months ended June 30, 1999 compared to the six months ended June 30, 1998 reflecting the net effect of the increased revenue and expenses both discussed above.

     Miscellaneous income decreased $89,000, or 13.2%, from $676,000 to $587,000 for the six months ended June 30, 1999 compared to the six months ended June 30, 1998 reflecting non-recurring miscellaneous income from the 1998 period.

     Federal income tax expense for the six months ended June 30, 1999 and 1998 generally reflected KWTX's application of a 34% federal tax rate to pre-tax income. The pre-tax income is adjusted for the deduction of state franchise taxes, an 80% exclusion on income from the Brazos equity investment and other items calculating the federal income tax expense.

     Net earnings increased $23,000, or 1.6%, from $1,435,000 to $1,458,000 for the six months ended June 30, 1999 compared to the six months ended June 30, 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Net revenue increased $426,000, or 4.8%, from $8.8 million to $9.2 million for the year ended December 31, 1998 compared to the year ended December 31, 1997. This increase reflected an increase of $430,000 in net political revenue to $452,000 in 1998 from $22,000 in 1997. Political revenue is generally cyclical and coincides with the general election cycle during even numbered years. Net local revenue increased by $196,000 from $4.1 million in 1997 to $4.3 million in 1998, reflecting a general increase in local sales. Net national revenue decreased by $149,000 from $3.1 million in 1998 to $3.0 million in 1997, reflecting a decrease in national advertising spots to allow for increased political advertising. Network compensation decreased $61,000 from 1997 to 1998 reflecting the station's share of CBS's network wide reduction in compensation due to the network's acquisition of broadcast rights for NFL football.

     Income from operations increased $357,000, or 13.0%, from $2.8 million in 1997 to $3.1 million in 1998, reflecting the increased revenue discussed above.

     Miscellaneous income increased $321,000, or 25.1%, from $1.3 million in 1997 to $1.6 million in 1998. The increase was partially attributable to an increase of $109,000 in the income from KWTX's 50% interest in Brazos reflecting Brazos' 1998 financial performance relative to 1997. In addition, other income increased $177,000 between 1997 and 1998, reflecting a gain on the sale of fixed assets in 1998.

     Federal income tax expense for 1998 and 1997 generally reflected KWTX's application of a 34% federal tax rate to pre tax income. The pre-tax income is adjusted for the deduction of state franchise tax, an 80% exclusion on income from the Brazos equity investment and other items in calculating the federal income tax expense.

     Net earnings increased $594,000, or 21.8%, from $2.7 million in 1997 to $3.3 million in 1998.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Net revenue decreased $794,000, or 8.3%, from $9.6 million in 1996 to $8.8 million in 1997. This decrease was attributable to the sale of KWTX's radio stations in November 1996. The sale of the radio stations decreased net revenue by $1.1 million for 1997. This decrease was partially offset by increases in television broadcasting net revenues. Net political revenue decreased $289,000, or 93%, from $311,000 in 1996 to $22,000 in 1997 reflecting the "off" year of the biennial election cycle. Net local revenue increased $401,000 from $3.7 million in 1996 to $4.1 million in 1997 reflecting an overall sales increase. Net national revenue increased $253,000 from $2.8 million in 1996 to $3.1 million in 1997 reflecting an increase in national spots sold due to decreased local political advertising.

     Operating costs and expenses decreased $768,000, or 11.3%, from $6.8 million in 1996 to $6.0 million in 1997. The decrease reflected the sale of the radio operations in November 1996. This sale reduced 1997 expenses by approximately $1.1 million. Increases in television operating expenses offset, in part, the reduction of expenses due to the sale of the radio stations.

     Miscellaneous income increased $85,000, or 7.1%, from $1.2 million in 1996 to $1.3 million in 1997. The increase was attributable to an increase of $116,000 in the income from KWTX's 50% interest in Brazos reflecting Brazos' financial performance during 1997 compared to 1996.

     Federal income tax expense for 1997 and 1996 generally reflected KWTX's application of a 34% federal tax rate to pre-tax income. Pre-tax income was adjusted for the deduction of state franchise taxes, an 80% exclusion on income from the Brazos equity investment and other items in calculating the federal income tax expense.

     Net earnings decreased $2.4 million, or 47.2%, from $5.2 million in 1996 to $2.7 million in 1997. The 1996 net earnings included a net of tax gain of $2.4 million relating to the discontinuance and disposition of KWTX's radio stations.

LIQUIDITY AND CAPITAL RESOURCES

     KWTX's working capital approximated $9.7 million, $7.1 million, $7.8 million and $7.3 million at December 31, 1996, 1997, 1998 and June 30, 1999, respectively. KWTX's cash provided from operations was approximately $6.2 million, $1.4 million, $3.2 million and $1.7 million in 1996, 1997, 1998 and the six months ended June 30, 1999, respectively. Management of KWTX believes that current cash balances and cash flows from operations will be adequate to provide for KWTX's capital expenditures, cash dividends and working capital requirements respectively.

     KWTX used cash for capital expenditures in the amount of $369,000, $911,000, $1.3 million, and $414,000 in 1996, 1997, 1998 and the six months ended June 30, 1999, respectively.

     KWTX paid dividends of $620,000, $4.3 million, $1.6 million and $2.2 million in 1996, 1997, 1998 and during the six months ended June 30, 1999, respectively. The 1997 dividends reflect, in part, a special dividend in the amount of the net proceeds from the sale of KWTX's radio stations which were sold in November 1996.

     KWTX regularly enters into program contracts for the right to broadcast television programs produced by others and programming commitments for the right to broadcast programs in the future. Such programming commitments are generally made to replace expiring or canceled program rights. Payments under such contracts are made in cash or the concession of advertising spots for the program provider to resell, or a combination of both. At June 30, 1999, payments on program license liabilities due in 1999, which will be paid with cash from operations, were approximately $20,000.

     Management does not believe that inflation in past years has had a significant impact on KWTX's results of operations nor is inflation expected to have a significant effect upon KWTX's business in the near future.

YEAR 2000 ISSUE

     The problems created by systems that are unable to interpret dates accurately after December 31, 1999 is referred to as the "Year 2000 Issue." Many software programs have historically categorized the "year" in a two-digit format rather than a four-digit format. As a result, those computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. The Year 2000 Issue creates potential risks for KWTX, including potential problems in KWTX's Information Technology and non-Information Technology systems. The Year 2000 Issue could cause a system failure, miscalculations or disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. KWTX may also be exposed to risks from third parties who fail to adequately address their own Year 2000 Issue.

     KWTX has implemented a multiphase program designed to address the Year 2000 Issue. Each phase of this program and its state of completion are described below:

          Assessment: This phase of the program includes the identification of KWTX's IT and non-IT systems. After these systems have been identified, they are evaluated to determine whether they will correctly recognize dates after December 31, 1999 ("Year 2000 Compliant"). If it is determined that they are not Year 2000 Compliant, they are replaced or modified in the remediation phase of the program. KWTX's systems are non-proprietary. KWTX is in the process of obtaining from each system vendor a written or oral representation as to each significant system's status of compliance. KWTX has commenced an ongoing process of contacting suppliers and other key third parties to assess their Year 2000 Compliance status. It appears that all of these third parties are currently Year 2000 Compliant or they plan to be Year 2000 Compliant prior to December 31, 1999. This phase is substantially complete and KWTX has identified the majority of the systems that need to be replaced.

          Remediation: For those systems which are not Year 2000 Compliant, a plan is derived to make the systems Year 2000 Compliant. These solutions have included modification or replacement of existing systems. The remediation phase is approximately 85% complete.

          Testing: Test remediated systems to assure normal function when placed in their original operating environment and further test for Year 2000 Compliance. The Testing phase of the program is approximately 85% complete and KWTX anticipates that it will be completed by October 1, 1999.

          Contingency: As a result of KWTX's Year 2000 Compliance program, KWTX does not believe that it has significant risk resulting from this issue. However, KWTX is in the process of developing contingency plans for the possibility that one of its systems or one of a third party's systems may not be Year 2000 Compliant.

     KWTX does not presently believe that the estimated total Year 2000 project cost will exceed $15,000. Most of this cost will be realized over the estimated useful lives of the new hardware and software; however, any third party consulting fees would be expended in the period the services are rendered. To date, KWTX has identified several minor systems that are not Year 2000 Compliant and these systems are in the process of being replaced. However, KWTX has not incurred significant expenses associated with the Year 2000 Issue. As of December 31, 1998, no IT projects have been deferred due to KWTX's efforts related to the Year 2000 Issue.

     The costs of the project and the date on which KWTX believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

                    SELECTED FINANCIAL INFORMATION OF BRAZOS

     The following table sets forth selected financial data for, and as of the end of, each of the years in the five-year period ended December 31, 1998 are derived from the financial statements of Brazos. The financial statements as of and for the year ended December 31, 1998 have been audited by Pattillo, Brown & Hill, LLP, independent auditors. The financial statements as of December 31, 1997 and for the years ended December 31, 1996 and 1997 were compiled by Pattillo, Brown & Hill, LLP, independent auditors. These financial statements and the auditor's report thereon are included elsewhere in this proxy statement/prospectus. The selected financial data as of June 30, 1998 and 1999 and for the six-month periods ended June 30, 1998 and 1999 are derived from the unaudited condensed financial statements of Brazos included elsewhere in this proxy statement/ prospectus which, in the opinion of management of Brazos, include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the data for such periods. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

     The selected financial data of Brazos should be read in conjunction with Brazos' audited financial statements and related notes for the year ended December 31, 1998 and the unaudited financial statements and related notes for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998 and 1999, included elsewhere in this proxy statement/prospectus.

                                                          IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA
                                  ---------------------------------------------------------------------------------------------
                                                                                                          SIX MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                                JUNE 30,
                                  -----------------------------------------------------------------   -------------------------
                                     1994          1995          1996          1997         1998         1998          1999
                                  -----------   -----------   -----------   -----------   ---------   -----------   -----------
                                  (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (AUDITED)   (UNAUDITED)   (UNAUDITED)
STATEMENT OF INCOME DATA:
Net revenues....................   $   5,018     $   5,201     $   6,146     $   6,624    $   7,301    $   3,509     $   3,357
Expenses:
  Broadcasting..................       3,024         3,228         3,477         3,719        4,021        1,983         2,012
  Depreciation..................         428           469           424           381          392          196           192
                                   ---------     ---------     ---------     ---------    ---------    ---------     ---------
    Total operating expenses....       3,452         3,697         3,901         4,100        4,413        2,179         2,204
                                   ---------     ---------     ---------     ---------    ---------    ---------     ---------
Operating income................       1,566         1,504         2,245         2,524        2,888        1,330         1,153
Miscellaneous income............         135           238           198           287          263          149           141
                                   ---------     ---------     ---------     ---------    ---------    ---------     ---------
Income before income taxes......       1,701         1,742         2,443         2,811        3,151        1,479         1,294
Federal and state income
  taxes.........................         611           656           875         1,012        1,135          502           449
                                   ---------     ---------     ---------     ---------    ---------    ---------     ---------
    Net income..................   $   1,090     $   1,086     $   1,568     $   1,799    $   2,016    $     977     $     845
                                   =========     =========     =========     =========    =========    =========     =========
Average outstanding common
  shares:
  Basic and Diluted.............         500           500           500           500          500          500           500
Net income per share of common
  stock:
  Basic and Diluted.............   $2,179.52     $2,171.55     $3,135.42     $3,598.63    $4,032.99    $1,954.09     $1,689.35
BALANCE SHEET DATA AT END OF
  PERIOD:
Working capital.................   $   4,087     $   4,589     $   5,385     $   6,548    $   7,845    $   6,601     $   7,197
Total assets....................       7,006         7,489         8,517         9,842       10,914        9,543         9,735
Total stockholders equity.......   $   5,702     $   6,288     $   7,280     $   8,580    $   9,596    $   8,557     $   8,941

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BRAZOS

INTRODUCTION

     The following analysis of the financial condition and results of operations of Brazos should be read in conjunction with Brazos' audited financial statements and related notes for the year ended December 31, 1998 and the unaudited financial statements and related notes for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998 and 1999.

     The operating revenues of Brazos are derived from broadcast advertising revenues and, to a lesser extent, compensation paid by the networks to Brazos for broadcasting network programming. In addition, Brazos obtains revenue from other incidental services, such as the production of television commercials.

     In Brazos' operations, broadcast advertising is sold for placement either preceding or following a television station's network programming and within local and syndicated programming. Broadcast advertising is sold in time increments and is priced primarily on the basis of a program's popularity among the specific audience an advertiser desires to reach, as measured by A.C. Nielsen Media Research. In addition, broadcast advertising rates are affected by the number of advertisers competing for the available time, the size and demographic makeup of the market served by the station and the availability of alternative advertising media in the market area. Broadcast advertising rates are the highest during the most desirable viewing hours, with corresponding reductions during other hours. The ratings of a local station affiliated with a major network can be affected by ratings of network programming.

     Most broadcast advertising contracts are short-term and generally run only for a few weeks. Approximately 42% of the net revenues of Brazos for the year ended December 31, 1998 were generated from local advertising, which is sold primarily by a station's sales staff directly to local accounts. The remainder represents primarily national advertising, which is sold by a station's national advertising sales representative. The stations generally pay commissions to advertising agencies on local, regional and national advertising and the stations also pay commissions to the national sales representative on national advertising.

     Broadcast advertising revenues are generally highest in the second and fourth quarters of each year, due in part to increases in consumer advertising in the spring and retail advertising in the period leading up to and including the winter holiday season. In addition, broadcast advertising revenues are generally higher during even numbered election years due to spending by political candidates, which spending typically is heaviest during the fourth quarter.

     Brazos' primary operating expenses are employee compensation and related benefits and programming costs. In addition, broadcasting operations incur overhead expenses, such as maintenance, supplies, insurance, rent and utilities.

BROADCASTING REVENUES

     Set forth below are the principal types of broadcasting revenues earned by Brazos for the periods indicated and the percentage contribution of each of the revenues (dollars in thousands):

                                     YEAR ENDED DECEMBER 31,                     SIX MONTHS ENDED JUNE 30,
                       ---------------------------------------------------   ---------------------------------
                            1996              1997              1998              1998              1999
                       ---------------   ---------------   ---------------   ---------------   ---------------
                       AMOUNT     %      AMOUNT     %      AMOUNT     %      AMOUNT     %      AMOUNT     %
                       ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Net revenues:
  Local..............  $3,038    49.43%  $2,904    43.84%   3,053    41.82%   1,505    42.89%  $1,661    49.48
  National...........   2,246    36.54    3,006    45.38    3,255    44.58    1,647    46.94    1,403    41.79
  Network
    compensation.....     566     9.21      573     8.65      539     7.38      262     7.47      287     8.55
  Political..........     195     3.17       43      .65      360     4.93       95     2.70        6     0.18
  Production and
    other............     101     1.65       98     1.48       94     1.29       --       --       --       --
                       ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
        Total net
          revenue....  $6,146   100.00%  $6,624   100.00%  $7,301   100.00%  $3,509   100.00%  $3,357   100.00%
                       ======   ======   ======   ======   ======   ======   ======   ======   ======   ======

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

     Net revenue decreased $153,000, or 4.3%, from $3.5 million to $3.4 million for the six months ended June 30, 1999 compared to the six months ended June 30, 1998. This decrease reflected an increase in net local advertising sales of approximately $156,000 offset, in part, by a decrease in national advertising sales of $244,000. Political net revenue decreased approximately $89,000 between the six months ended June 30, 1999 and 1998 reflecting the "off year" of the biannual election cycle. Network compensation increased approximately $25,000 between the six months ended June 30, 1998 and 1999. During the 1998 period the network did not compensate its affiliates for carrying the Olympic broadcasts.

     Operating costs and expenses increased $25,000, or 1.1%, from $2,179,000 to $2,204,000 for the six months ended June 30, 1999 compared to the six months ended June 30, 1998.

     Income from operations decreased $177,000, or 13.3%, from $1.3 million to $1.1 million for the six months ended June 30, 1999 compared to the six months ended June 30, 1998, reflecting the net effect of the decreased revenue and increased expenses both discussed above.

     Miscellaneous income decreased $8,000, or 5.4%, from $149,000 to $141,000 for the six months ended June 30, 1999 compared to the six months ended June 30, 1998 reflecting decreased interest income from cash investments.

     Federal income tax expense for the six months ended June 30, 1999 and 1998 generally reflected Brazos' application of a 34% federal tax rate to pre-tax income. The pre-tax income is adjusted for the deduction of state franchise taxes.

     Net earnings decreased $132,000, or 13.5%, from $977,000 to $845,000 for the six months ended June 30, 1999 compared to the six months ended June 30, 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Net revenue increased $677,000, or 10.2%, from $6.6 million to $7.3 million for the year ended December 31, 1998 compared to the year ended December 31, 1997. This increase reflected an increase of $317,000 in net political revenue to $360,000 for 1998 from $43,000 for 1997. Net local revenue increased $149,000 from $2.9 million in 1997 to $3.1 million in 1998, reflecting a normal increase in sales. Net national revenue increased $249,000 from $3.0 million in 1997 to $3.3 million in 1998, reflecting a general sales increase due to rising advertising prices. Network compensation decreased approximately $34,000 in 1998, reflecting the station's share of CBS's network wide reduction in compensation due to the network's acquisition of broadcast rights for NFL football.

     Operating costs and expenses increased $313,000, or 7.6%, from $4.1 million in 1997 to $4.4 million in 1998, reflecting, in part, increased general and administrative expenses of $142,000, and increased sales compensation costs of $44,000. In addition, management bonus expense increased $59,000 between the fiscal years.

     Income from operations increased $364,000, or 14.4%, from $2.5 million in 1997 to $2.9 million in 1998, reflecting the net effect of the changes in revenue and expenses discussed above.

     Miscellaneous income decreased $24,000, or 8.4%, from $287,000 in 1997 to $263,000 in 1998. The decrease reflected a loss on the disposal of fixed assets recognized in 1998 versus a gain recognized in 1997.

     Federal income tax expense for 1998 and 1997 generally reflected the application of a 34% federal tax rate to pre tax income. The pre-tax income is adjusted for the deduction of state franchise taxes.

     Net earnings increased $217,000, or 12.1%, from $1.8 million in 1997 to $2.0 million in 1998.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Net revenue increased $478,000, or 7.8%, from $6.1 million in 1996 to $6.6 million in 1997. Net political revenue decreased $152,000, or 77.9%, from $195,000 in 1996 to $43,000 in 1997 reflecting the "off" year of the biennial election cycle. Net local revenue decreased by $134,000 from $3.0 million in 1996 to $2.9 million in 1997 reflecting a shift from local sales to national sales. Net national revenue increased by $760,000 from $2.2 million in 1996 to $3.0 million in 1997 reflecting increased national advertising space due to decreased political and local revenue as well as a general increase in sales.

     Operating costs and expenses increased $199,000, or 5.1%, from $3.9 million in 1996 to $4.1 million in 1997. The increase reflects, in part, a $100,000 increase in news costs reflecting increased staff and news programming and a $70,000 increase in general and administrative expenses. Management bonus expense increased $23,000, or 5.7%, from $403,000 in 1996 to $426,000 in 1997, reflecting increased performance compensation based on the improved operating results for the year ended December 31, 1997.

     Income from operations increased $279,000, or 12.4%, from $2.2 million in 1996 to $2.5 million in 1997, reflecting the net effect of the changes in revenue and expenses discussed above.

     Miscellaneous income increased $89,000, or 44.9%, from $198,000 in 1996 to $287,000 in 1997. The increase reflected a gain recognized in 1997 on the disposal of fixed assets verses a loss recognized in 1996.

     Federal income tax expense for the years ended December 31, 1997 and 1996 generally reflected the application of a 34% federal tax rate to pre tax income. The pre tax income is adjusted for the deduction of state franchise taxes.

     Net earnings increased $232,000, or 14.8%, from $1.6 million in 1997 to $1.8 million in 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Brazos' working capital was approximately $5.4 million, $6.5 million, $7.8 million and $7.2 million at December 31, 1996, 1997, 1998 and June 30, 1999, respectively. Brazos' cash provided from operations approximated $1.7 million, $1.8 million, $2.4 million and $778,000 in 1996, 1997, 1998 and the six months ended June 30, 1999, respectively. Management of Brazos believes that current cash balances and cash flows from operations will be adequate to provide for Brazos' capital expenditures, cash dividends and working capital requirements respectively.

     Brazos used cash for capital expenditures in the amount of $392,000, $482,000, $154,000 and $127,000 in 1996, 1997, 1998 and the six months ended
June 30, 1999, respectively.

     Brazos paid dividends of $575,000, $500,000, $1 million and $1.5 million in 1996, 1997, 1998 and during the six months ended June 30, 1999, respectively.

     Brazos regularly enters into program contracts for the right to broadcast television programs produced by others and programming commitments for the right to broadcast programs in the future. Such programming commitments are generally made to replace expiring or canceled program rights. Payments under such contracts are made in cash or the concession of advertising spots for the program provider to resell, or a combination of both. At June 30, 1999, payments on program license liabilities due in 1999, which will be paid with cash from operations, were approximately $20,000.

     Management does not believe that inflation in past years has had a significant impact on Brazos' results of operations nor is inflation expected to have a significant effect upon Brazos' business in the near future.

YEAR 2000 ISSUE

     The problems created by systems that are unable to interpret dates accurately after December 31, 1999 is referred to as the "Year 2000 Issue." Many software programs have historically categorized the "year" in a two-digit format rather than a four-digit format. As a result, those computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. The Year 2000 Issue creates potential risks for Brazos, including potential problems in Brazos' IT and non-IT systems. The Year 2000 Issue could cause a system failure, miscalculations or disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Brazos may also be exposed to risks from third parties who fail to adequately address their own Year 2000 Issue.

     Brazos has implemented a multiphase program designed to address the Year 2000 Issue. Each phase of this program and its state of completion is described below:

          Assessment: This phase of the program includes the identification of Brazos' IT and non-IT systems. After these systems have been identified, they are evaluated to determine whether they will correctly recognize dates after December 31, 1999 ("Year 2000 Compliant"). If it is determined that they are not Year 2000 Compliant, they are replaced or modified in the remediation phase of the program. Brazos' systems are non-proprietary. Brazos is in the process of obtaining from each system vendor a written or oral representation as to each significant system's status of compliance. Brazos has commenced an ongoing process of contacting suppliers and other key third parties to assess their Year 2000 Compliance status. It appears that all of these third parties are currently Year 2000 Compliant or they plan to be Year 2000 Compliant prior to December 31, 1999. This phase is substantially complete and Brazos has identified the majority of the systems that need to be replaced.

          Remediation: For those systems which are not Year 2000 Compliant, a plan is derived to make the systems Year 2000 Compliant. These solutions have included modification or replacement of existing systems. The remediation phase is approximately 60% complete.

          Testing: Test remediated systems to assure normal function when placed in their original operating environment and further test for Year 2000 Compliance. The Testing phase of the program is approximately 60% complete and Brazos anticipates that it will be completed by October 1, 1999.

          Contingency: As a result of Brazos' Year 2000 Compliance program, Brazos does not believe that it has significant risk resulting from this issue. However, Brazos is in the process of developing contingency plans for the possibility that one of its systems or one of a third party's systems may not be Year 2000 Compliant.

     Brazos does not presently believe that the estimated total Year 2000 project cost will exceed $18,000. Most of this cost will be realized over the estimated useful lives of the new hardware and software; however, any third party consulting fees would be expended in the period the services are rendered. To date, Brazos has identified several minor systems that are not Year 2000 Compliant and these systems are in the process of being replaced. However, Brazos has not incurred significant expenses associated with the Year 2000 Issue. As of December 31, 1998, no IT projects have been deferred due to Brazos' efforts related to the Year 2000 Issue.

     The costs of the project and the date on which Brazos believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

                SELECTED COMBINED FINANCIAL INFORMATION OF KXII

     The following table sets forth selected combined financial data for, and as of the end of, each of the years in the five-year period ended December 31, 1998 are derived from the combined financial statements of KXII. The combined financial statements as of and for the year ended December 31, 1998, have been audited by Jaynes, Reitmeier, Boyd & Therrell, P.C., independent auditors. The combined financial statements as of December 31, 1997 and for the years December 31, 1996 and 1997 were compiled by Jaynes, Reitmeier, Boyd & Therrell, P.C. These combined financial statements and the auditor's report thereon are included elsewhere in this proxy statement/prospectus. The selected combined financial data as of June 30, 1998 and 1999 and for the six-month periods ended June 30, 1998 and 1999 are derived from the unaudited condensed combined financial statements of KXII included elsewhere in the proxy statement/ prospectus which, in the opinion of management of KXII, include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the data for such periods. The combined results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

     The selected combined financial data of KXII should be read in conjunction with KXII's audited combined financial statements and related notes for the year ended December 31, 1998 and the unaudited combined financial statements and related notes thereto for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998 and 1999, included elsewhere in this proxy statement/prospectus.

                                                                     IN THOUSANDS
                             ---------------------------------------------------------------------------------------------
                                                                                                     SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                                JUNE 30,
                             -----------------------------------------------------------------   -------------------------
                                1994          1995          1996          1997         1998         1998          1999
                             -----------   -----------   -----------   -----------   ---------   -----------   -----------
                             (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (AUDITED)   (UNAUDITED)   (UNAUDITED)

STATEMENT OF INCOME DATA:
Net revenues...............    $4,426        $4,936        $5,604        $5,604       $6,102       $2,835        $3,209
Expenses:
  Broadcasting.............     2,864         3,102         3,502         3,514        3,638        1,776         1,846
  Depreciation.............       379           377           426           409          442          174           198
  Amortization of
    intangible assets......       106           106           106           106          106           53            53
                               ------        ------        ------        ------       ------       ------        ------
    Total operating
      expenses.............     3,349         3,585         4,034         4,029        4,186        2,003         2,097
                               ------        ------        ------        ------       ------       ------        ------
Operating income...........     1,077         1,351         1,570         1,575        1,916          832         1,112
Miscellaneous income.......        --             7             2             7           33           --            90
Interest expense...........       496           492           497           478          472          234           232
                               ------        ------        ------        ------       ------       ------        ------
Income before income
  taxes....................       581           866         1,075         1,104        1,477          598           970
State income taxes.........        24            36            29            21           36           13             4
                               ------        ------        ------        ------       ------       ------        ------
    Net income.............    $  557        $  830        $1,046        $1,083       $1,441       $  585        $  966
                               ======        ======        ======        ======       ======       ======        ======
BALANCE SHEET DATA AT END
  OF PERIOD:
Working capital............    $  270        $  363        $  904        $  978       $1,790       $  935        $1,839
Total assets...............     6,864         7,096         7,203         7,054        8,343        7,781         8,469
Total stockholders
  equity...................    $  910        $1,354        $1,844        $1,976       $2,946       $2,205        $3,289

-------------------------

Information with respect to basic and diluted average outstanding common shares and related income per share data has been omitted, because the selected combined financial information for KXII combines corporate and partnership entities. Accordingly share and per share data would not be meaningful.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF KXII

INTRODUCTION

     The following analysis of the financial condition and results of operations of KXII should be read in conjunction with KXII's audited financial statements and related notes for the year ended December 31, 1998 and the unaudited financial statements and related notes for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998 and 1999.

     The operating revenues of KXII are derived from broadcast advertising revenues and, to a lesser extent, compensation paid by the networks to KXII for broadcasting network programming. In addition, KXII obtains revenue from other incidental services, such as production of television commercials.

     In KXII's operations, broadcast advertising is sold for placement either preceding or following a television station's network programming and within local and syndicated programming. Broadcast advertising is sold in time increments and is priced primarily on the basis of a program's popularity among the specific audience an advertiser desires to reach, as measured by Nielsen Media Research. In addition, broadcast advertising rates are affected by the number of advertisers competing for the available time, the size and demographic makeup of the market served by the station and the availability of alternative advertising media in the market area. Broadcast advertising rates are highest during the most desirable viewing hours, with corresponding reductions during other hours. The ratings of a local station affiliated with a major network can be affected by ratings of network programming.

     Most broadcast advertising contracts are short-term and generally run only for a few weeks. Approximately 59% of the net revenues of KXII for the year ended December 31, 1998, were generated from local and regional advertising, which is sold primarily by a station's sales staff directly to local accounts. The remainder represents primarily national advertising, which is sold by a station's national advertising sales representative. The stations generally pay commissions to advertising agencies on local, regional and national advertising and the stations also pay commissions to the national sales representative on national advertising.

     Broadcast advertising revenues are generally highest in the second and fourth quarters of each year, due in part to increases in consumer advertising in the spring and retail advertising in the period leading up to and including the winter holiday season. In addition, broadcast advertising revenues are generally higher during even numbered election years due to spending by political candidates, which spending typically is heaviest during the fourth quarter.

     KXII's primary operating expenses are programming costs, employee compensation and related benefits and programming costs. In addition, broadcasting operations incur overhead expenses, such as maintenance, supplies, insurance, rent and utilities.

BROADCASTING REVENUES

     Set forth below are the principal types of broadcasting revenues earned by KXII for the periods indicated and the percentage contribution of each of the revenues (dollars in thousands):

                                                                                            SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                           JUNE 30,
                                  ------------------------------------------------   -------------------------------
                                       1996             1997             1998             1998             1999
                                  --------------   --------------   --------------   --------------   --------------
                                  AMOUNT     %     AMOUNT     %     AMOUNT     %     AMOUNT     %     AMOUNT     %
                                  ------   -----   ------   -----   ------   -----   ------   -----   ------   -----
Net revenues:
  Local.........................  $3,194   57.01%  $3,326   59.35%  $3,631   59.50%  $1,814   63.99%  $2,022   63.01%
  National......................   1,219   21.75    1,280   22.84    1,197   19.62      535   18.87      688   21.44
  Network compensation..........     935   16.68      943   16.83      897   14.70      432   15.24      468   14.58
  Political.....................     179    3.19        3    0.05      327    5.36       --      --       --      --
  Production and other..........      77    1.37       52    0.93       50    0.82       54    1.90       31    0.97
                                  ------   -----   ------   -----   ------   -----   ------   -----   ------   -----
        Total net revenue.......  $5,604   100.0%  $5,604   100.0%  $6,102   100.0%  $2,835   100.0%  $3,209   100.0%
                                  ======   =====   ======   =====   ======   =====   ======   =====   ======   =====

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

     Net revenue increased $374,000, or 13.2%, from $2.8 million to $3.2 million for the six months ended June 30, 1999 compared to the six months ended June 30, 1998. This increase reflected an increase in net local and national advertising sales of approximately $208,000 and $153,000, respectively, due to increased advertiser demand for commercial time. Network compensation increased approximately $36,000 from the six months ended June 30, 1998 to the six months ended June 30, 1999. During the 1998 period the network did not compensate its affiliates for carrying the Olympic broadcasts.

     Income from operations increased $280,000, or 33.7%, from $832,000 to $1.1 million for the six months ended June 30, 1999 compared to the six months ended June 30, 1998, reflecting increased revenue as discussed above.

     Net earnings increased $381,000, or 65.1%, from $585,000 to $966,000 for the six months ended June 30, 1999 compared to the six months ended June 30, 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Net revenue increased $498,000, or 8.9%, from $5.6 million to $6.1 million for the year ended December 31, 1998 compared to the year ended December 31, 1997. This increase reflected an increase of $324,000 in net political revenue to $327,000 for 1998 from $3,000 for 1997. Net local revenue increased $305,000 from $3.3 million in 1997 to $3.6 million in 1998, reflecting a significant increase in the advertising budget for several local and regional advertisers in the KXII broadcasting area. Net national revenue decreased $83,000 from $1.2 million in 1997 to $1.1 million in 1998, reflecting a national account which significantly reduced its advertising in KXII's broadcast area. Network compensation decreased approximately $46,000 from $943,000 in 1997 to $897,000 in 1998 reflecting KXII's share of CBS's network-wide reduction in compensation due to the network's acquisition of broadcast rights for NFL football.

     Income from operations increased $341,000, or 21.6%, from $1.6 million in 1997 to $1.9 million in 1998, reflecting an increase in production salaries and broadcast rights expenses. In addition, management bonus expense increased $30,000, or 34.9%, from

$86,000 to $116,000, reflecting increased performance compensation based on the improved operating results of KXII for 1998.

     Net earnings increased $358,000, or 33%, from $1.1 million in 1997 to $1.4 million in 1998.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Net revenue was unchanged from 1996 to 1997. Net political revenue decreased $176,000, or 98.3%, from $179,000 in 1996 to $3,000 in 1997, reflecting the "off" year of the biannual election cycle. Net local revenue increased by $132,000 from $3.2 million in 1996 to $3.3 million in 1997, reflecting the addition of local sales staff and the focus of existing sales staff on new business development. Net national revenue increased by $61,000 from $1.2 million in 1996 to $1.3 million in 1997, reflecting moderate increases in the KXII's advertising rates.

     Net earnings increased $37,000, or 3.5%, from $1.0 million in 1996 to $1.1 million in 1997.

LIQUIDITY AND CAPITAL RESOURCES

     KXII's working capital was approximately $904,000, $978,000, $1.8 million and $1.8 million at December 31, 1996, 1997, 1998 and June 30, 1999, respectively. KXII's cash provided from operations approximated $1.4 million, $1.5 million, $1.9 million, and $1.0 million in 1996, 1997, 1998 and the six months ended June 30, 1999, respectively. Management of KXII believes that current cash balances and cash flows from operations will be adequate to provide for KXII's capital expenditures, cash dividends and working capital requirements, respectively.

     KXII had capital expenditures in the amount of $313,000, $405,000, $418,000 and $336,000 in 1996, 1997, 1998 and the six months ended June 30, 1999, respectively.

     KXII paid $556,000, $951,000, $471,000 and $622,590 in dividends in 1996,
1997, 1998 and the six months ended June 30, 1999, respectively.

     KXII regularly enters into program contracts for the right to broadcast television programs produced by others and programming commitments for the right to broadcast programs in the future. Such programming commitments are generally made to replace expiring or canceled program rights. Payments under such contracts are made in cash or the concession of advertising spots for the program provider to resell, or a combination of both. At June 30, 1999, payments on program license liabilities due in 1999, which will be paid with cash from operations, were approximately $156,000.

     Management does not believe that inflation in past years has had a significant impact on KXII's results of operations nor is inflation expected to have a significant effect upon KXII's business in the near future.

YEAR 2000 ISSUE

     The problems created by systems that are unable to interpret dates accurately after December 31, 1999 is referred to as the "Year 2000 Issue." Many software programs have historically categorized the "year" in a two-digit format rather than a four-digit format. As a result, those computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. The Year 2000 Issue creates potential risks for KXII, including potential problems in KXII's IT and non-IT systems. The Year 2000 Issue could cause a system failure, miscalculations or disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. KXII may also be exposed to risks from third parties who fail to adequately address their own Year 2000 Issue.

     KXII has implemented a multiphase program designed to address the Year 2000 Issue. Each phase of this program and its state of completion is described below:

          Assessment: This phase of the program includes the identification of KXII's IT and non-IT systems. After these systems have been identified, they are evaluated to determine whether they will correctly recognize dates after December 31, 1999 ("Year 2000 Compliant"). If it is determined that they are not Year 2000 Compliant, they are replaced or modified in the remediation phase of the program. KXII's systems are non-proprietary. KXII is in the process of obtaining from each system vendor a written or oral representation as to each significant system's status of compliance. KXII has commenced an ongoing process of contacting suppliers and other key third parties to assess their Year 2000 Compliance status. It appears that all of these third parties are currently Year 2000 Compliant or they plan to be Year 2000 Compliant prior to December 31, 1999. This phase is substantially complete and KXII has identified the majority of the systems that need to be replaced.

          Remediation: For those systems which are not Year 2000 Compliant, a plan is derived to make the systems Year 2000 Compliant. These solutions have included modification or replacement of existing systems. The remediation phase is 100% complete.

          Testing: Test remediated systems to assure normal function when placed in their original operating environment and further test for Year 2000 Compliance. The Testing phase of the program is approximately 95% complete and KXII anticipates that it will be completed by August 31, 1999.

          Contingency: As a result of KXII's Year 2000 Compliance program, KXII does not believe that it has significant risk resulting from this issue. However, KXII is in the process of developing contingency plans for the possibility that one of its systems or one of a third party's systems may not be Year 2000 Compliant.

                  PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     The following unaudited pro forma condensed combined financial statements of Gray give effect to the acquisitions of KWTX, Brazos and KXII and the related financing. In addition to reflecting these transactions, the statements of operations also reflect certain other recently completed transactions. The statement of operations for the six months ended June 30, 1999 reflects the acquisition of KWTX, Brazos and KXII, the related financing and the acquisition of The Goshen News as if these transactions had occurred on January 1, 1999. The statement of operations for the year ended December 31, 1998 reflects the acquisition of KWTX, Brazos and KXII, the related financing, the acquisition of The Goshen News, the acquisition of Busse Broadcasting Corporation and the divestiture of WALB-TV as if these transactions had occurred on January 1, 1998. The balance sheet as of June 30, 1999 reflects the acquisition of KWTX, Brazos and KXII and the related financing as if these transactions had occurred on June 30, 1999. The acquisitions of KWTX, Brazos, KXII, The Goshen News and Busse Broadcasting Corporation are reflected using the purchase method of accounting for business combinations.

     Gray completed the acquisition of The Goshen News and Busse Broadcasting Corporation on March 1, 1999 and July 31, 1998, respectively. The divestiture of WALB-TV was completed on July 31, 1998.

     The pro forma financial information is provided for comparative purposes only and does not purport to be indicative of the results that actually would have been obtained if the transactions set forth above had occurred as of the dates indicated or results that may be obtained in the future. The acquisition agreements with KWTX and Brazos provide that: (1) each shareholder of KWTX and Brazos may elect to receive up to 100% of his merger consideration, but must elect to receive at least 40% of his merger consideration, in shares of Gray class B common stock and (2) the number of shares of Gray class B common stock to be received by KWTX and Brazos shareholders will be dependent on the market price of Gray class B common stock at a specified time and for a specified period immediately preceding the closing date. The acquisition agreements for KWTX, Brazos and KXII also require Gray to increase the amount of the merger consideration to pay for certain specified net working capital accounts as of the closing date.

     Accordingly, the pro forma financial statements are based on preliminary estimates of the number of shares of Gray class B common stock to be issued and their related value, indebtedness to be incurred and related financing terms, the amounts of the specified net working capital accounts of KWTX, Brazos and KXII as of the closing date, and transaction costs, all determined as of the closing date. Accordingly, the actual recording of these transactions are expected to differ from the pro forma financial statements.

                       GRAY COMMUNICATIONS SYSTEMS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1999
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                     ACQUISITION OF THE
                                                        GOSHEN NEWS             COMPLETED        KWTX          BRAZOS
                                                  ------------------------     TRANSACTION   BROADCASTING   BROADCASTING
                                                                PRO FORMA       PRO FORMA      COMPANY          CO.
STATEMENT OF OPERATIONS DATA             GRAY     HISTORICAL   ADJUSTMENTS      COMBINED      HISTORICAL     HISTORICAL
----------------------------            -------   ----------   -----------     -----------   ------------   ------------
OPERATING REVENUES:
Broadcasting..........................  $44,306      $ --         $  --          $44,306        $4,639         $3,356
Publishing............................   17,558       652            30(1)        18,240            --             --
Paging................................    4,557        --            --            4,557            --             --
                                        -------      ----         -----          -------        ------         ------
                                         66,421       652            30           67,103         4,639          3,356
EXPENSES:
Broadcasting..........................   26,673        --            --           26,673         2,780          2,011
Publishing............................   13,710       621           (30)(1)       14,296            --             --
                                                                     (5)(2)
Paging................................    3,238        --            --            3,238            --             --
Corporate and administrative..........    1,687        --            --            1,687            --             --
Depreciation and amortization.........   11,119        62           103(3)        11,284           336            192
                                        -------      ----         -----          -------        ------         ------
                                         56,427       683            68           57,178         3,116          2,203
                                        -------      ----         -----          -------        ------         ------
                                          9,994       (31)          (38)           9,925         1,523          1,153
Miscellaneous income (expense), net...      456         7             7(4)           470           587            141
                                        -------      ----         -----          -------        ------         ------
                                         10,450       (24)          (31)          10,395         2,110          1,294
Interest expense......................   13,775        --           221(5)        13,996            --             --
                                        -------      ----         -----          -------        ------         ------
Income (loss) before income taxes.....   (3,325)      (24)         (252)          (3,601)        2,110          1,294
Federal and state income taxes........     (684)       --           (94)(6)         (778)          652            449
                                        -------      ----         -----          -------        ------         ------
Net income (loss).....................   (2,641)      (24)         (158)          (2,823)        1,458            845
Preferred dividends...................      505        --            --              505            --             --
                                        -------      ----         -----          -------        ------         ------
Net income (loss) available to common
  stockholders........................  $(3,146)     $(24)        $(158)         $(3,328)       $1,458         $  845
                                        =======      ====         =====          =======        ======         ======
Average outstanding common shares --
  basic and diluted...................   11,961                                   11,961
                                        =======                                  =======
Basic and diluted loss per common
  share...............................  $ (0.26)                                 $ (0.28)
                                        =======                                  =======

                                               KXII
                                        BROADCASTERS, INC.
                                               KXII
                                        BROADCASTERS, LTD.
                                             COMBINED         PRO FORMA      PRO FORMA
STATEMENT OF OPERATIONS DATA                HISTORICAL       ADJUSTMENTS     COMBINED
----------------------------            ------------------   -----------     ---------
OPERATING REVENUES:
Broadcasting..........................        $3,209           $   225(7)     $55,735
Publishing............................            --                --         18,240
Paging................................            --                --          4,557
                                              ------           -------        -------
                                               3,209               225         78,532
EXPENSES:
Broadcasting..........................         1,846               225(7)      32,845
                                                                  (690)(2)
Publishing............................            --                --         14,296
Paging................................            --                --          3,238
Corporate and administrative..........            --                --          1,687
Depreciation and amortization.........           251             1,934(3)      13,997
                                              ------           -------        -------
                                               2,097             1,469         66,063
                                              ------           -------        -------
                                               1,112            (1,244)        12,469
Miscellaneous income (expense), net...            90              (790)(4)        498
                                              ------           -------        -------
                                               1,202            (2,034)        12,967
Interest expense......................           232              (232)(8)     19,233
                                                                 5,237(9)
                                              ------           -------        -------
Income (loss) before income taxes.....           970            (7,039)        (6,266)
Federal and state income taxes........             4            (2,012)(6)     (1,685)
                                              ------           -------        -------
Net income (loss).....................           966            (5,027)        (4,581)
Preferred dividends...................            --                --            505
                                              ------           -------        -------
Net income (loss) available to common
  stockholders........................        $  966           $(5,027)       $(5,086)
                                              ======           =======        =======
Average outstanding common shares --
  basic and diluted...................                                         15,131(10)
                                                                              =======
Basic and diluted loss per common
  share...............................                                        $ (0.34)(10)
                                                                              =======

                       GRAY COMMUNICATIONS SYSTEMS, INC.

                            STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1999

 (1) Reflects the reclassification of certain revenue to conform to Gray's financial statement presentation.

 (2) Reflects elimination of certain historical related party rental expenses that Gray will not incur subsequent to the acquisition of The Goshen News since such rental expense was eliminated as part of the transaction. With respect to KWTX, Brazos and KXII, reflects elimination of historical corporate overhead expenses, including director's fees, certain management bonuses and other management fees paid to related parties whose involvement with the businesses will terminate at closing. Gray does not anticipate that it will incur such expenses subsequent to the respective acquisitions.

 (3) Reflects the increased depreciation and amortization charges associated with the allocation of the total consideration among the assets acquired and the liabilities assumed. Depreciation of property, plant and equipment is calculated using the straight-line method applied over the estimated useful lives of the assets. Such lives range from five to 35 years. Amortization of intangible assets, including FCC licenses, network affiliation agreements and goodwill, is calculated using the straight-line method over an estimated useful life of 40 years. Also, with respect to The Goshen News, a non-compete agreement with a value of $1.5 million is being amortized using the straight-line method over its stated life of five years.

 (4) Reflects (a) adjustment of certain other historical expenses and interest income that Gray will not incur or does not anticipate it will earn subsequent to the acquisitions and (b) elimination of KWTX's income of $442,000 derived from its equity investment in Brazos under the equity method.

 (5) Reflects interest expense on $16.7 million of incremental indebtedness incurred in connection with the purchase of The Goshen News, assuming an effective interest rate of 8%.

 (6) Income tax benefits have been estimated assuming an effective tax rate of 34%. Gray is assumed to be in a net operating loss position on a combined pro forma basis.

 (7) Reflects reclassification of certain sales commission expenses to broadcasting expenses to conform to Gray's financial statement presentation.

 (8) Reflects the elimination of historical interest expense.

 (9) Reflects: (a) interest charges on the estimated $100 million of newly issued indebtedness with an assumed effective interest rate of 8.8%; (b) amortization of an estimated $1.8 million of deferred financing charges associated with the new indebtedness issued; (c) incremental interest due to an assumed increase in the effective interest rate of 1% on Gray's $130.7 million term loan and revolving credit facility due to the increased overall leverage of Gray after completion of the acquisitions and (d) interest on an incremental $1.6 million of borrowing under the revolving credit facility used to complete the financing of the acquisitions at an assumed effective interest rate of 8.3%. A 1/8% change in the effective interest rates on variable rate debt paid by Gray would produce a corresponding change in Gray's interest expense of approximately $145,000 for the six months ended June 30, 1999.

(10) The pro forma weighted average shares outstanding and loss per share assume that:

     - the price of the Gray class B common stock as of the day immediately preceding the closing date of the acquisitions will be $14.125 per share;

     - KWTX and Brazos shareholders will receive 40% of the aggregate merger consideration in shares of Gray class B common stock; and

     - a total of 3,170,000 shares of Gray class B common stock will be issued in the acquisitions of KWTX and Brazos.

     The merger agreements provide that the shareholders of KWTX and Brazos may elect to receive up to 100% of their respective merger consideration in Gray class B common stock and that each shareholder of KWTX and Brazos must receive at least 40% of the aggregate consideration in shares of Gray class B common stock with the stock being valued as of the close of business on the day immediately preceding the closing date. Accordingly, the number of shares of Gray class B common stock to be issued can not be determined until the closing date of the acquisitions.

     The following table illustrates the effect that the issuance of varying numbers of shares of Gray class B common stock in the acquisitions would have on Gray's pro forma basic and diluted loss per share for the six months ended June 30, 1999, based upon:

     - varying assumptions as to the percentage of aggregate merger consideration such shareholders elect to receive in Gray class B common stocks; and

     - varying assumptions as to the market value per share of Gray class B common stock as of the day immediately preceding the closing date of the acquisitions.

     Weighted average basic and diluted loss per common share (rounded to the nearest cent):

                                                 AGGREGATE PERCENTAGE OF KWTX AND
                                                 BRAZOS MERGER CONSIDERATION TO BE
                                                RECEIVED IN SHARES OF GRAY CLASS B
                                                           COMMON STOCK:
                                               -------------------------------------
                                                 40%       60%       80%      100%
                                               -------   -------   -------   -------
Price per Share:                                       Loss Per Common Share
$15..........................................  $(0.34)   $(0.31)   $(0.28)   $(0.26)
$14.125(a)...................................   (0.34)    (0.30)    (0.28)    (0.26)
$14..........................................   (0.34)    (0.30)    (0.28)    (0.25)
$13..........................................   (0.33)    (0.30)    (0.27)    (0.25)
$12..........................................   (0.32)    (0.29)    (0.26)    (0.24)
$11..........................................   (0.32)    (0.28)    (0.25)    (0.23)
$10..........................................   (0.31)    (0.27)    (0.24)    (0.22)

-------------------------

(a)  The closing price of Gray class B common stock on June 30, 1999

     If the average price per share of Gray class B common stock during the 20 trading day period immediately preceding the closing date of the KWTX and Brazos acquisitions or the price of Gray class B common stock on the day immediately preceding the closing date is less than $12 per share, then Gray at its option may pay the aggregate merger consideration for KWTX and Brazos in cash. Such amount would be $95.5 million before the payment for any specified net working capital adjustments required under the acquisition agreements, transaction fees and related expenses.

                       GRAY COMMUNICATIONS SYSTEMS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                           ACQUISITION OF                              ACQUISITION OF
                                                   BUSSE BROADCASTING CORPORATION        BUSSE/WALB    THE GOSHEN NEWS
                                    DISPOSITION   ---------------------------------     TRANSACTIONS   --------------
                                      OF WALB                          PRO FORMA         PRO FORMA
                           GRAY     HISTORICAL       HISTORICAL       ADJUSTMENTS         COMBINED       HISTORICAL
                         --------   -----------   ----------------   --------------     ------------   --------------
STATEMENT OF OPERATIONS
 DATA:
OPERATING REVENUES:
 Broadcasting..........  $ 91,007     $(6,773)        $11,544           $    --           $ 95,778         $   --
 Publishing............    29,330          --              --                --             29,330          4,550
 Paging................     8,553          --              --                --              8,553             --
                         --------     -------         -------           -------           --------         ------
                          128,890      (6,773)         11,544                --            133,661          4,550
EXPENSES:
 Broadcasting..........    52,967      (2,923)          5,309                --             55,353             --
 Publishing............    24,197          --              --                --             24,197          3,425
 Paging................     5,618          --              --                --              5,618             --
 Corporate and
   administrative......     3,063          --           2,177            (2,177)(1)          3,063             --
 Depreciation and
   amortization........    18,117        (206)          3,347              (520)(2)         20,738            190
                         --------     -------         -------           -------           --------         ------
                          103,962      (3,129)         10,833            (2,697)           108,969          3,615
                         --------     -------         -------           -------           --------         ------
                           24,928      (3,644)            711             2,697             24,692            935
Gain on exchange of
 television station....    70,572          --              --                --             70,572             --
Miscellaneous income
 (expense), net........      (242)         --             249              (249)(3)           (242)            59
                         --------     -------         -------           -------           --------         ------
                           95,258      (3,644)            960             2,448             95,022            994
Interest expense.......    25,455          --           4,892            (4,892)(4)         29,365             --
                                                                          3,910(5)
                         --------     -------         -------           -------           --------         ------
Income (loss) before
 income taxes..........    69,803      (3,644)         (3,932)            3,430             65,657            994
Federal and state
 income taxes..........    28,144                                        (1,410)(6)         26,734             --
                         --------     -------         -------           -------           --------         ------
Net income (loss)......    41,659      (3,644)         (3,932)            4,840             38,923            994
Preferred dividends....     1,318          --           2,813            (2,813)(7)          1,318             --
                         --------     -------         -------           -------           --------         ------
Net income (loss)
 available to common
 stockholders..........  $ 40,341     $(3,644)        $(6,745)          $ 7,653           $ 37,605         $  994
                         ========     =======         =======           =======           ========         ======
Average outstanding
 common shares-basic...    11,923                                                           11,923
Stock compensation
 awards................       481                                                              481
                         --------                                                         --------
Average outstanding
 common shares-
 diluted...............    12,404                                                           12,404
                         ========                                                         ========
Basic earnings per
 common share..........  $   3.38                                                         $   3.15
                         ========                                                         ========
Diluted earnings per
 common share..........  $   3.25                                                         $   3.03
                         ========                                                         ========



                           ACQUISITION OF                                                        KXII
                           THE GOSHEN NEWS     COMPLETED         KWTX          BRAZOS         BROADCASTERS,
                           ---------------    TRANSACTIONS   BROADCASTING   BROADCASTING          LTD.
                              PRO FORMA        PRO FORMA       COMPANY          CO.             COMBINED         PRO FORMA
                             ADJUSTMENTS        COMBINED      HISTORICAL     HISTORICAL        HISTORICAL       ADJUSTMENTS
                           ---------------    ------------   ------------   ------------   ------------------   -----------
STATEMENT OF OPERATIONS
 DATA:
OPERATING REVENUES:
 Broadcasting..........        $    --          $ 95,778        $9,222         $7,301            $6,102          $    479(10)
 Publishing............            230(8)         34,110            --             --                --                --
 Paging................             --             8,553            --             --                --                --
                               -------          --------        ------         ------            ------          --------
                                   230           138,441         9,222          7,301             6,102               479
EXPENSES:
 Broadcasting..........             --            55,353         5,507          4,021             3,638               479(10)
                                                                                                                   (1,402)(1)
 Publishing............            230(8)         27,852            --             --                --                --
 Paging................             --             5,618            --             --                --                --
 Corporate and
   administrative......             --             3,063            --             --                --                --
 Depreciation and
   amortization........            664(2)         21,592           607            392               548             3,868(2)
                               -------          --------        ------         ------            ------          --------
                                   894           113,478         6,114          4,413             4,186             2,945
                               -------          --------        ------         ------            ------          --------
                                  (664)           24,963         3,108          2,888             1,916            (2,466)
Gain on exchange of
 television station....             --            70,572            --             --                --                --
Miscellaneous income
 (expense), net........            (59)(3)          (242)        1,601            263                33            (1,850)(3)
                               -------          --------        ------         ------            ------          --------
                                  (723)           95,293         4,709          3,151             1,949            (4,316)
Interest expense.......          1,335(9)         30,700            --             --               472              (472)(4)
                                                                                                                   11,069(11)
                               -------          --------        ------         ------            ------          --------
Income (loss) before
 income taxes..........         (2,058)           64,593         4,709          3,151             1,477           (14,913)
Federal and state
 income taxes..........           (362)(6)        26,372         1,388          1,135                36            (4,455)(6)
                               -------          --------        ------         ------            ------          --------
Net income (loss)......         (1,696)           38,221         3,321          2,016             1,441          $(10,458)
Preferred dividends....             --             1,318            --             --                --                --
                               -------          --------        ------         ------            ------          --------
Net income (loss)
 available to common
 stockholders..........        $(1,696)         $ 36,903        $3,321         $2,016            $1,441          $(10,458)
                               =======          ========        ======         ======            ======          ========
Average outstanding
 common shares-basic...                           11,923
Stock compensation
 awards................                              481
                                                --------
Average outstanding
 common
 shares-diluted........                           12,404
                                                ========
Basic earnings per
 common share..........                         $   3.10
                                                ========
Diluted earnings per
 common share..........                         $   2.98
                                                ========


                         PRO FORMA
                         COMBINED
                         ---------
STATEMENT OF OPERATIONS
 DATA:
OPERATING REVENUES:
 Broadcasting..........  $118,882
 Publishing............    34,110
 Paging................     8,553
                         --------
                          161,545
EXPENSES:
 Broadcasting..........    67,596
 Publishing............    27,852
 Paging................     5,618
 Corporate and
   administrative......     3,063
 Depreciation and
   amortization........    27,007
                         --------
                          131,136
                         --------
                           30,409
Gain on exchange of
 television station....    70,572
Miscellaneous income
 (expense), net........      (195)
                         --------
                          100,786
Interest expense.......    41,769
                         --------
Income (loss) before
 income taxes..........    59,017
Federal and state
 income taxes..........    24,476
                         --------
Net income (loss)......    34,541
Preferred dividends....     1,318
                         --------
Net income (loss)
 available to common
 stockholders..........  $ 33,223
                         ========
Average outstanding
 common shares-basic...    15,093(12)
Stock compensation
 awards................       481
                         --------
Average outstanding
 common
 shares-diluted........    15,574
                         ========
Basic earnings per
 common share..........  $   2.20(12)
                         ========
Diluted earnings per
 common share..........  $   2.13
                         ========

                       GRAY COMMUNICATIONS SYSTEMS, INC.

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

 (1) Reflects elimination of historical corporate overhead expense of Busse Broadcasting Corporation, including executive officer compensation, professional fees and office overhead costs. With respect to KWTX, Brazos and KXII, reflects elimination of historical expenses, including director's fees, certain management bonuses and other management fees paid to related parties whose involvement with the businesses will terminate at closing. Gray does not anticipate that it will incur such expenses subsequent to the respective acquisitions.

 (2) Reflects adjustment of depreciation and amortization charges associated with the allocation of the total acquisition cost among the assets acquired and the liabilities assumed. Depreciation of property plant and equipment is calculated using the straight-line method applied over the estimated useful lives of the assets. Such lives range from five to 35 years. Amortization of intangible assets, including FCC licenses, network affiliation agreements and goodwill, is calculated using the straight-line method over an estimated useful life of 40 years. Also, with respect to The Goshen News, a non-compete agreement with a value of $1.5 million is being amortized using the straight-line method over its stated life of five years.

 (3) Reflects elimination of (a) certain other historical expenses and interest income, that Gray will not incur or does not anticipate it will earn subsequent to the acquisitions and (b) KWTX's income of $1 million derived from its equity investment in Brazos under the equity method.

 (4) Reflects elimination of historical interest expense.

 (5) Reflects increased interest expense associated with the $42.7 million incremental debt incurred for the acquisition of Busse, assuming an effective interest rate of 8%. The pro forma increase of interest expense includes $1.9 million of historical net interest expense eliminated in Note
     (4) above from January 1, 1998 through July 31, 1998 associated with certain Busse indebtedness that was retired in October 1998.

 (6) Income tax benefits associated with the respective acquisition and disposition transactions have been estimated assuming an effective tax rate of 34%.

 (7) Reflects elimination of Busse historical preferred stock dividends.

 (8) Reflects the reclassification of certain revenue to conform to Gray's financial statement presentation.

 (9) Reflects interest expense on $16.7 million of incremental indebtedness incurred in connection with the purchase of The Goshen News, assuming an effective interest rate of 8%.

(10) Reflects reclassification of certain sales commission expense to broadcasting expenses to conform to Gray's financial statement presentation.

(11) Reflects: (a) interest charges on the estimated $100 million of newly issued indebtedness, with an assumed effective interest rate of 8.8%; (b) amortization of an estimated $1.8 million of deferred financing charges associated with the new indebtedness issued; (c) incremental interest due to an assumed increase in the effective interest rate of 1.4% on Gray's $130.7 million term loan and revolving credit facility due to the increased overall leverage of Gray after completion of the acquisitions and (d) interest on an incremental $1.6 million of borrowing under the revolving credit facility used to complete the financing of the acquisitions at an assumed effective interest rate of 8.3%. A 1/8% change in the effective interest rates on variable rate debt paid by Gray would produce a corresponding change in Gray's interest expense of approximately $290,000 for the year ended December 31, 1998.

(12) The pro forma weighted average shares outstanding and earnings per common share assume that:

     - the price of the Gray class B common stock as of the day immediately preceding the closing date of the acquisitions will be $14.125 per share;

     - KWTX and Brazos shareholders will receive 40% of the aggregate merger consideration in shares of Gray class B common stock; and

     - a total of 3,170,000 shares of Gray class B common stock will be issued in the acquisitions of KWTX and Brazos.

The merger agreements provide that the shareholders of KWTX and Brazos may elect to receive up to 100% of their respective merger consideration in Gray class B common stock and that each shareholder of KWTX and Brazos must receive at least 40% of the aggregate consideration in shares of Gray class B common stock with the stock being valued as of the close of business on the day immediately preceding the closing date. Accordingly, the number of shares of Gray class B common stock to be issued can not be determined until the closing date of the acquisitions.

The following table illustrates the effect that the issuance of varying numbers of shares of Gray class B common stock in the acquisitions would have on Gray's pro forma diluted earnings per share for the year ended December 31, 1998, based upon:

     - varying assumptions as to the percentage of aggregate merger consideration such shareholders elect to receive in Gray class B common stock; and

     - varying assumptions as to the market value per share of Gray class B common stock as of the day immediately preceding the closing date of the acquisitions.

Weighted average diluted earnings per common share (rounded to the nearest cent):

                                                  AGGREGATE PERCENTAGE OF KWTX AND
                                                 BRAZOS MERGER CONSIDERATION TO BE
                                                 RECEIVED IN SHARES OF GRAY CLASS B
                                                           COMMON STOCK:
                                                ------------------------------------
                                                 40%       60%       80%       100%
                                                ------    ------    ------    ------
PRICE PER SHARE:                                           EARNINGS PER COMMON SHARE
                                                ------------------------------------
$15.........................................    $2.16     $1.97     $1.81     $1.67
$14.125(a)..................................     2.13      1.94      1.77      1.63
$14.........................................     2.13      1.93      1.77      1.63
$13.........................................     2.10      1.89      1.72      1.58
$12.........................................     2.06      1.85      1.67      1.53
$11.........................................     2.02      1.79      1.62      1.47
$10.........................................     1.97      1.74      1.56      1.41

-------------------------
(a)  The closing price of Gray class B common stock on June 30, 1999

     If the average price per share of Gray class B common stock during the 20 trading day period immediately preceding the closing date of the KWTX and Brazos acquisitions or the price of Gray class B common stock on the day immediately preceding the closing date is less than $12 per share, then Gray at its option may pay the aggregate merger consideration for KWTX and Brazos in cash. Such amount would be $95.5 million before the payment for any specified net working capital adjustments required under the acquisition agreements, transaction fees and related expenses.

                       GRAY COMMUNICATIONS SYSTEMS, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 1999
                             (DOLLARS IN THOUSANDS)

                                                   KWTX BROADCASTING
                                                        COMPANY              BRAZOS BROADCASTING CO.
                                                ------------------------     ------------------------
                                                              PRO FORMA                    PRO FORMA
                                       GRAY     HISTORICAL   ADJUSTMENTS     HISTORICAL   ADJUSTMENTS
                                     --------   ----------   -----------     ----------   -----------
ASSETS:
CURRENT ASSETS:
Cash...............................  $  5,085    $ 6,020      $ (6,020)(1)     $6,059       $(6,059)(1)
Trade accounts receivable..........    22,795      1,660           (30)(2)      1,505            --
Recoverable income taxes...........     1,587         --            --             --            --
Inventories........................       878         --            --                           --
Current portion of program
 broadcast rights..................     1,206         81            --             78            --
Other current assets...............     1,013        275            --             52            --
                                     --------    -------      --------         ------       -------
       Total current assets........    32,564      8,036        (6,050)         7,694        (6,059)
Property and equipment, net........    52,885      5,187          (187)(3)      1,921         2,079(3)
Deferred loan costs................     7,691         --            --             --            --
Intangibles........................   384,975         --        62,903(4)          --        58,191(4)
Other long term assets.............     2,713        263            --            120            --
Equity investment..................        --      4,470        (4,470)(5)         --            --
                                     --------    -------      --------         ------       -------
       Total assets................  $480,828    $17,956      $ 52,196         $9,735       $54,211
                                     ========    =======      ========         ======       =======
LIABILITIES AND STOCKHOLDER'S EQUITY:
CURRENT LIABILITIES:
Trade payables.....................  $    805    $   298      $     --         $  115       $    --
Employee compensation and
 benefits..........................     4,718        386            --            317            --
Accrued expenses...................     2,310         10            --             45           (27)(2)
Accrued interest...................     5,049         --            --             --            --
Current portion of program
 broadcasting obligations..........     1,028         20            --             20            --
Deferred revenue...................     3,247         --            --             --            --
Current portion of long-term
 debt..............................       385         --            --             --            --
                                     --------    -------      --------         ------       -------
       Total current liabilities...    17,542        714            --            497           (27)
Long term debt.....................   291,287         --        (6,020)(1)         --        (6,059)(1)
Other long-term liabilities:
Program broadcast obligations, less
 current portion...................       417         17            --             17            --
Supplemental employee benefits.....     1,052         --            --             --            --
Deferred income taxes..............    43,120        639        15,562(6)         280        15,211(6)
Other acquisition related
 liabilities.......................     4,227         --            --             --            --
Other long term liabilities........        --         --        59,240(4)          --        54,027(4)
                                     --------    -------      --------         ------       -------
                                       48,816        656        74,802            297        69,238
Commitments and contingencies

STOCKHOLDERS EQUITY:
Net equity of acquired
 operations........................        --     16,586       (16,586)(4)      8,941        (8,941)(4)
Series A preferred stock...........    10,000         --            --             --            --
Series B preferred stock...........     3,500         --            --             --            --
Class A common stock...............    10,684         --            --             --            --
Class B common stock...............    66,867         --            --             --            --
Retained earnings..................    42,112         --            --             --            --
Treasury stock -- class A..........    (8,579)        --            --             --            --
Treasury stock -- class B..........    (1,401)        --            --             --            --
                                     --------    -------      --------         ------       -------
                                      123,183     16,586       (16,586)         8,941        (8,941)
                                     --------    -------      --------         ------       -------
       Liabilities and
        Stockholder's Equity.......  $480,828    $17,956      $ 52,196         $9,735       $54,211
                                     ========    =======      ========         ======       =======

                                     KXII BROADCASTERS, INC. AND
                                       KXII BROADCASTERS, LTD.
                                     ----------------------------
                                       COMBINED       PRO FORMA                          PRO FORMA
                                      HISTORICAL     ADJUSTMENTS           FINANCING     COMBINED
                                     ------------   -------------          ---------     ---------
ASSETS:
CURRENT ASSETS:
Cash...............................     $1,118         $(1,118)(7)         $      --     $  5,085
Trade accounts receivable..........      1,380              --                    --       27,310
Recoverable income taxes...........         --              --                    --        1,587
Inventories........................         --              --                    --          878
Current portion of program
 broadcast rights..................        121              --                    --        1,486
Other current assets...............         70              --                    --        1,410
                                        ------         -------             ---------     --------
       Total current assets........      2,689          (1,118)                   --       37,756
Property and equipment, net........      2,135             624(3)                 --       64,644
Deferred loan costs................         --              --                 1,750(8)     9,441
Intangibles........................      3,559          (3,559)(7)                --      545,343
                                                        39,274(4)
Other long term assets.............         86              --                    --        3,182
Equity investment..................         --              --                    --           --
                                        ------         -------             ---------     --------
       Total assets................     $8,469         $35,221             $   1,750     $660,366
                                        ======         =======             =========     ========
LIABILITIES AND STOCKHOLDER'S EQUITY:
CURRENT LIABILITIES:
Trade payables.....................     $  165         $  (165)(7)         $      --     $  1,218
Employee compensation and
 benefits..........................         --              --                    --        5,421
Accrued expenses...................        263            (263) (7)               --        2,338
Accrued interest...................         --                                    --        5,049
Current portion of program
 broadcasting obligations..........        156              --                    --        1,224
Deferred revenue...................         --              --                    --        3,247
Current portion of long-term
 debt..............................        265            (265)(7)                --          385
                                        ------         -------             ---------     --------
       Total current liabilities...        849            (693)                   --       18,882
Long term debt.....................      4,228          (4,228)(7)         113,667(9)     392,875
Other long-term liabilities:
Program broadcast obligations, less
 current portion...................        103              --                    --          554
Supplemental employee benefits.....         --              --                    --        1,052
Deferred income taxes..............         --              --                    --       74,812
Other acquisition related
 liabilities.......................         --              --                    --        4,227
Other long term liabilities........         --          43,431(4)           (156,698)(4)       --
                                        ------         -------             ---------     --------
                                           103          43,431              (156,698)      80,645
Commitments and contingencies
STOCKHOLDERS EQUITY:
Net equity of acquired
 operations........................      3,289          (3,289)(4)                --           --
Series A preferred stock...........         --              --                    --       10,000
Series B preferred stock...........         --              --                    --        3,500
Class A common stock...............         --              --                    --       10,684
Class B common stock...............         --              --                44,781(10)  111,648
Retained earnings..................         --              --                    --       42,112
Treasury stock -- class A..........         --              --                    --       (8,579)
Treasury stock -- class B..........         --              --                    --       (1,401)
                                        ------         -------             ---------     --------
                                         3,289          (3,289)               44,781      167,964
                                        ------         -------             ---------     --------
       Liabilities and
        Stockholder's Equity.......     $8,469         $35,221             $   1,750     $660,366
                                        ======         =======             =========     ========

                       GRAY COMMUNICATIONS SYSTEMS, INC.

                                 BALANCE SHEET
                                 JUNE 30, 1999

     The pro forma adjustments for the acquisitions of KWTX, Brazos and KXII and the related financing are as follows:

   (1) Reflects the use of cash to pay down long-term debt. This cash was acquired with the acquisitions of KWTX and Brazos.

   (2) Reflects elimination of certain intercompany accounts.

   (3) Reflects adjustment of property, plant and equipment to estimated fair market value.

   (4) Reflects the purchase of KWTX, Brazos and KXII and the allocation of the purchase price of $156.7 million to the tangible assets and liabilities based upon estimates of fair value at June 30, 1999. The total cost includes the base price, cash on hand at KWTX and Brazos, working capital adjustments and acquisition related fees, which as of June 30, 1999 were $139.0 million, $12.1 million, $3.7 million and $1.9 million, respectively. The allocation of the total cost is as follows (dollars in thousands):

DESCRIPTION                                  KWTX      BRAZOS     KXII      TOTAL
-----------                                --------   --------   -------   --------
Cash.....................................  $  6,020   $  6,059   $    --   $ 12,079
Accounts receivable......................     1,630      1,505     1,380      4,515
Other current assets.....................       356        130       191        677
Property and equipment...................     5,000      4,000     2,759     11,759
Other long term assets...................       263        120        86        469
FCC licenses, network affiliation
  agreements and other intangible
  assets.................................    62,903     58,191    39,274    160,368
Trade payables...........................      (298)      (115)       --       (413)
Employee compensation and benefits.......      (386)      (317)       --       (703)
Current portion of program broadcast
  obligations............................       (20)       (20)     (156)      (196)
Other current liabilities................       (10)       (18)                 (28)
Deferred tax liabilities.................   (16,201)   (15,491)       --    (31,692)
Other long term liabilities..............       (17)       (17)     (103)      (137)
                                           --------   --------   -------   --------
Purchase price including expenses........  $ 59,240   $ 54,027   $43,431   $156,698
                                           ========   ========   =======   ========
Historical book value....................  $(16,586)  $ (8,941)  $(3,289)  $(28,816)
Assets not acquired and liabilities not
  assumed................................        --         --      (244)      (244)
Adjustment to eliminate certain
  intercompany accounts..................        30        (27)       --          3
Adjustment to equity investment..........     4,470         --        --      4,470
Adjustment of property, plant and
  equipment to fair market value.........       187     (2,079)     (624)    (2,516)
Adjustment to deferred taxes.............    15,562     15,211        --     30,773
                                           --------   --------   -------   --------
Net value of assets acquired or
  liabilities assumed....................     3,663      4,164    (4,157)     3,670
Purchase price including expenses........    59,240     54,027    43,431    156,698
                                           --------   --------   -------   --------
FCC licenses, network affiliation
  agreements and other intangible
  assets.................................  $ 62,903   $ 58,191   $39,274   $160,368
                                           ========   ========   =======   ========

   (5) Reflects elimination of KWTX's equity investment in Brazos.

   (6) Reflects the deferred tax liability associated with recording assets and liabilities at fair value and recording intangibles which are not deductible for income tax purposes. The adjustment is calculated using an assumed effective tax rate of 34%.

   (7) Reflects the elimination of certain assets and liabilities of KXII, which will not be included in the acquisition.

   (8) Reflects estimated financing fees to be incurred in connection with the acquisitions of KWTX, Brazos and KXII.

   (9) Reflects assumed incremental borrowings of $101.6 million to complete the acquisitions. Cash acquired at KWTX and Brazos will be used to reduce aggregate borrowing requirements. Gray currently intends to borrow $100 million of new senior indebtedness to fund the acquisitions and to borrow additional funds, as necessary, under the existing revolving credit facility to complete any funding requirements. The amount borrowed to complete the acquisitions assumes the shareholders of KWTX and Brazos elect to receive 60% of their respective merger consideration in cash.

  (10) Reflects assumed issuance of 3,170,000 shares of Gray class B common stock at an assumed price of $14.125 per share, the closing price of such stock on June 30, 1999. Such amount assumes the shareholders of KWTX and Brazos elect to receive 40% of their respective merger consideration in shares of Gray class B common stock.

     The respective merger agreements establish the minimum value of the Gray class B common stock at $14.00 per share and the maximum value at $15.00 per share. However, Gray is obligated to provide at least 40% of the aggregate merger consideration for KWTX and Brazos in shares of Gray class B common stock with the stock being valued at a specified time and for a specified period immediately preceding the closing date.

     The following table illustrates the aggregate number of shares which would be issued to the KWTX and Brazos shareholders as of June 30, 1999, based upon:

     - varying assumptions as to the percentage of aggregate merger consideration such shareholders elect to receive in Gray class B common stock; and

     - varying assumptions as to the market value per share of Gray class B common stock as of the close of business on the day immediately preceding the closing date.

     Shares in thousands, price per share in dollars:

                                                    AGGREGATE PERCENTAGE OF KWTX AND
                                                  BRAZOS CONSIDERATION TO BE RECEIVED
                                                    IN SHARES OF GRAY CLASS B COMMON
                                                                 STOCK
                                                 --------------------------------------
                                                   40%       60%       80%       100%
                                                 -------   -------   -------   --------
                                                          NUMBER OF SHARES OF
PRICE PER SHARE:                                       GRAY CLASS B COMMON STOCK
                                                 --------------------------------------
$15............................................   2,985     4,478     5,971      7,463
$14.125(a).....................................   3,170     4,755     6,341      7,926
$14............................................   3,199     4,798     6,397      7,997
$13............................................   3,445     5,167     6,889      8,612
$12............................................   3,732     5,598     7,463      9,329
$11............................................   4,071     6,106     8,142     10,177
$10............................................   4,478     6,717     8,956     11,195

-------------------------
(a)  The closing price of Gray class B common stock on June 30, 1999

     If the average price per share of Gray class B common stock during the 20 trading day period immediately preceding the closing date of the KWTX and Brazos acquisitions or the price of Gray class B common stock on the day immediately preceding the closing date is less than $12 per share, then Gray at its option may pay the aggregate merger consideration for KWTX and Brazos in cash. Such amount would be $95.5 million before the payment for any specified net working capital adjustments required under the acquisition agreements, transaction fees and related expenses.

                 GENERAL BACKGROUND INFORMATION RELATING TO THE
                         TELEVISION BROADCAST INDUSTRY

REVENUES

     Television station revenues are primarily derived from local, regional and national advertising. To a lesser extent, television stations derive revenues from network compensation, studio and tower space rental and commercial production activities.

     Advertising rates are based upon a variety of factors, including:

     - a program's popularity among the viewers an advertiser wishes to attract;

     - the number of advertisers competing for the available time;

     - the size and demographic makeup of the market served by the station;

     - the availability in the market area of alternative advertising media, such as radio, newspapers and billboards;

     - overall image of a station in a market;

     - the station's ratings and share among particular demographic groups which an advertiser may be targeting; and

     - aggressive and knowledgeable sales forces and the development of projects, features and programs that tie advertiser messages to programming.

     Because broadcast stations rely on advertising revenues, they are sensitive to cyclical changes in the economy. Advertisers' budgets are affected by broad economic trends and in turn affect the broadcast industry in general and the revenues of individual broadcast television stations.

MARKET DESIGNATIONS AND AUDIENCE RATING INFORMATION

     The A.C. Nielsen Company groups all television stations in the country into approximately 210 generally recognized television markets that are ranked in size according to various formulae based upon actual or potential audience. Each television market is an exclusive geographic area consisting of all counties in which the home-market commercial stations receive the greatest percentage of total viewing hours.

     Nielsen periodically publishes data on estimated audiences for the television stations in the various television markets throughout the country. This information contains, among other items, data relating to the size of the viewing audience and demographic characteristics such as sex and age.

     At present, Nielsen is the only company collecting and reporting television viewing data on a nationally recognized basis.

NETWORK AFFILIATIONS AND OTHER PROGRAMMING INFORMATION

     Four major broadcast networks, ABC, CBS, NBC and Fox, dominate broadcast television. Additionally, United Paramount Network and Warner Brothers Network have emerged as additional television networks. An affiliate of UPN or WB receives a smaller portion of each day's programming from its network compared to an affiliate of one of the four major networks.

     In general, affiliation agreements provide the affiliated station with the right to broadcast all programs transmitted by the network. In return, the network has the right to sell a substantial majority of the advertising time during such broadcasts. The affiliate retains the revenues from time sold during breaks in and between network programs and programs the affiliate produces or purchases from non-network sources.

     In exchange for every hour of network programming a station elects to broadcast, ABC, CBS, NBC and to a lesser extent, Fox pay their affiliated station a specific network compensation payment. The payment varies with the time of day. Typically, prime-time programming generates the highest hourly network compensation payments. Such payments are subject to increase or decrease by the network during the term of an affiliation agreement with provisions for advance notices and right of termination by the station in the event of a reduction in such payments.

     To fill in the time periods not programmed by the network, the local station will either produce local programs or purchase rights to air programs from national program distributors. A station's local news and public affairs programs are the most often locally produced programs. Successful commercial television stations will often build a strong market brand identity from locally produced news programs.

     In contrast to a station affiliated with a network, a fully independent station purchases or produces all of the programming that it broadcasts, resulting in generally higher programming costs. An independent station, however, retains its entire inventory of advertising time and all the revenues obtained therefrom.

COMPETITION

     Competition in the television industry exists on several levels: competition for audience, competition for programming, including news and competition for advertisers.

     Audience. Stations compete for audience on the basis of program popularity, which has a direct effect on advertising rates. An affiliated station is supplied a large portion of its programming by the network. During those periods, the affiliate is dependent upon the performance of the network programs to attract viewers. A station programs non-network time periods with a combination of self-produced news, public affairs and other entertainment programming.

     Cable-originated programming has emerged as a significant competitor for viewers of broadcast television programming. However, no single cable network regularly attains audience levels amounting to more than a small fraction of any single major broadcast network. The advertising share of cable networks has increased as a result of the growth in cable subscribers and viewers. Even with the increases in cable viewership and advertising, over-the-air broadcasting remains the dominant distribution system for mass market television advertising.

     In addition to cable, the development of other methods of television transmission of video programming has significantly altered competition for audience in the television industry. These other transmission methods can increase competition for a broadcasting station by bringing into its market distant broadcasting signals not otherwise available to the station's audience and also by serving as a distribution system for non-broadcast programming. These sources of competition include:

     - home entertainment systems such as VCRs and digital video disk players;

     - wireless cable services and satellite master antenna television systems;

     - low power television stations and television translator stations;

     - direct broadcast satellite video distribution services; and

     - the Internet.

Also, television stations compete with all other forms of leisure activities for the attention of viewers.

     Programming. Competition for programming involves negotiating with national program distributors or syndications that sell first-run and rerun packages of programming. Each station competes against the broadcast station competitors in its market for exclusive access to off-network reruns such as Seinfeld and first-run product such as Entertainment Tonight. Cable systems generally do not compete with local stations for programming, although various national cable networks acquire programs that would otherwise be offered to local television stations. Competition exists for exclusive news stories and features as well. In purchasing rights to non-network programs affiliates compete primarily with other affiliates and independent stations in their markets.

     A television station may acquire programming through barter arrangements. Under barter arrangements a national program distributor may receive advertising time in exchange for the programming it supplies, with the station paying a reduced or zero cash fee for such programming.

     Advertising. Stations compete for advertising revenues with other television stations. Stations also compete for advertising revenue with other media, such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail, local cable systems and the Internet. Competition for advertising dollars in the broadcasting industry occurs primarily within individual markets.

FEDERAL REGULATION OF TELEVISION BROADCASTING

     The FCC regulates television broadcast stations and related facilities consistent with its interpretation of the public interest, convenience and necessity, as required by the Communications Act of 1934, as amended. Its regulatory jurisdiction includes:

     - the technical operation of broadcast stations, including the initial allotment and assignment of frequencies;

     - the approval of transfers of licenses and assignment of licenses;

     - the assignment of call letters to stations;

     - the designation of operating power, sign-on and sign-off times; and

     - the enforcement of statutes, rules and policies relating to program content, including indecent programming limitations, games and lotteries, and providing a core amount of children's television programming with limited commercial matter while identifying sponsors.

     In addition, the FCC requires that licensees make available equal opportunities for use of broadcast facilities by political candidates or opposing political candidates, station identification and identification of recorded programs or program segments. Licensees which have violated FCC statutes, rules or policies are subject to sanctions, including loss of license and fines.

     Television broadcasting licenses generally are granted or renewed for a period of eight years. When a television license is subject to renewal parties in interest may file petitions to deny, and such parties, including members of the public, may comment upon the service the station has provided during the preceding license term and urge denial of the application. If the FCC finds that the licensee has failed to meet the above-mentioned requirements, it could deny the renewal application or grant a conditional approval, including renewal for a term of less than eight years. Only after denying a renewal application can the FCC accept and consider competing applications for the license. There can be no assurance that a station's licenses will be renewed. However, in almost all cases, the FCC will renew a license.

     The FCC has many rules and regulations for the television broadcast industry, which include, but are not limited to:

     - Rules limiting the ability of individuals and entities to own or have an ownership interest above a certain level in broadcast stations as well as other mass media entities. For example, these rules preclude any individual or entity from having an attributable interest in television stations whose aggregate audience reach exceeds 35% of all United States households.

     - Rules prohibiting an individual or entity from having an attributable interest in more than one television station in a market. An exception to this general rule prohibiting the ownership of more than one television station in a market is when one of the stations qualifies as a "satellite station" under FCC rules, i.e, a station that rebroadcasts substantial amounts of programming supplied by, and is often economically tied to, a "parent station" in the same market. The ownership of more than one television station in a market is also permitted when (1) one of the stations with common ownership is a failing station or an authorized but unbuilt station, (2) the television stations with common ownership have overlapping signals; provided they are licensed to serve communities in separate markets as defined by A.C. Nielsen or (3) there are eight independently owned stations in the market and one of the stations with common ownership is not among the top four most highly viewed stations in the market.

     - Rules and the Telecommunications Act generally prohibiting an individual or entity from having an attributable interest in a television station and a radio station, daily newspaper or cable television system that is located in the same local market area served by the television station, although waivers will be entertained. In addition, the FCC has revised the TV-radio cross-ownership restriction (the so-called "one-to-a-market" rule) to permit such ownership combinations in larger markets provided at least 20 independent media voices would remain following the merger and the combined entity owned no more than two television stations and six radio stations (any combination of AM or FM stations) in the market. Further, the FCC has adopted new rules regarding issues of control and attribution with respect to local marketing and similar agreements entered into by television stations with other stations in the same market.

     - The Communications Act restricts the ability of foreign entities, corporations or individuals to own or hold interests in broadcast licenses. Foreign governments, representatives of foreign governments, non-citizens, representatives of non-citizens, and corporations or partnerships organized under the laws of a foreign nation are barred from holding broadcast licenses.

     - Pursuant to the 1992 Cable Act, cable operators must carry the signals of local commercial television stations, with certain exceptions. A cable system with more than 12 usable activated channels, regardless of the number of subscribers, must carry the signals of all local commercial television stations, up to one-third of the aggregate number of usable activated channels. The 1992 Cable Act also includes a retransmission consent provision that prohibits cable operators and other multi-channel video programming distributors from carrying broadcast stations without obtaining their consent in certain circumstances. The "must carry" and retransmission consent provisions are related in that a local television broadcaster, on a cable system-by-cable-system basis, must make a choice once every three years whether to proceed under the "must carry" rules or to waive that right to mandatory but uncompensated carriage and negotiate a grant of retransmission consent to permit the cable system to carry the station's signal, in exchange for some form of consideration from the cable operator. Cable systems must obtain retransmission consent to carry all distant commercial stations other than certain "super stations" delivered via satellite. Under rules adopted to implement these "must carry" and retransmission consent provisions, local television stations are required to make an election of "must carry" or retransmission consent at three-year intervals. Stations that fail to elect are deemed to have elected carriage under the "must carry" provisions.

     Under the FCC's ownership rules, a direct or indirect purchaser of certain types of securities of Gray could violate FCC regulations if that purchaser owned or acquired an "attributable" or "meaningful" interest in other media properties in the same areas as stations owned by Gray or in a manner otherwise prohibited by the FCC. All officers and directors of a licensee, as well as general partners, uninsulated limited partners and shareholders who own five percent or more of the voting power of the outstanding common stock of a licensee either directly or indirectly, generally will be deemed to have an "attributable" interest in the licensee. Certain institutional investors who exert no control or influence over a licensee may own up to 20% of the voting power of the outstanding common stock before attribution occurs. Under current FCC regulations the following are not subject to attribution, debt instruments, non-voting stock, voting stock held by minority shareholders in cases in which there is a single majority shareholder and limited partnership interests provided the licensee certifies that the limited partners are not "materially involved" in the management and operation of the subject media property. To determine whether a program supplier or another station in the market has an attributable interest in a station, the FCC will determine whether the entity in question holds equity or debt equal to 33% of the station's assets.

     In response to legislation and judicial determinations, the FCC currently has under consideration new regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation and ownership of television broadcast properties, including:

     - the license renewal processes, particularly the weight to be given to the expectancy of renewal for an incumbent broadcast licensee and the criteria to be applied in deciding contested renewal applications;

     - spectrum use fees;

     - political advertising practices;

     - potential advertising restrictions on the advertising of products such as liquor;

     - the rules to be applied in enforcing the FCC's equal employment opportunity policies;

     - cable carriage of digital television signals;

     - viewing of distant network signals by subscribers to direct broadcast satellite services; and

     - the standards to govern evaluation of television programming directed toward children and violent and indecent programming, including the possible requirement of what is commonly referred to as the "v-chip," which would permit parents to program television sets so that certain programming would not be accessible by children.

     There can be no assurance that any of these rules will not be changed by Congress or by the FCC. The impact of any such changes affecting the broadcast industry cannot be predicted.

     Under FCC rules, the entire television broadcast industry has commenced the introduction of digital television to the United States. Implementation of digital television will improve the technical quality of television signals receivable by viewers and will provide broadcasters the flexibility to offer new services, including: high-definition television which is comparable to 35mm film in quality; simultaneous broadcasting of multiple programs of standard definition television; and digitally broadcasting other forms of data, such as stock quotes.

     Based upon current pronouncements of the FCC and Congress, it is expected, after a period of years, that: (1) broadcasters will be required to cease non-digital operations; (2) return the non-digital channel to the FCC and (3) broadcast only with the newer digital technology.

                          INFORMATION CONCERNING KWTX

GENERAL

     KWTX Broadcasting Company, a Texas corporation, owns and operates television station KWTX located in Waco, Texas. KWTX broadcasts on channel 10 and is affiliated with the CBS television network. KWTX began operations in 1955. In addition to station KWTX, KWTX Broadcasting Company owns 50% of the stock of Brazos Broadcasting Company, a Texas corporation. KWTX broadcasts 16.5 hours of locally produced newscasts each week. The remainder of the program schedule is filled with programming provided by the CBS network and syndicated programming purchased from various program suppliers.

     Waco, Texas is part of the Waco-Temple-Bryan television market. The market is considered to be the 95th largest television market in the country.

MARKET INFORMATION

     The table below and the discussion that follows contain information regarding KWTX and the television markets in which it operates. Unless noted otherwise, all station rank, in-market share and television household data is from the Nielsen Station Index, Viewers in Profile, dated November 1998, as prepared by Nielsen. The station's rank in the television market area is based on Nielsen estimates for November 1998 for the period from 6 a.m. to 2 a.m. Sunday through Saturday. Estimates of population are as reported by the September 1998, Nielsen Station Index-U.S. Television Household Estimates published by Nielsen. "In-market share of households viewing television" represents the percentage of the station's audience as a percentage of all viewing by households in the market from 6 a.m. to 2 a.m. Sunday through Saturday, including viewing of non-commercial stations, national cable channels and out-of-market stations broadcast or carried by cable in the market as reported by Nielsen for November 1998. Total Market Revenues represent gross advertising revenues, excluding barter revenues, for all commercial television stations in the market, as reported in Investing in Television 1998 Market Report, Fourth Edition November 1998 Ratings published by BIA Publications, Inc. Average household income, effective buying income and retail business sales growth projections are as reported in the BIA Guide.

                                                                                       TOTAL MARKET    IN-MARKET
                                       MARKET    COMMERCIAL    STATION                   REVENUES       SHARE OF
                                      RANK PER   STATIONS IN   RANK IN   TELEVISION      FOR 1998      HOUSEHOLDS
STATION                   MARKET      NIELSEN     MARKET(1)    MARKET    HOUSEHOLDS   (IN THOUSANDS)   VIEWING TV
-------                   ------      --------   -----------   -------   ----------   --------------   ----------
KWTX.................  Waco-Temple-      95           5           1       279,000        $28,800           32%
                       Bryan, Texas

-------------------------
(1) Includes independent broadcasting stations and excludes satellite stations.

     The Waco-Temple-Bryan television market has a total population of approximately 790,000. According to the BIA Guide, the average household income in the Waco-Temple-Bryan television market in 1996 was $35,062. The television market consists of 14 counties covering a large portion of central Texas. The cities of Waco, Temple and Bryan are the primary economic centers of the region. In addition, College Station, Texas is the home of Texas A&M University. The area's economy centers on medical services, colleges and universities and U.S. military installations. Leading employers in the Waco-Temple area include Baylor University, Raytheon and the U.S. Army Base at Fort Hood.

EMPLOYEES

     As of July 31, 1999, KWTX had 90 full-time and 12 part-time employees. KWTX believes its relations with its employees are good. No employees are represented under any collective bargaining agreements.

NETWORK AFFILIATION AGREEMENT

     KWTX's current CBS network affiliation agreement expires December 31, 2000. The affiliation agreement allows for an automatic five-year renewal. The station or the network can cancel the automatic renewal, by giving notice to the other party at least 12 months before the then current expiration date. Also, when there is a change in control of an affiliated station, like the proposed acquisition by Gray, the network must give its consent to maintain an existing affiliation agreement in force. Generally, such consent is routinely granted.

FCC LICENSE

     The FCC license for KWTX will expire on August 1, 2006, subject to routine renewal applications.

DIGITAL TELEVISION (HIGH DEFINITION TELEVISION)

     In connection with the introduction of digital television to the United States, the FCC has assigned all existing television licensees a second channel on which to provide digital television simultaneously with their current non-digital service. The implementation of digital television is based upon an FCC timetable that generally requires the largest television markets to begin digital operations and then phase in progressively smaller markets over a period of several years. The table below provides the current FCC digital channel assignment and implementation schedule for KWTX.

                                         REQUEST DIGITAL LICENSE
                        FCC PROPOSED          FROM THE FCC         COMMENCE DIGITAL BROADCAST
STATION                DIGITAL CHANNEL       NOT LATER THAN        OPERATIONS NOT LATER THAN
-------                ---------------   -----------------------   --------------------------
KWTX.................        53             November 1, 1999              May 1, 2002

     KWTX intends to comply with the FCC timetable outlined above. The introduction of digital television at KWTX will involve material amounts of capital expenditures. KWTX is currently evaluating the initial costs of digital services. KWTX anticipates that the initial costs to commence digital broadcasting may require a minimum investment of several million dollars.

     The conversion to digital operations may reduce a station's geographical coverage area but the majority of stations will obtain service areas that match or exceed the limits of existing operations. KWTX currently anticipates that its digital operations will produce coverage areas substantially similar to their non-digital operations.

PRIMARY PROPERTIES

     The types of properties required to support television stations include offices, studios, transmitter sites and antenna sites. A station's studios are generally housed with its offices in business districts. The transmitter sites and antenna are generally located in elevated areas to provide optimal signal strength and coverage. The primary offices of KWTX are located at 6700 American Plaza, Waco, Texas 76712. Its mailing address is KWTX Broadcasting Company, P.O. Box 2636, Waco, Texas 76702-2636.

     The following table provides information regarding the significant properties involved in the operation of KWTX:

                                                             OWNED OR
PROPERTY LOCATION                             USE             LEASED         APPROXIMATE SIZE
-----------------                             ---            --------        ----------------
Waco, Texas.........................   Studio and offices     Owned     34,000 sq. ft. building on
                                                                                4.0 acres
Moody, McLeaman County, Texas.......  Transmitter building    Owned     1,200 sq. ft. building and
                                         and main tower                    1,678 ft. tower and
                                                                          antenna on 27.9 acres

SHARE OWNERSHIP

     As of July 31, 1999, management of KWTX knew of no person, other than those set forth below, who is the beneficial owner of more than 5% of KWTX's common stock.

                                            AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP   PERCENTAGE OF CLASS
------------------------------------        --------------------   -------------------
Ellen Bostick Deaver......................  96.603 shares                  6.23
  3420 North Ridge Drive
  Waco, Texas 76710
Ray M. Deaver.............................  96.603 shares                  6.23
  3420 North Ridge Drive
  Waco, Texas 76710
Donald Howell.............................  80.50275 shares                5.19
  c/o First City Tower
  1001 Fannin Street, Suite 2300
  Houston, Texas 77002-6760
First Stock Company, Norwest Trust
  Texas N.A. Waco.........................  133.969 shares                 8.64
  Attn: Lori Rizo, P.O. Box 2626
  Waco, Texas 76702-2626
Thomas Stribling..........................  122.562 shares                 7.91
  P.O. Box 8518
  Waco, Texas 76714
The LBJ Holding Company...................  420 shares                    27.10
  c/o J.E. Ricks
  Hogan & Hartson
  555 13th Street N.W.
  Washington, D.C. 20004

                         INFORMATION CONCERNING BRAZOS

GENERAL

     Brazos Broadcasting Co. owns television station KBTX located in Bryan, Texas. KBTX broadcasts on channel 3 and is affiliated with the CBS television network. KBTX began operations in 1957. KBTX is designated as a satellite station of KWTX under the rules of the FCC. This means that it receives most of its programming from KWTX and that the senior management of KWTX is also responsible for the operations of KBTX. KBTX broadcasts 16.5 hours of locally produced newscasts each week. The remainder of the program schedule is filled with programming provided by the CBS network and syndicated programming purchased from various program suppliers and generally supplied to KBTX by KWTX.

     Bryan, Texas is part of the Waco-Temple-Bryan television market. The market is considered to be the 95th largest television market in the country.

MARKET INFORMATION

     The table below and the discussion that follows contain information regarding Brazos and the television markets in which it operates. Unless noted otherwise, all station rank, in-market share and television household data is from the Nielsen Station Index, Viewers in Profile, dated November 1998, as prepared by Nielsen. The station's rank in the television market area is based on Nielsen estimates for November 1998 for the period from 6 a.m. to 2 a.m. Sunday through Saturday. Estimates of population are as reported by the September 1998, Nielsen Station Index-U.S. Television Household Estimates published by Nielsen. "In-market share of households viewing television" represents the percentage of the station's audience as a percentage of all viewing by households in the market from 6 a.m. to 2 a.m. Sunday through Saturday, including viewing of non-commercial stations, national cable channels and out-of-market stations broadcast or carried by cable in the market as reported by Nielsen for November 1998. Total Market Revenues represent gross advertising revenues, excluding barter revenues, for all commercial television stations in the market, as reported in Investing in Television 1998 Market Report, Fourth Edition November 1998 Ratings published by BIA Publications, Inc. Average household income, effective buying income and retail business sales growth projections are as reported in the BIA Guide.

                                                                                      TOTAL MARKET    IN-MARKET
                                      MARKET    COMMERCIAL    STATION                   REVENUES       SHARE OF
                                     RANK PER   STATIONS IN   RANK IN   TELEVISION      FOR 1998      HOUSEHOLDS
STATION                   MARKET     NIELSEN     MARKET(1)    MARKET    HOUSEHOLDS   (IN THOUSANDS)   VIEWING TV
-------                   ------     --------   -----------   -------   ----------   --------------   ----------
KBTX.................  Waco-Temple-     95           5           1       279,000        $28,800           9%
                       Bryan, Texas

-------------------------
(1) Includes independent broadcasting stations and excludes satellite stations such as KBTX.

     The Waco-Temple-Bryan television market has a total population of approximately 790,000. According to the BIA Guide, the average household income in the Waco-Temple-Bryan television market in 1996 was $35,062. The television market consists of 14 counties covering a large portion of central Texas. The cities of Waco, Temple and Bryan are the primary economic centers of the region. In addition, College Station, Texas is the home of Texas A&M University. The area's economy centers on medical services, agriculture, colleges and universities and U.S. military installations. Leading employers in the Bryan area include Texas A&M University and St. Joseph's Regional Medical Center.

EMPLOYEES

     As of July 31, 1999, Brazos had approximately 47 full-time and 30 part-time employees. Brazos believes its relations with its employees are good. No employees are represented under any collective bargaining agreements.

NETWORK AFFILIATION AGREEMENT

     Brazos' current CBS network affiliation agreement expires December 31, 2000. The affiliation agreement allows for an automatic five-year renewal. The station or the network can cancel the automatic renewal, by giving notice to the other party at least 12 months before the then current expiration date. Also, when there is a change in control of an affiliated station, like the proposed acquisition by Gray, the network must give its consent to maintain an existing affiliation agreement in force. Generally, such consent is routinely granted.

FCC LICENSE

     The FCC license for Brazos will expire August 1, 2006, subject to routine renewal applications.

DIGITAL TELEVISION (HIGH DEFINITION TELEVISION)

     In connection with introduction of digital television to the United States, the FCC has assigned all existing television licensees a second channel on which to provide digital television simultaneously with their current non-digital service. The implementation of digital television is based upon an FCC timetable that generally requires the largest television markets to begin digital operations and then phase in progressively smaller markets over a period of several years. The table below provides the current FCC digital channel assignment and implementation schedule for Brazos.

                                         REQUEST DIGITAL LICENSE
                        FCC PROPOSED          FROM THE FCC         COMMENCE DIGITAL BROADCAST
STATION                DIGITAL CHANNEL       NOT LATER THAN        OPERATIONS NOT LATER THAN
-------                ---------------   -----------------------   --------------------------
KBTX.................        59             November 1, 1999              May 1, 2002

     Brazos intends to comply with the FCC timetable outlined above. The introduction of digital television at Brazos will involve material amounts of capital expenditures. Brazos is currently evaluating the initial costs of digital services. Brazos anticipates that the initial costs to commence digital broadcasting may require a minimum investment of several million dollars.

     The conversion to digital operations may reduce a station's geographical coverage area but the majority of stations will obtain service areas that match or exceed the limits of existing operations. Brazos currently anticipates that its digital operations will produce coverage areas substantially similar to their non-digital operations.

PRIMARY PROPERTIES

     The types of properties required to support television stations include offices, studios, transmitter sites and antenna sites. A station's studios are generally housed with its offices in business districts. The transmitter sites and antenna are generally located in elevated areas to provide optimal signal strength and coverage. The primary offices of Brazos are located at 4141 East 29th Street, Bryan, Texas 77802. Its mailing address is Brazos Broadcasting Co., P.O. Box 3730, Bryan, Texas 77805.

     The following table provides information regarding the significant properties involved in the operation of Brazos:

                                                 OWNED OR
PROPERTY LOCATION                USE              LEASED      APPROXIMATE SIZE     EXPIRATION OF LEASE
-----------------                ---             --------     ----------------     -------------------
Bryan, Texas.........     Studio and offices      Owned    7,000 sq. ft. building    not applicable
                                                               on 23.4 acres
Grimes County,         Transmitter building and   Leased   1,300 sq. ft. building    March 15, 2033
  Texas..............         main tower                    and 1,705 ft. tower
                                                             and antenna on 560
                                                                   acres

SHARE OWNERSHIP

     As of July 31, 1999, management of Brazos knew of no person, other than those set forth below, who is the beneficial owner of more than 5% of Brazos' common stock.

                                            AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP   PERCENTAGE OF CLASS
------------------------------------        --------------------   -------------------
KWTX Broadcasting Company.................  250 shares                     50
  P.O. Box 2636
  Waco, Texas 76702-2636
Ellen Bostick Deaver......................  25 shares                       5
  3420 North Ridge Drive
  Waco, Texas 76710
Ray M. Deaver.............................  25 shares                       5
  3420 North Ridge Drive
  Waco, Texas 76710
Dorothy Varisco Donaho....................  25 shares                       5
  2901 Bammel #28
  San Antonio, Texas 78229
Antoinette Varisco Guido..................  25 shares                       5
  7335 Ashton Place Court
  San Antonio, Texas 78229

                          INFORMATION CONCERNING KXII

GENERAL

     KXII Broadcasters, Ltd., a Texas limited partnership, owns and operates television station KXII located in Sherman, Texas. KXII broadcasts on channel 12 and is affiliated with the CBS television network. KXII began operations in 1956. This station is part of the Sherman, Texas -- Ada, Oklahoma television market and is considered to be the 161st largest television market in the country. KXII Television Ltd., a Texas limited partnership affiliated with KXII Broadcasters, Ltd., provides sales personnel and various sales services to KXII. KXII broadcasts 15.5 hours of locally produced newscasts each week. The remainder of the program schedule is filled with programming provided by the CBS network and syndicated programming purchased from various program suppliers.

MARKET INFORMATION

     The table below and the discussion that follows contain information regarding KXII and the television markets in which it operates. Unless noted otherwise, all station rank, in-market share and television household data is from the Nielsen Station Index, Viewers in Profile, dated November 1998, as prepared by Nielsen. The station's rank in the television market area is based on Nielsen estimates for November 1998 for the period from 6 a.m. to 2 a.m. Sunday through Saturday. Estimates of population are as reported by the September 1998, Nielsen Station Index-U.S. Television Household Estimates published by Nielsen. "In-market share of households viewing television" represents the percentage of the station's audience as a percentage of all viewing by households in the market from 6 a.m. to 2 a.m. Sunday through Saturday, including viewing of non-commercial stations, national cable channels and out-of-market stations broadcast or carried by cable in the market as reported by Nielsen for November 1998. Total Market Revenues represent gross advertising revenues, excluding barter revenues, for all commercial television stations in the market, as reported in Investing in Television 1998 Market Report, Fourth Edition November 1998 Ratings published by BIA Publications, Inc. Average household income, effective buying income and retail business sales growth projections are as reported in the BIA Guide.

                                                                                         TOTAL MARKET    IN-MARKET
                                         MARKET    COMMERCIAL    STATION                   REVENUES       SHARE OF
                                        RANK PER   STATIONS IN   RANK IN   TELEVISION      FOR 1998      HOUSEHOLDS
                           MARKET       NIELSEN    MARKET (1)    MARKET    HOUSEHOLDS   (IN THOUSANDS)   VIEWING TV
                           ------       --------   -----------   -------   ----------   --------------   ----------
KXII.................  Sherman, Texas     161           2           1       112,000         $8,300          78%
                       -- Ada,
                       Oklahoma

-------------------------
(1) Includes independent broadcasting stations and excludes satellite stations.

     The Sherman, Texas -- Ada, Oklahoma television market has a total population of approximately 278,000. According to the BIA Guide, the average household income in this television market in 1996 was $30,884. The television market consists of one county in north central Texas and 11 counties in south central Oklahoma. The cities of Sherman, Texas and Ada and Ardmore, Oklahoma are the primary economic centers of the region. The area's economy centers around medical services, manufacturing and distribution services. Leading employers in the area include Johnson & Johnson and Texas Instruments.

EMPLOYEES

     As of July 31, 1999, KXII had 57 full-time and seven part-time employees. KXII believes its relations with its employees are good. No employees are represented under any collective bargaining agreements.

NETWORK AFFILIATION AGREEMENT

     KXII's current CBS network affiliation agreement expires December 31, 2000. The affiliation agreement allows for an automatic five-year renewal. The station or the network can cancel the automatic renewal, by giving notice to the other party at least 12 months before the then current expiration date. Also, when there is a change in control of an affiliated station, like the proposed acquisition by Gray, the network must give its consent to maintain an existing affiliation agreement in force. Generally, such consent is routinely granted.

FCC LICENSE

     The FCC license for KXII will expire on August 1, 2006, subject to routine renewal applications.

DIGITAL TELEVISION (HIGH DEFINITION TELEVISION)

     In connection with the introduction of digital television to the United States, the FCC has assigned all existing television licensees a second channel on which to provide digital television simultaneously with their current non-digital service. The implementation of digital television is based upon an FCC timetable that generally requires the largest television markets to begin digital operations and then phase in progressively smaller markets over a period of several years. The table below provides the current FCC digital channel assignment and implementation schedule for KXII.

                                         REQUEST DIGITAL LICENSE
                        FCC PROPOSED          FROM THE FCC         COMMENCE DIGITAL BROADCAST
                       DIGITAL CHANNEL       NOT LATER THAN        OPERATIONS NOT LATER THAN
                       ---------------   -----------------------   --------------------------
KXII.................        20             November 1, 1999              May 1, 2002

     KXII intends to comply with the FCC timetable outlined above. The introduction of digital television at KXII will involve material amounts of capital expenditures. KXII is currently evaluating the initial costs of digital services. KXII anticipates that the initial costs to commence digital broadcasting may require a minimum investment of several million dollars per station.

     The conversion to digital operations may reduce a station's geographical coverage area but the majority of stations will obtain service areas that match or exceed the limits of existing operations. KXII currently anticipates that its digital operations will produce coverage areas substantially similar to their non-digital operations.

PRIMARY PROPERTIES

     The types of properties required to support television stations include offices, studios, transmitter sites and antenna sites. A station's studios are generally housed with its offices in business districts. The transmitter sites and antenna are generally located in elevated areas to provide optimal signal strength and coverage. The primary offices of KXII are located at 4201 Texoma Parkway, Sherman, Texas 75090 and 2624 South Commerce, Ardmore, Oklahoma 73401. Its mailing address is P.O. Box 1175, Sherman, Texas 75091.

     The following table provides information regarding the significant properties involved in the operation of KXII:

                                                              OWNED OR
STATION/APPROXIMATE PROPERTY LOCATION          USE             LEASED          APPROXIMATE SIZE
-------------------------------------          ---            ---------        ----------------
Sherman, Texas.......................  Studio and offices      Leased(1)  12,813 sq. ft. building on
                                                                                  2.97 acres
Madill, Oklahoma.....................  Transmitter building    Leased(1)  1,200 sq. ft. building and
                                         and main tower                      1,692 ft. tower and
                                                                             antenna on 95 acres
Ardmore, Oklahoma....................  Studio and offices      Leased(1)  3,000 sq. ft. building on
                                                                                  1.5 acres

---------------------

(1) These properties will be conveyed in fee to Gray upon the closing of the acquisitions.

EQUITY OWNERSHIP

     KXII is a Texas limited partnership. As of July 31, 1999, management knew of no person, other than those set forth below, who is directly or indirectly the owner of more than 5% of the equity interests of KXII.

              NAME AND ADDRESS OF OWNER                 PERCENTAGE OF EQUITY INTERESTS
              -------------------------                 ------------------------------
Richard Adams.........................................              11.11
  2806 Wellington Drive
  Sherman, Texas 75092
Ellen Bostick Deaver..................................              26.67
  3420 North Ridge Drive
  Waco, Texas 76710
Kyle Deaver...........................................              17.78
  3430 North Ridge Drive
  Waco, Texas 76710
John Lee Deaver.......................................              17.77
  1805 Trinity Street
  Waco, Texas 76710
Martha Bostick Phipps.................................              26.67
  Rt 5 Mesa Road
  Ardmore, Oklahoma 73401

                    COMPARISON OF THE SHAREHOLDERS' RIGHTS,
         ARTICLES OF INCORPORATION AND BYLAWS OF GRAY, KWTX AND BRAZOS

GENERAL

     If the acquisitions are completed, shareholders of KWTX and Brazos will become shareholders of Gray, which will result in their rights as shareholders being governed by the articles of incorporation and bylaws of Gray. For shareholders of KWTX and Brazos, this will result in their rights as shareholders being governed by the law of Georgia rather than the law of Texas, which governs their rights as shareholders of KWTX and Brazos. It is not practical to describe all the differences between Georgia law and Texas law and between the articles of incorporation and bylaws of Gray and the articles of incorporation and bylaws or similar organizational documents of each of KWTX and Brazos.

     The following is a summary of the differences which may affect the rights of shareholders of KWTX and Brazos. This summary is qualified in its entirety by reference to the full text of such documents. For information as to how such documents may be obtained, see "Where To Find Additional Information" on page 109.

AUTHORIZED CAPITAL STOCK

     Gray. The authorized capital stock of Gray is 50,000,000 shares, consisting of 15,000,000 shares of Gray class A common stock, and 15,000,000 shares of Gray class B common stock. The Gray board has the authority to issue, at any time or from time to time, without further shareholder approval, up to 20,000,000 shares of preferred stock and to determine the powers, rights, privileges and preferences of those shares, which may be senior to the rights of holders of Gray common stock. Such issuance could adversely affect the holders of Gray common stock and could have the effect of making more difficult the acquisition of control of Gray by means of a hostile tender offer, open market purchases, a proxy contest or otherwise.

     Under Georgia law, shareholders have no preemptive rights unless these rights are provided for in the corporation's articles of incorporation. Holders of Gray common stock do not have preemptive rights.

     KWTX. The authorized capital stock of KWTX consists of 1,550 shares of common stock, no par value. Under Texas law the shareholders of a corporation have preemptive rights to acquire additional unissued shares of the corporation, except to the extent limited or denied by Section 2.22-1 of the Texas Business Corporation Act or by the corporation's articles of incorporation. KWTX's articles of incorporation contain no provision with regard to preemptive rights.

     Brazos. The authorized capital stock of Brazos consists of 500 shares of common stock, par value $100.00 per share. Under Texas law the shareholders of a corporation have preemptive rights to acquire additional unissued shares of the corporation, except to the extent limited or denied by Section 2.22-1 of the Texas Business Corporation Act or by the corporation's articles of incorporation. Brazos's articles of incorporation contain no provision with regard to preemptive rights.

DIRECTORS

     Gray. The bylaws of Gray provide that the Gray board of directors is authorized to fix the number of members of the board and to increase or decrease the number of directors from time to time provided there are not less than three nor more than 15 directors. A majority of directors constitutes a quorum for the transaction of business. The bylaws of Gray provide that a vacancy among the directors may be filled by a majority vote of the remaining directors then in office, though less than a quorum, or by the sole remaining director.

     KWTX. The bylaws of KWTX provide that a majority of the total number of directors constitutes a quorum for the transaction of business.

     Brazos. The bylaws of Brazos provide that a majority of the total number of directors constitutes a quorum for the transaction of business.

REMOVAL OF DIRECTORS

     Under Georgia law (which governs Gray), the shareholders may remove one or more directors with or without cause unless the articles of incorporation or a bylaw adopted by the shareholders provides that directors may be removed only for cause. Directors, unless removed in accordance with Georgia law, shall hold office until the annual meeting of the shareholders and until their successors shall have been elected and qualified. At each annual meeting, the holders of shares entitled to vote in the election of directors shall elect directors to hold office until the next succeeding annual meeting.

     Under Texas law (which governs KWTX and Brazos), directors, unless removed in accordance with the provisions of the bylaws or the articles of incorporation, shall hold office until the annual meeting of the shareholders and until their successors shall have been elected and qualified. At each annual meeting, the holders of shares entitled to vote in the election of directors shall elect directors to hold office until the next succeeding annual meeting.

SPECIAL MEETINGS OF SHAREHOLDERS

     Gray. The bylaws of Gray provide that special meetings of shareholders may be called at any time by the Chairman of the Board, or by the President, or by the board of directors or the holders of not less than one-third of all outstanding shares of the corporation entitled to vote.

     KWTX. The bylaws of KWTX do not contain provisions regarding special meetings of shareholders.

     Brazos. The bylaws of Brazos do not contain provisions regarding special meetings of shareholders.

     Under Texas law (which governs KWTX and Brazos) special meetings of the shareholders may be called by (1) the president, the board of directors, or such other persons as may be authorized in the articles of incorporation or the bylaws or (2) by the holders of at least 10 percent of all the shares entitled to vote at the proposed special meeting, unless a greater percentage is provided for in the articles of incorporation, but in no event greater than 50 percent.

AMENDMENT OF BYLAWS

     Georgia law states that both a corporation's board of directors and shareholders may amend, repeal or adopt bylaws unless a particular bylaw provides expressly that the board of directors may not amend or repeal that bylaw or the articles of incorporation reserve such power exclusively to the shareholders in whole or in part.

     Texas law grants to shareholders the power to amend, adopt or repeal bylaws. Texas law also grants the board of directors the power to amend or repeal the corporation's bylaws unless the articles of incorporation reserve this power exclusively to the shareholders, or the shareholders (in amending or repealing a particular bylaw) expressly provide that the board may not amend or repeal that bylaw.

     The bylaws of KWTX and Brazos each provide that on a written application of a majority of its shareholders, the bylaws may be altered, changed or amended by a majority vote of the shareholders at any election or special meeting ordered for that purpose by the board of directors, written notice thereof having been given to all shareholders at least 10 days before such meeting. The bylaws of KWTX and Brazos each additionally provide that the bylaws may be altered, changed or amended by two-thirds of the directors at any meeting called for that purpose by the president of the KWTX or Brazos after giving at least 10 days' written notice thereof to all of the directors.

AMENDMENTS TO THE ARTICLES OF INCORPORATION

     Under Georgia law (which governs Gray), most amendments to a corporation's articles of incorporation must be adopted by the board of directors and approved by holders of a majority of the stock entitled to vote on such matters. Under Texas law (which governs KWTX and Brazos), amendments to a corporation's articles of incorporation must be adopted by the board of directors and approved by holders of two-thirds of the outstanding shares entitled to vote on such matters.

DIVIDENDS, REDEMPTIONS AND REPURCHASES

     Georgia law provides that Georgia corporations, such as Gray may make legal distributions to its shareholders subject to restriction by the articles of incorporation. Distributions may not be legally made if the corporation would not be able to pay its debts in the usual course of business; or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend.

     The Gray series A preferred stock and series B preferred stock are senior to the Gray class A common stock and class B common stock, as to the payment of dividends and distribution of assets. Gray's indebtedness also restricts the amount of dividends that may be paid on Gray's capital stock.

     Texas law provides that Texas corporations may make legal distributions to its shareholders subject to restriction by the articles of incorporation. Distributions may not be made if after giving effect to the distribution, the corporation would be insolvent or the distribution exceeds the surplus of the corporation. Under Texas law a corporation may by resolution of its board of directors, subject to the provisions of its articles of incorporation, redeem any or all outstanding shares. If less than all such shares are to be redeemed, the shares to be redeemed shall be selected for redemption in accordance with the provisions in the articles of incorporation. Shares may not be redeemed if after giving effect to the redemption, the corporation would be insolvent or the proceeds distributed in connection with the redemption exceed the surplus of the corporation.

TRANSACTIONS WITH INTERESTED DIRECTORS

     Under Georgia law (which governs Gray), a transaction effected or proposed to be effected by the corporation respecting which a director or directors has an interest, may not be enjoined, set aside, or give rise to an award of damages, if any of the following are satisfied: (1) the transaction received the affirmative vote of a majority (but not less than two) of those disinterested directors who voted on the transaction after disclosure of the director or directors' interest; (2) if the material facts of the interest and the contract or transaction are disclosed to or are known to the shareholders entitled to vote on such matter, and the shareholders approve the contract or transaction; and (3) the transaction, judged in the circumstances at the time of commitment, is established to have been fair to the corporation. Disclosure is sufficient if the interested director or directors disclose to the board and the shareholders the existence and nature of the conflict and all facts known respecting the subject matter of the transaction that an ordinarily prudent person would reasonably believe to be material to the judgment as to whether or not to proceed with the transaction.

     Under Texas law (which governs KWTX and Brazos), a contract or transaction between a corporation and one or more of its directors or officers, or between an entity in which one or more of its directors or officers are directors or officers or have a financial interest, shall be valid even if the director or officer is present and participates or votes at the meeting of the board or committee that approved the contract or transaction, if any of the following are satisfied: (1) the material facts of the interest and the contract or transaction are disclosed to or are known by the board or a committee, and a majority of the disinterested members of the board or committee, even though less than a quorum, authorizes the contract or transaction in good faith; (2) the material facts of the interest and the contract or transaction are disclosed to or are known to the shareholders entitled to vote on such matter, and the shareholders specifically approve the contract or transaction in good faith; or
(3) the contract or transaction is fair to the corporation at the time it is authorized, approved or ratified. There is no provision under Texas law, however, that absolutely precludes a claim by the corporation or its shareholders against the interested director or officer for damages, if any, even if the contract or transaction has been so authorized or approved.

INDEMNIFICATION

     Georgia law (which governs Gray) contains provisions setting forth conditions under which a corporation may indemnify directors, officers and others who act on behalf of the corporation. If such directors are successful in defending a claim for which indemnification is permitted, Georgia requires the corporation to provide indemnification of expenses incurred in such defense. Georgia law also permits a corporation to advance expenses to such indemnified officers and directors and to purchase insurance on behalf of any such person against any liability asserted against and incurred by him or her in such capacity, regardless of whether the corporation would be permitted to indemnify against such liability.

     Gray's articles of incorporation and bylaws provide that Gray will indemnify, to the fullest extent permitted by law, directors, officers, employees or agents of Gray. Gray will also indemnify any person who had agreed to serve as a director, officer, employee or agent on behalf of Gray, or is or was or has agreed to serve as a director, officer, employee or agent of another entity at Gray's request.

     Each of Georgia law (which governs Gray) and Texas law (which governs KWTX and Brazos) contains provisions setting forth conditions under which a corporation may indemnify or advance expenses to directors, officers and others who act on behalf of the corporation. A corporation is required to indemnify a director in connection with a proceeding in which he is a named defendant because he is or was a director if he has been wholly successful in the defense of a proceeding. Each of Georgia law and Texas law also permits a corporation to purchase insurance on behalf of any person who is or was or has agreed to serve as a director, officer, employee or agent of the corporation, against any liability asserted against him or her in such capacity, whether or not the corporation would have the power to indemnify him or her against such liability.

     KWTX's articles of incorporation do not provide for the indemnification of either its officers or directors.

     Brazos's articles of incorporation do not provide for the indemnification of either its officers or directors.

APPRAISAL RIGHTS

     Under Georgia law (which governs Gray) no appraisal rights are granted to shareholders who dissent from a sale, lease or exchange of all or substantially all of the assets of a corporation. Georgia law further provides that generally no appraisal rights are granted to shareholders who dissent from an acquisition or consolidation for which a shareholder vote is required if the shares of the class of stock voting are listed on a national securities exchange or are held of record by more than 2,000 shareholders. However, shareholders who follow prescribed statutory procedures and who have not voted in favor of the applicable transition nor consented thereto in writing will have appraisal rights if the shareholders are required in connection with the acquisition or consolidation to accept for their stock anything other than:

     - stock of the corporation surviving or resulting from the acquisition or consolidation;

     - stock of any other corporation listed on a national securities exchange or the Nasdaq National Market System or held of record by more than 2,000 shareholders; or

     - cash in lieu of fractional shares.

     The shareholders of Gray are not entitled to appraisal rights in connection with the transactions to be considered by shareholders at the annual meeting.

     Under Texas law (which governs KWTX and Brazos), a shareholder does not have the right to dissent from any plan of acquisition in which there is a single surviving corporation, or from any plan of acquisition or plan of exchange, if:

     - the shares of the corporation being acquired are, on the record date fixed to determine the shareholders entitled to vote on the plan of acquisition: (1) listed on a national securities exchange; (2) listed on the Nasdaq Stock Market or designated as a national market security on an interdealer quotation system by the NASD; or (3) held of record by not less than 2,000 holders;

     - the shareholder is not required to accept any consideration that is different from the consideration to be received by all other holders of such shares; or

     - the shareholder is not required to accept consideration other than: (1) shares of a corporation which are: (i) listed on a national securities exchange; (ii) approved for quotation as a national market security on an interdealer quotation system by the NASD; or (iii) held of record by not less than 2,000 holders; (2) cash in lieu of fractional shares; or (3) any combination of cash and securities listed above.

     Generally, in the absence of fraud, dissenters' rights are a shareholder's sole remedy for objecting to an acquisition or consolidation under Texas law.

                       PROPOSAL 2: ELECTION OF DIRECTORS

NOMINEES

     At the shareholders meeting, nine directors are to be elected to hold office (subject to Gray's bylaws) until the next annual meeting of shareholders and until their successors have been elected and qualified. In case any nominee listed in the table below should be unavailable for any reason, which management of Gray has no reason to anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by management prior to or at the meeting or, if no substitute is selected by management prior to or at the meeting, a motion to reduce the membership of the board to the number of nominees available will be presented.

     Set forth below is information concerning each of the nominees.

                                    DIRECTOR
NAME                                 SINCE     AGE                  POSITION
----                                --------   ---                  --------
J. Mack Robinson..................    1993     76    Director, President and Chief Executive
                                                     Officer
Robert S. Prather, Jr. ...........    1993     54    Director and Executive Vice
                                                     President -- Acquisitions
William E. Mayher, III............    1990     60    Chairman of the Board of Directors
Richard L. Boger..................    1991     52    Director
Hilton H. Howell, Jr. ............    1993     38    Director
Zell Miller.......................    1999     67    Director
Howell W. Newton..................    1991     52    Director
Hugh Norton.......................    1987     67    Director
Harriett J. Robinson..............    1997     68    Director

     J. MACK ROBINSON has been Gray's President and Chief Executive Officer since 1996. Mr. Robinson has been Chairman of the Board of Bull Run Corporation, a diversified company and a principal shareholder of Gray, since 1994, Chairman of the Board and President of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1958, President of Atlantic American Corporation, an insurance holding company, from 1995 until 1998 and Chairman of the Board of Atlantic American Corporation since 1974. He is a director of the following companies: Bankers Fidelity Life Insurance Company, American Independent Life Insurance Company, Georgia Casualty & Surety Company, American Southern Insurance Company and American Safety Insurance Company. He is director emeritus of Wachovia Corporation. He is a member of the Executive Committee and Management Personnel Committee of Gray's board of directors. Mr. Robinson is the husband of Harriett J. Robinson and the father-in-law of Hilton H. Howell.

     ROBERT S. PRATHER, JR. has been Executive Vice President -- Acquisitions of Gray since 1996. He has been President and Chief Executive Officer and a director of Bull Run Corporation, a diversified company and principal shareholder of Gray, since 1992. He is a director of the following companies:
Host Communications, Inc., Capital Sports Properties, Inc., Universal Sports America, Inc., Rawlings Sporting Goods Company, Inc. and The

Morgan Group, Inc. He is a member of the Executive Committee and the Management Personnel Committee of Gray's board of directors.

     WILLIAM E. MAYHER III was a neurosurgeon in Albany, Georgia from 1970 to 1998. He is a director of the following: Medical College of Georgia Foundation, American Association of Neurological Surgeons, Gaston Loughlin, Inc. and Palmyra Medical Centers. Dr. Mayher is a member of the Executive Committee and Management Personnel Committee of Gray's board of directors and has served as Chairman of Gray's board of directors since August 1993.

     RICHARD L. BOGER has been President and Chief Executive Officer of Export Insurance Services, Inc., an insurance organization, and a director of CornerCap Group of Funds, a "series" investment company since prior to 1992. Mr. Boger is a member of the Executive Committee of Gray's board of directors and is the Chairman of the Management Personnel Committee of Gray's board of directors.

     HILTON H. HOWELL, JR. has been President and Chief Executive Officer of Atlantic American Corporation, an insurance holding company, since 1995 and Executive Vice President of Atlantic American Corporation from 1992 to 1995. He has been Executive Vice President and General Counsel of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1991, and Vice Chairman and Executive Vice President of Bankers Fidelity Life Insurance Company and Georgia Casualty & Surety Company since 1992. He has been a director, Vice President and Secretary of Bull Run Corporation since 1994. He is a director of the following companies: Atlantic American Corporation, Bankers Fidelity Life Insurance Company, American Independent Life Insurance Company, Delta Life Insurance Company, Delta Fire and Casualty Insurance Company, Georgia Casualty & Surety Company, American Southern Insurance Company, American Safety Insurance Company, Association Casualty Insurance Company and Association Risk Management General Agency. He is the son-in-law of J. Mack Robinson and Harriett J. Robinson.

     ZELL MILLER was Governor of Georgia from January 1991 to January 1999. He is Chairman of the Board of Kollmann (USA) Inc. and a director of the following companies: Norfolk Southern Corporation, Post Properties, Inc., Georgia Power Company, United Community Banks, Inc. and Law Companies Group. He is a professor of Young Harris College, a Distinguished Professor of Higher Education of the University of Georgia and a Presidential Distinguished Fellow of Emory University. Governor Miller is a member of the Audit Committee of Gray's board of directors.

     HOWELL W. NEWTON has been President and Treasurer of Trio Manufacturing Co., a textile manufacturing company, since 1978. Mr. Newton is Chairman of the Audit Committee of Gray's board of directors.

     HUGH NORTON has been President of Norco, Inc., an insurance agency, since 1973. He is one of the founders and directors of Community Bank of Georgia. Mr. Norton is also a real estate developer in Destin, Florida. He is a member of the Management Personnel Committee of Gray's board of directors.

     HARRIETT J. ROBINSON has been a director of Atlantic American Corporation since 1989 and a director of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1967. Mrs. Robinson is the wife of J. Mack Robinson and the mother-in-law of Hilton H. Howell, Jr.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the directors, executive officers and persons who own more than 10 percent of a registered class of a company's equity securities to file with the SEC initial reports of ownership (Form 3) and reports of changes in ownership (Forms 4 and 5) of such class of equity securities. Such officers, directors and greater than 10 percent shareholders of a company are required by SEC regulations to furnish the company with copies of all such Section 16(a) reports that they file.

     To Gray's knowledge, based solely on its review of the copies of such reports furnished to Gray during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to its officers, directors and 10 percent beneficial owners were met.

BOARD COMMITTEES AND MEMBERSHIP

     The Gray board has an Executive Committee. The Executive Committee held no meetings during 1998. The members of the Executive Committee are Messrs. Robinson, Prather, Mayher and Boger.

     The Gray board has an Audit Committee, the purpose of which is to review and evaluate the results and scope of the audit and other services provided by Gray's independent auditors, as well as Gray's accounting principles and system of internal accounting controls, and to review and approve any transactions between Gray and its directors, officers or significant shareholders. The Audit Committee held two meetings during 1998. The members of the Audit Committee are Messrs. Miller and Newton.

     The Gray board has a Management Personnel Committee, the purpose of which is to make recommendations with respect to executive salaries, bonuses and compensation and to serve as the nominating committee with respect to the principal officers and other committees of the board of directors, as well as making nominations respecting membership of the board of directors of Gray. The Management Personnel Committee will consider recommendations for nominees for directorship submitted by shareholders. Shareholders wishing to recommend director candidates for consideration by the Management Personnel Committee may do so by writing to the Secretary of Gray, giving the candidate's name, biographical data and qualifications. The Management Personnel Committee held five meetings in 1998, and its members are Messrs. Robinson, Prather, Mayher, Boger and Norton.

     Gray does not have a nominating committee. The Gray board held four meetings during 1998. During 1998, each of the directors attended at least 75% of the aggregate number of meetings of the board and meetings of all committees of the board on which such directors served.

SHARE OWNERSHIP

     The following table sets forth information regarding the ownership of Gray class A common stock and class B common stock as of August 9, 1999 by (1) any person who is known to Gray to be the beneficial owner of more than five percent of the Gray class A common stock or class B common stock, (2) all directors, (3) all executive officers named in the Summary Compensation Table and (4) all directors and executive officers as a group.

                                              CLASS A               CLASS B            COMBINED
                                           COMMON STOCK          COMMON STOCK        VOTING POWER
                                        BENEFICIALLY OWNED    BENEFICIALLY OWNED    AS A PERCENTAGE
                                        -------------------   -------------------      OF COMMON
NAME                                     SHARES     PERCENT    SHARES     PERCENT        STOCK
----                                    ---------   -------   ---------   -------   ---------------
Robert A. Beizer(1)...................         --      --        33,635       *             *
Richard L. Boger(1)...................     11,651       *        13,744       *             *
Joseph A. Carriere....................      6,075       *            --      --             *
Hilton H. Howell, Jr.(1),(2),(3),(4)..  3,566,782    45.7        36,500       *          43.0
Wayne M. Martin(1)....................        362       *        12,063       *             *
William E. Mayher, III(1).............     13,500       *        18,750       *             *
Zell Miller(1)........................         --      --         7,500       *             *
Howell W. Newton(1)...................      2,625       *         9,500       *             *
Hugh Norton(1)........................     13,500       *        18,750       *             *
Robert S. Prather,
  Jr.(1),(2),(5),(6)..................  3,170,073    40.8        99,800     1.9          38.4
Harriett J. Robinson(1),(2),(4),(7)...  4,575,382    56.6       192,400     3.7          53.4
J. Mack Robinson(1),(2),(4),(5),(8)...  4,575,382    56.6       192,400     3.7          53.4
James C. Ryan(5)......................         --      --         2,019       *             *
Thomas J. Stultz(1)...................      2,250       *        24,500       *             *
Bull Run Corporation(9)...............  2,931,397    38.0        11,750       *          35.7
The Capital Group Companies, Inc.(10).         --      --       401,600     7.8             *
Mario J. Gabelli(11)..................         --      --     1,243,399    24.2           1.7
George H. Nader(12)...................    359,998     5.3            --     0.0           4.9
Shapiro Capital Management Company,
  Inc.(13)............................     11,350       *     1,693,039    32.9           2.5
Standish Ayer and Wood, Inc.(14)......         --      --       474,100     9.2             *
All directors and executive officers
  as a group(15)......................  4,937,846    61.1       439,750     8.1          57.8

-------------------------
   * Less than 1%

 (1) Includes options to purchase Gray class B common stock as follows: each of Messrs. Boger, Howell, Mayher, Newton, Norton, Miller and Mrs. Robinson -- 7,500 shares, Mr. Robinson -- 75,000 shares, Mr. Prather -- 75,000 shares, Mr. Beizer -- 33,000 shares, Mr. Martin -- 11,250 shares and Mr. Stultz -- 22,500 shares. Excludes Mr. Beizer's options to purchase 21,000 shares of Gray class B common stock that are not exercisable within 60 days of August 9, 1999.

 (2) Includes 2,017,647 shares of Gray class A common stock and 11,750 shares of Gray class B common stock owned by Bull Run Corporation and warrants to purchase 933,750 shares of Gray class A common stock owned by Bull Run Corporation as described in footnote (9) below, because Messrs. Howell, Prather and Robinson are directors and officers of Bull Run Corporation and Messrs. Prather and Robinson are principal shareholders of Bull Run Corporation and Mrs. Robinson is the spouse of Mr. Robinson and, as such, may be deemed to be beneficial owners of such shares.

     Each of Messrs. Howell, Prather and Robinson and Mrs. Robinson disclaims beneficial ownership of the shares owned by Bull Run Corporation. Excludes
     (1) warrants owned by Bull Run Corporation to purchase 172,500 shares of Gray class A common stock and warrants to purchase 100,000 shares of Gray class B common stock that are not exercisable within 60 days of August 9, 1999 and (2) 1,000 shares of Gray series A preferred stock and 175 shares of Gray series B preferred stock owned by Bull Run Corporation and 175 shares of Gray series B preferred stock owned by Mrs. Robinson's husband and his affiliates, which securities are non-voting and are not convertible into Gray class A common stock or Gray class B common stock.

 (3) Includes 58,575 shares of Gray class A common stock owned by Mr. Howell's wife, as to which shares he disclaims beneficial ownership. Excludes 105,000 shares of Gray class A common stock and 5,000 shares of Gray class B common stock held in trust for Mr. Howell's wife.

 (4) Includes as to Messrs. Robinson and Howell and Mrs. Robinson, an aggregate of 490,060 shares of Gray class A common stock and 6,000 shares of Gray class B common stock owned by certain companies of which Mr. Howell is an officer and a director. Mr. Robinson is also an officer, director and a principal or sole shareholder and Mrs. Robinson is also a director of these companies. Also includes warrants to purchase 31,500 shares of Gray class A common stock owned by one of the above described companies. Excludes warrants to purchase 6,000 shares of Gray class A common stock that are not exercisable within 60 days of August 9, 1999.

 (5) Excludes options to purchase Gray class B common stock that are not exercisable within 60 days of August 9, 1999 as follows: Mr.
     Prather -- 41,000 and Mr. Ryan -- 11,250. Also excludes Mr. Robinson's and Mr. Prather's options to purchase 10,000 and 9,337 shares, respectively, of Gray class A common stock that are not exercisable within 60 days of August 9, 1999.

 (6) Includes 225 shares of Gray class A common stock and 100 shares of Gray class B common stock owned by Mr. Prather's wife, as to which shares he disclaims beneficial ownership.

 (7) Includes: (1) 381,975 shares of Gray class A common stock, 79,750 shares of Gray class B common stock and warrants to purchase 63,000 shares of Gray class A common stock owned by Mrs. Robinson's husband, as to which securities Mrs. Robinson disclaims beneficial ownership; (2) warrants to purchase 94,500 shares of Gray class A common stock; (3) 256,950 shares of Gray class A common stock, 10,000 shares of Gray class B common stock and warrants to purchase 126,000 shares of Gray class A common stock owned by Mrs. Robinson, as trustee for her daughters, as to which securities Mrs. Robinson disclaims beneficial ownership. Excludes: (1) options held by Mrs. Robinson's husband to purchase 10,000 shares of Gray class A common stock and 41,000 shares of Gray class B common stock which are not exercisable within 60 days of August 9, 1999; (2) warrants held by Mrs. Robinson, Mrs. Robinson's husband and certain of his affiliates to purchase 60,000 shares of Gray class A common stock that are not exercisable within 60 days of August 9, 1999; and (3) 175 shares of Gray series B preferred stock owned by Mrs. Robinson's husband and his affiliates, which securities are nonvoting and are not convertible into Gray class A common stock or class B common stock. Mrs. Robinson's address is 3500 Tuxedo Road, NW, Atlanta, Georgia 30305.

 (8) Includes: (1) 436,950 shares of Gray class A common stock and 12,400 shares of Gray class B common stock owned by Mr. Robinson's wife, directly and as trustee for their daughters, warrants to purchase 94,500 shares of Gray class A common stock held by Mr. Robinson's wife, and warrants to purchase 126,000 shares of Gray class A common stock held by Mr. Robinson's wife, as trustee for their daughters, as to which securities Mr. Robinson disclaims beneficial ownership; (2) warrants to purchase 63,000 shares of Gray class A common stock held by Mr. Robinson. Excludes: (1) options held by Mr. Robinson to purchase 10,000 shares of Gray class A common stock and 40,000 shares of Gray class B common stock which are not exercisable within 60 days of August 9, 1999; (2) warrants held by Mrs. Robinson, Mr. Robinson and certain of his affiliates to purchase 60,000 shares of Gray class A common stock that are not exercisable within 60 days of August 9, 1999; and
     (3) 175 shares of Gray series B preferred stock owned by Mr. Robinson and his affiliates, which securities are nonvoting and are not convertible into Gray class A common stock or class B common stock. Mr. Robinson's address is 3500 Tuxedo Road, NW, Atlanta, Georgia 30305.

 (9) Includes warrants to purchase 933,750 shares of Gray class A common stock which are exercisable within 60 days. Excludes (1) 1,000 shares of Gray series A preferred stock and 175 shares of Gray series B preferred stock, none of which is voting or convertible into shares of Gray class A common stock or class B common stock and (2) warrants to purchase 172,500 shares of Gray class A common stock and 100,000 shares of Gray class B common stock that are not exercisable within 60 days of August 9, 1999. The address of Bull Run Corporation is 4370 Peachtree Road NE, Atlanta, Georgia 30319.

(10) This information was furnished to Gray on a Schedule 13G filed by Capital Guardian Trust Company. Capital Guardian Trust Company, a wholly owned subsidiary of The Capital Group Companies, Inc., is the beneficial owner of these shares as a result of its serving as the investment manager of various institutional accounts, but has authority to vote only 167,750 shares of Gray class B common stock. The address of Capital Guardian Trust Company is 11100 Santa Monica Boulevard, Los Angeles, California 90025.

(11) This information was furnished to Gray on a Schedule 13D filed by Gabelli Funds, Inc. and also by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. The Schedule 13D reports the beneficial ownership of Gray class B common stock as follows: Gabelli Funds, LLC -- 536,300 shares; GAMCO Investors, Inc. -- 677,349 shares; and Gabelli International
     Limited -- 24,750 shares and Gabelli Advisors 5,000 shares. GAMCO Investors, Inc. only has the authority to vote 646,599 of the shares beneficially held by it. The address of Mr. Gabelli and Gabelli Funds, Inc. is One Corporate Center, Rye, New York 10580.

(12) Mr. Nader's address is P.O. Box 271, 1011 Fifth Avenue, West Point, Georgia 31833.

(13) This information was furnished to Gray by a representative of Shapiro Capital Management Company, Inc., an investment adviser. The address of Shapiro Capital Management Company, Inc. is 3060 Peachtree Road NW, Atlanta, Georgia 30306.

(14) This information was furnished to Gray on a Schedule 13G filed by Standish, Ayer & Wood, Inc., One Financial Center, Boston, Massachusetts 02111-2662.

(15) Includes all options and warrants to purchase Gray class A or class B common stock which are exercisable within 60 days of August 9, 1999 and excludes such options and warrants not exercisable within the same 60 day period.

EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation of Gray's President and Chief Executive Officer and the other executive officers whose annual compensation exceeded $100,000 during the year ended December 31, 1998 (the "named executives").

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                     COMPENSATION AWARDS
                                 ANNUAL COMPENSATION       ---------------------------------------
                             ---------------------------   SECURITIES UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)    OPTIONS SARS(#)(1)     COMPENSATION($)
---------------------------  ----   ---------   --------   ---------------------   ---------------
J. Mack Robinson(3).......   1998     72,308         --           125,000(2)            13,000(4)
  President, Chief           1997         --         --            75,000(5)            14,620(4)
  Executive Officer and a    1996         --         --            11,250(6)             9,300(4)
  Director
Robert S. Prather,
  Jr.(7)..................   1998         --         --           125,337(2)            13,000(4)
  Executive Vice             1997         --         --            75,000(5)            14,620(4)
  President -- Acquisitions
  and a Director             1996         --         --            11,250(6)             8,800(4)
Robert A. Beizer..........   1998    215,000         --            21,000(2)            13,080(9)
  Vice President -- Law      1997    210,000         --            10,500                6,619(9)
  and Development            1996    169,231         --            22,500                   --
James C. Ryan(10).........   1998     34,269      5,000            22,500(2)            15,603(11)
  Vice President --
  Finance and Chief
  Financial Officer
Thomas J. Stultz..........   1998    196,000     35,000            22,500(2)             7,166(8)
  Vice President,            1997    187,000     25,000            22,500(5)            59,199(8)
  President -- Publishing    1996    152,788    150,000                --                   --
  Division
Wayne M. Martin(12).......   1998    219,326    170,454            11,250(2)             8,829(13)
  Regional Vice
  President --
  Television
Joseph A. Carriere(14)....   1998    125,524         --                --(2)           203,766(15)
  Vice President --          1997    187,000         --             7,500(16)            6,245(17)
  Television                 1996    172,692    100,000                --                5,698(17)

-------------------------
 (1) On August 20, 1998, the board of directors declared a 50% stock dividend, payable on September 30, 1998, to shareholders of record of the Gray class A common stock and class B common stock on September 16, 1998. This stock dividend was effected by means of a three-for-two stock split. All applicable share and per share data have been adjusted to give effect to the stock split.

 (2) These awards are set forth below in detail in the table titled "Option/SAR Grants in 1998."

 (3) Mr. Robinson was appointed President and Chief Executive Officer in September 1996 but received no salary for this position until September 1998. Mr. Robinson is currently compensated at an annual salary of $200,000.

 (4) Represents compensation paid for services rendered as a member of Gray's board of directors.

 (5) Represents stock options to purchase Gray class B common stock pursuant to Gray's 1992 Long Term Incentive Plan. This 1997 stock option grant was replaced by a repricing grant, effective December 11, 1998. The December 11, 1998 grant repriced the 1997 grant at a price which approximated the market price of the Gray class B common stock on December 11, 1998. The repriced grant was included in 1998 stock options granted as a 1998 grant.

 (6) Represents stock options to purchase Gray class B common stock under the Non-Employee Director Stock Option Plan.

 (7) Mr. Prather became an officer in September 1996.

 (8) $4,000, $1,963 and $1,203 represent payments or accruals by Gray in 1998 for matching contributions to Gray's 401(k) plan, term life insurance premiums and long term disability premiums, respectively. $54,700, $3,596 and $903 represent payments or accruals by Gray in 1997 for relocation costs, matching contributions to Gray's 401(k) plan and long term disability premiums, respectively.

 (9) $4,000, $5,589 and $3,491 represent payments or accruals by Gray in 1998 for matching contributions to Gray's 401(k) plan, term life insurance premiums and long term disability premiums, respectively. $4,000 and $2,619 represent payments or accruals by Gray in 1997 for premiums, respectively.

(10) Mr. Ryan joined Gray on October 1, 1998, compensated at an annual salary of $135,000.

(11) Represents payments or accruals by Gray for relocation costs.

(12) Mr. Martin has served as Gray's Regional Vice-President -- Television since July 1998. He was also appointed President of WVLT-TV, the Company's subsidiary in Knoxville, Tennessee. Prior to his appointment as an executive officer, Mr. Martin has served as President of Gray Kentucky Television, Inc., a subsidiary of the Company, which operates WKYT-TV, in Lexington, Kentucky and WYMT-TV, in Hazard, Kentucky.

(13) $4,000, $3,249 and $1,580 represent payments or accruals by Gray for matching contributions to Gray's 401(k) plan, term life insurance premiums and long term disability premiums, respectively.

(14) Mr. Carriere resigned, effective August 1, 1998.

(15) $190,000, $2,919, $5,291 and $5,556 represent payments or accruals by Gray for consulting, matching contributions to Gray's 401(k) plan, term life insurance premiums and health insurance premiums, respectively.

(16) Upon Mr. Carriere's resignation, this unvested stock option grant was forfeited.

(17) $4,000 and $2,245 represent payments or accruals by Gray in 1997 for matching contributions to Gray's 401(k) plan and term life insurance premiums, respectively. $3,750 and $1,948 represent payment or accruals by Gray in 1996 for matching contributions to Gray's 401(k) plan and term life insurance premiums, respectively.

STOCK OPTIONS GRANTED

     The following table contains information on stock options granted during the year ended December 31, 1998. Under Gray's 1992 Long Term Incentive Plan, all officers and key employees are eligible for grants of stock options and other stock-based awards. Options granted are exercisable over a three-year period beginning on the second anniversary of the grant date and expire one month after termination of employment. The total number of shares issuable under the Incentive Plan is not to exceed 900,000 shares, of which 300,000 shares are Gray class A common stock and 600,000 shares are Gray class B common stock, subject to adjustment in the event of any change in the outstanding shares of such stock by reason of a stock dividend, stock split, recapitalization, acquisition, consolidation or other similar changes generally affecting shareholders. See "Proposal 3: Amendment of the Gray 1992 Long Term Incentive Plan" for information concerning a proposal to amend the Incentive Plan to increase the number of shares of Gray class B common stock issuable thereunder.

     The Incentive Plan is administered by the Incentive Plan Committee which consists of members of the Management Personnel Committee of the board of directors who are not eligible to participate under the Incentive Plan. The Incentive Plan is intended to provide additional incentives and motivation for Gray's employees. The Incentive Plan Committee, by majority action thereof, is authorized in its sole discretion to determine the individuals to whom the benefits will be granted, the type and amount of such benefits and the terms thereof; and to prescribe, amend and rescind rules and regulations relating to the Incentive Plan.

     On August 20, 1998, the board of directors declared a 50% stock dividend, payable on September 30, 1998, to shareholders of record of the Gray class A common stock and class B common stock on September 16, 1998. This stock dividend was effected by means of a three-for-two stock split. All applicable share and per share data have been adjusted to give effect to the stock split.

                           OPTION/SAR GRANTS IN 1998

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF
                                     NUMBER OF    % OF TOTAL                                  STOCK PRICE
                                     SECURITIES    OPTIONS                                  APPRECIATION FOR
                          CLASS OF   UNDERLYING   GRANTED TO   EXERCISE OR                   OPTION TERM(1)
                           COMMON     OPTIONS     EMPLOYEES    BASE PRICE    EXPIRATION   --------------------
                           STOCK      GRANTED      IN 1998      ($/SHARE)       DATE       5%($)       10%($)
                           -------   ----------   ----------   -----------   ----------   --------    --------
J. Mack Robinson........  Class A      10,000(2)      1.8         17.81       11/19/03     49,213     108,747
                          Class B      40,000(2)      7.1         14.00       11/19/03    154,718     341,886
                          Class B      75,000(3)     13.3         14.50        9/25/02    234,363     504,709
Robert S. Prather, Jr...  Class A       9,337(2)      1.7         17.81       11/19/03     45,950     101,537
                          Class B      41,000(2)      7.3         14.00       11/19/03    158,586     350,433
                          Class B      75,000(3)     13.3         14.50        9/25/02    234,363     504,709
Robert A. Beizer........  Class B      10,500(4)      1.9         16.08        2/12/03     46,647     103,079
                          Class B      10,500(5)      1.9         14.50        2/12/03     42,064      92,950
James C. Ryan...........  Class B      11,250(6)      2.0         16.13        10/5/03     50,119     110,750
                          Class B      11,250(5)      2.0         14.50        10/5/03     45,068      99,589
Thomas J. Stultz........  Class B      22,500(3)      4.0         14.50        9/25/02     70,309     151,413
Wayne M. Martin.........  Class B      11,250(3)      2.0         14.50        9/25/02     35,154      75,706
Joseph A. Carriere......      N/A         N/A         N/A           N/A            N/A        N/A         N/A

-------------------------
(1) Amounts reported in these columns represent amounts that may be realized upon exercise of options immediately prior the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Gray class A common stock or class B common stock over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect Gray's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Gray class A common stock or Gray class B common stock holdings will be dependent on the timing of such exercise and the future performance of the Gray class A common stock or Gray class B common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder.

(2) Stock options granted effective November 19, 1998 pursuant to the Incentive Plan.

(3) Effective December 11, 1998, Gray repriced certain Gray class B common stock option grants made in 1997 pursuant to the Incentive Plan, at a price which approximated the market price of Gray's class B common stock on that day. These repriced grants effectively replaced the stock option grants made on September 25, 1997.

(4) Stock options granted effective February 12, 1998 pursuant to Gray's Incentive Plan that were repriced on December 11, 1998 as described in note
    (5) below.

(5) Effective December 11, 1998, Gray repriced certain Gray class B common stock option grants made in 1998 pursuant to the Incentive Plan, at a price which approximated the market price of the Gray class B common stock on that day. These repriced grants effectively replaced the earlier 1998 stock option grants.

(6) Stock options granted effective October 5, 1998 pursuant to the Incentive Plan. This stock option grant was replaced on December 11, 1998, by a repricing grant as described in note (5) above.

STOCK OPTIONS EXERCISED

     The following table sets forth information about stock options that were exercised during 1998 and the number of shares and the value of grants outstanding as of December 31, 1998 for each named executive.

                      AGGREGATED OPTION EXERCISES IN 1998
                      AND DECEMBER 31, 1998 OPTION VALUES

                                                                                                   VALUE OF UNEXERCISED
                                                                     NUMBER OF SECURITIES              IN-THE-MONEY
                                         SHARES                     UNDERLYING UNEXERCISED          OPTIONS AT 12/31/98
                             CLASS OF   ACQUIRED                      OPTIONS AT 12/31/98                 ($)(1)
                              COMMON       ON         VALUE       ---------------------------   ---------------------------
NAME                          STOCK     EXERCISE   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         --------   --------   ------------   -----------   -------------   -----------   -------------
J. Mack Robinson(2).......   Class A         --           --            --          10,000            --          5,000
                             Class B     11,250       61,875            --         115,000            --             --
Robert S. Prather, Jr.(2).   Class A         --           --            --           9,337            --          4,669
                             Class B     11,250       61,875            --         116,000            --             --
Robert A. Beizer..........   Class B         --           --        22,500          21,000        69,845         12,469
James C. Ryan.............   Class B         --           --            --          11,250            --             --
Thomas J. Stultz..........   Class B         --           --            --          22,500            --             --
Wayne M. Martin(3)........   Class A      6,750       68,531            --              --            --             --
                             Class B         --           --            --          11,250            --             --
Joseph A. Carriere(3).....   Class A      5,625       65,547            --              --            --             --

-------------------------
(1) Value is based on the closing price of Gray class A common stock and class B common stock of $18.31 and $13.69, respectively at December 31, 1998, less the exercise price.

(2) On December 12, 1996, Gray granted each of Messrs. Robinson and Prather an option to purchase 11,250 shares of Gray class B common stock, at an exercise price of $10.58 per share, pursuant to Gray's Non-employee Director Stock Option Plan. The options were exercised in 1998.

(3) On March 30, 1995, Gray granted Messrs. Martin and Carriere an option to purchase 6,750 and 5,625 shares of Gray class A common stock, respectively, at an exercise price of $8.89 per share, pursuant to the Incentive Plan. The options were exercised in 1998.

SUPPLEMENTAL PENSION PLAN

     Gray has entered into agreements with certain key employees to provide these employees with supplemental retirement benefits. The benefits will be disbursed after retirement in contractually predetermined payments of equal monthly amounts over the employee's life, or the life of a surviving eligible spouse, for a maximum of 15 years. Gray maintains life insurance coverage on these individuals in adequate amounts to reimburse Gray for the cost of the agreements.

RETIREMENT PLAN

     Gray sponsors a defined benefit pension plan, intended to be tax qualified, for certain of its employees and the employees of any of its subsidiaries which have been designated as participating companies under the plan. A participating employee who retires on or after attaining age 65 and who has completed five years of service upon retirement may be eligible to receive during his lifetime, in the form of monthly payments, an annual pension equal to (1) 22% of the employee's average earnings for the highest five consecutive years during the employee's final 10 years of employment multiplied by a factor, the numerator of which is the employee's years of service credited under the plan, plus (2) 0.9% of the employee's monthly average earnings for the highest five consecutive years in the employee's final 10 years of employment added to 0.6% of monthly average earnings in excess of Social Security covered compensation, and multiplied by the employee's years of service credited under the plan after 1993, with a maximum of 25 years minus years of service credited under (1) above. For participants as of December 31, 1998, there was a minimum benefit equal to the projected benefit. For purposes of illustration, pensions estimated to be payable upon retirement of participating employees in specified salary classifications are shown in the following table:

                                                   YEARS OF SERVICE
                               ---------------------------------------------------------
REMUNERATION(1)                  10        15        20        25        30        35
---------------                -------   -------   -------   -------   -------   -------
$ 15,000....................   $ 1,335   $ 1,995   $ 2,655   $ 3,315   $ 3,300   $ 3,300
  25,000....................     2,225     3,325     4,425     5,525     5,500     5,500
  50,000....................     5,016     7,216     9,416    11,616    11,000    11,000
  75,000....................     7,991    11,291    14,591    17,891    16,500    16,500
 100,000....................    10,966    15,366    19,766    24,166    22,000    22,000
 150,000....................    16,916    23,516    30,116    36,716    33,000    33,000
 200,000....................    19,416    28,216    37,016    45,816    36,667    37,714
 250,000 and above..........    20,262    29,908    39,554    49,199    40,191    41,339

-------------------------
(1) Five-year average annual compensation.

     Employees may become participants in the plan, provided that they have attained age 21 and have completed one year of service. Average earnings are based upon the salary paid to a participating employee by a participating company. Pension compensation for a particular year as used for the calculation of retirement benefits includes salaries, overtime pay, commissions and incentive payments received during the year and the employee's contribution to the Gray Capital Accumulation Plan. Pension compensation for 1998 differs from compensation reported in the Summary Compensation Table in that pension compensation includes any annual incentive awards received in 1998 for services in 1997 rather than the incentive awards paid in 1999 for services in 1998. The maximum annual compensation considered for pension benefits under the plan in 1998 was $160,000.

     As of December 31, 1998, the named executive officers of Gray have the following years of credited service:

NAME                                                        YEARS OF CREDITED SERVICE
----                                                        -------------------------
Thomas J. Stultz..........................................              2
Robert A. Beizer..........................................              2
Wayne M. Martin...........................................              4
Joseph A. Carriere........................................              4

CAPITAL ACCUMULATION PLAN

     Effective October 1, 1994, Gray adopted the Gray Communications Systems, Inc. Capital Accumulation Plan for the purpose of providing additional retirement benefits for substantially all employees. The Capital Accumulation Plan is intended to meet the requirements of Section 401(k) of the Internal Revenue Code of 1986, as amended.

     Contributions to the Capital Accumulation Plan are made by employees. Gray matches a percentage of each employee's contribution which does not exceed 6% of the employee's gross pay. The percentage match is declared by the board of directors before the beginning of each Capital Accumulation Plan Year and was made with a contribution of Gray class A common stock through the year ended December 31, 1996 and since 1996 has been and will be made with Gray class B common stock. The percentage match declared for the year ended December 31, 1998 was 50%. Gray's matching contributions vest based upon an employee's number of years of service, over a period not to exceed five years.

COMPENSATION OF DIRECTORS

     The standard arrangement for directors' fees is set forth in the table below.

DESCRIPTION                                                    AMOUNT
-----------                                                    -------
Chairman of the Board annual retainer fee...................   $18,000
Director's annual retainer fee..............................   $12,000
Director's fee per board of directors meeting...............   $ 1,000
Chairman of the Board fee per board of directors meeting....   $ 1,200
Committee Chairman fee per committee meeting................   $ 1,200
Committee member fee per committee meeting..................   $ 1,000

     Directors are paid 40% of the above fee arrangement for participation by telephone in any meeting of the board of directors or any committee thereof.

EMPLOYMENT AGREEMENTS

     Robert A. Beizer and Gray entered into an employment agreement, dated February 12, 1996, for a two-year term which automatically extends for three successive one-year periods, subject to termination provisions. The agreement provides that Mr. Beizer shall be employed as Vice President for Law and Development of Gray with an initial annual base salary of $200,000 and a grant of options to purchase 22,500 shares of Gray class A common stock with an exercise price of $12.917 per share under the Incentive Plan at the inception of his employment. The agreement also provides that Mr. Beizer's base salary will be increased yearly based upon a cost of living index and he will receive non-qualified options to purchase 10,500 shares of Gray class B common stock annually during the term of the agreement at an exercise price per share equal to the fair market value of the Gray class B common stock on the date of the grant. In December 1996, the board of directors approved an amendment to Mr. Beizer's contract which replaced the initial option grant of 22,500 shares of Gray class A common stock with the grant of an option to purchase 22,500 shares of Gray class B common stock with an exercise price of $10.583 per share. On February 12, 1997, 1998, and 1999, Mr. Beizer was granted options to purchase an additional 10,500 shares of Gray class B common stock at $12.50, $16.08 and $14.1875 per share, respectively. All options granted are exercisable over a three-year period beginning upon the second anniversary of the grant date. If there is a "change of control" of Gray, Mr. Beizer will be paid a lump sum amount equal to his then current base salary for the remaining term of the agreement and will be granted any remaining stock options to which he would have been entitled. For purposes of the agreement, "change of control" is defined as any change in the control of Gray that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934. Mr. Beizer has agreed that during the term of his agreement and for two years after the termination of the agreement he will be subject to non-competition provisions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Richard L. Boger, William E. Mayher III, Hugh Norton, Robert S. Prather, Jr. and J. Mack Robinson are the members of the Management Personnel Committee which serves as the Compensation Committee. Messrs. Robinson and Prather are President and Chief Executive Officer and Executive Vice President -- Acquisitions of Gray, respectively.

     J. Mack Robinson, President of the Company serves on the Compensation Committee of Bull Run Corporation. Mr. Robinson and Robert S. Prather, Jr., President of Bull Run and Executive Vice President -- Acquisitions of Gray serve on the Compensation Committee of Gray.

     Gray Kentucky Television, Inc., a subsidiary of Gray, is a party to a rights sharing agreement with Host Communications, Inc. and certain other parties not affiliated with Gray, pursuant to which the parties agreed to exploit Host's rights to broadcast and market certain University of Kentucky football and basketball games and related activities. Pursuant to such agreement, Gray Kentucky Television is licensed to broadcast certain University of Kentucky football and basketball games and related activities. Under this agreement, Gray Kentucky Television also provides Host with production and marketing services and Host provides accounting and various marketing services. During the year ended December 31, 1998, Gray received approximately $100,000 from this joint venture.

     Bull Run currently owns 51.5% of the outstanding common stock of Capital Sports Properties, Inc. Capital's assets consist of all of the outstanding preferred stock of Host and 49.0% of Host's outstanding common stock. Bull Run's direct common equity ownership in Host, plus Bull Run's indirect common equity ownership in Host through its investment in Capital, was 32.6% as of December 31, 1998. Robert S. Prather, Jr., Executive Vice President -- Acquisitions and a member of Gray's board of directors, is a member of the board of directors of both Capital, Bull Run and Host.

     Gray's board of directors approved payments to Bull Run of a finders fee of approximately $1,980,000 in connection with the acquisition of all of the outstanding capital stock of Busse Broadcasting Corporation. The purchase price was $112,000,000 plus Busse's cash balance as of June 30, 1998. The purchase price includes the assumption of Busse's indebtedness, including its 11 5/8% Senior Secured Notes due 2000. Immediately prior to Gray's acquisition of Busse, Cosmos Broadcasting Corporation acquired the assets of WEAU-TV from Busse in exchange for the assets of WALB-TV, Inc., Gray's NBC affiliate in Albany, Georgia. In exchange for the assets of WALB, Gray received the assets of WEAU, which were valued at $66,000,000 and approximately $12,000,000 in cash for a total value of $78,000,000. The finders fee was allocated at $1,200,000 for the Busse transaction and $780,000 for the WALB transaction. For advisory services rendered by Bull Run to Gray in connection with the acquisition of The Goshen News, Gray paid Bull Run $167,000.

     For advisory services rendered by Bull Run to Gray in connection with the proposed acquisitions of KWTX, Brazos and KXII, Gray paid Bull Run $400,000 on May 19, 1999,

$800,000 on August 11, 1999 and will pay Bull Run an additional $190,000 upon the consummation of the acquisitions.

     Gray paid cash dividends on its series A preferred stock and series B preferred stock of $800,000 and $63,750, respectively to Bull Run in 1998. Bull Run is the only owner of the series A preferred stock and owns 50% of the outstanding series B preferred stock. Mr. Robinson and certain affiliates own the remaining 50% of the series B preferred stock. In addition, Gray issued
25.4692 shares of series B preferred stock to Bull Run and 25.4692 shares of series B preferred stock pro rata to Mr. Robinson and certain affiliates as dividends on the series B preferred stock in 1998. Each share of series B preferred stock is valued at $10,000 per share. Of the total amount of 1,110.9384 series B preferred stock outstanding during 1998, Gray redeemed
760.9384 shares pro rata at a total redemption price of $7,609,384.

     Gray executed an option agreement with Bull Run in March 1999, whereby Gray has the option to purchase Bull Run's investment in the common stock of Sarkes Tarzian, Inc., an operator of two broadcast television stations and four radio stations. Upon exercise of the option, Gray will pay Bull Run an amount equal to Bull Run's purchase price for the Tarzian investment plus related costs. In connection with the option agreement, Gray granted to Bull Run warrants to purchase up to 100,000 shares of Gray class B common stock at $13.625 per share which was the closing price of such stock on the date of grant. The warrants will vest immediately upon Gray's exercise of its option to purchase the Tarzian investment. The option agreement expired on May 31, 1999; however, Gray and Bull Run extended the option period through September 30, 1999 and Gray paid Bull Run $266,800 for such extension. The option period may be extended, at Gray's election, in additional 30-day increments for a fee of $66,700 per extension.

REPORT OF THE MANAGEMENT PERSONNEL COMMITTEE

     Gray's executive compensation program is administered by the Management Personnel Committee of the board of directors.

     The goals of Gray's executive compensation program for 1998 were to attract, retain, motivate and reward qualified persons serving as executive officers. To achieve such goals Gray relies primarily on salaries, bonuses, options and other compensation for each of Gray's executive officers, except that the salary of Mr. Beizer is specified in his employment agreement with Gray. Under current policy, the chief executive officer of Gray determines the recommended annual compensation level, including bonuses, for all other officers of Gray and its subsidiaries, and then submits these recommendations to the Management Personnel Committee for its review and approval. Such determinations of the Management Personnel Committee are reported to the full board, which then has the opportunity to consider and amend such determinations concerning the compensation payable to executive officers. In 1998, the full board approved the determinations of the Management Personnel Committee with respect to compensation without making any changes thereto. The Management Personnel Committee's policy for determining an executive's salary, bonus and stock option grants is based on the responsibility of such executive, his or her impact on the operations and profitability of Gray or the business unit for which such executive has operating responsibility and the knowledge and experience of such executive.

     In 1998, the Management Personnel Committee utilized the foregoing criteria to determine executive salaries, bonuses and option grants and such salaries, bonuses and option grants are consistent with the foregoing policy. An executive's annual bonus is based on a percentage of his or her annual base salary. These considerations are subjective in nature and the Management Personnel Committee does not assign relative weights thereto. For 1998, bonuses ranged from 0% to 78% of an executive's base salary. Whether or not a bonus is in fact earned by an executive is linked to the attainment, by Gray or the business unit for which such executive has operating responsibility, of predetermined operating profit targets based on budgeted operating revenues (which is an objective analysis) and the individual's contribution to Gray or the business unit (which is a subjective analysis). The operating profit targets are approved annually by the Management Personnel Committee. When measuring an executive's individual contribution and performance, the Management Personnel Committee examines quantitative factors, as well as qualitative factors that necessarily involve a subjective judgment by the Management Personnel Committee. In making such subjective determination, the Management Personnel Committee does not base its determination on any single performance factor nor does it assign relative weights to factors, but considers a mix of factors, including evaluations of superiors, and evaluates an individual's performance against such mix in absolute terms in relation to other executives at Gray. In deciding whether or not to grant an option to an individual and in determining the number of shares subject to an option so granted, the Management Personnel Committee takes into account subjective considerations, including the level of such executive's position and the individual's contribution to Gray. Although the Management Personnel Committee believes that its compensation structure is similar to that of other comparable communications companies, it did not specifically compare such structure with that of other companies in 1998.

     Mr. Robinson's annual compensation was set by the Management Personnel Committee at $200,000 per annum. In addition, he was awarded options for the purchase of up to 10,000 shares of Gray class A common stock and 40,000 shares of Gray class B common stock in recognition of Gray's overall performance, record of increase in shareholder value, success in meeting strategic objectives and the Chief Executive Officer's personal leadership and accomplishments.

     Mr. Prather does not receive an annual salary as Executive Vice
President -- Acquisitions, however, in 1998 he was granted options to purchase 9,337 shares of Gray class A common stock and 41,000 shares of Gray class B common stock in recognition of Gray's overall performance, success in meeting strategic objectives and his leadership and accomplishments.

     Submitted by Management Personnel Committee of the board of directors

          Richard L. Boger, Chairman
          William E. Mayher, III
          Robert S. Prather, Jr.
          Hugh Norton
          J. Mack Robinson

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     J. Mack Robinson, President, Chief Executive Officer and a director of Gray, is Chairman of the Board of Bull Run and the beneficial owner of approximately 30.7% of the outstanding shares of common stock of Bull Run, including certain shares as to which Mr. Robinson disclaims beneficial ownership. Robert S. Prather, Jr., Executive Vice President-Acquisitions and a director of Gray, is President, Chief Executive Officer and a director of Bull Run corporation and the beneficial owner of approximately 13.3% of the outstanding shares of Bull Run common stock, including certain shares as to which Mr. Prather disclaims beneficial ownership. Bull Run is a principal shareholder of Gray. Mr. Prather is also a member of the board of directors of Capital and Host. Hilton H. Howell, Jr., a director of Gray, is Vice President, Secretary and a director of Bull Run. See "Compensation Committee Interlocks and Insider Participation" for a description of the business relationships between Gray and Messrs. Prather and Robinson, Host, Capital and Bull Run.

PERFORMANCE GRAPH

     The following graph compares the cumulative total return of Gray class A common stock from December 1994 and Gray class B common stock from September 1996 (when the Gray class B common stock first became publicly traded) to December 31, 1998 as compared to the stock market total return indexes for (1) The New York Stock Exchange Market Index and (2) The New York Stock Exchange Industry Index based upon the Television Broadcasting Stations Standard Industrial Classification Code. In July 1995, the Gray class A common stock was listed on The New York Stock Exchange.

     The graph assumes the investment of $100 in the Gray class A common stock and class B common stock in the New York Stock Exchange Market Index and the NYSE Television Broadcasting Stations Index on December 31, 1993 and September 1996, respectively. Dividends are assumed to have been reinvested as paid.

COMPARISON OF CUMULATIVE TOTAL RETURN OF GRAY CLASS A COMMON STOCK, NYSE MARKET
                            INDEX AND SIC CODE INDEX

                                          GRAY CLASS                             NYSE
         MEASUREMENT PERIOD                A COMMON          SIC CODE           MARKET
        (FISCAL YEAR COVERED)               STOCK             INDEX             INDEX
12/31/93                                         100.00            100.00            100.00
12/30/94                                         110.65             77.71             98.06
12/29/95                                         183.10             92.48            127.15
12/31/96                                         194.10            102.86            153.16
12/31/97                                         270.96            134.27            201.50
12/31/98                                         284.30             96.25            239.77

COMPARISON OF CUMULATIVE TOTAL RETURN OF GRAY CLASS B COMMON STOCK, NYSE MARKET
                            INDEX AND SIC CODE INDEX

                                          GRAY CLASS                             NYSE
         MEASUREMENT PERIOD                B COMMON          SIC CODE           MARKET
        (FISCAL YEAR COVERED)               STOCK             INDEX             INDEX
9/25/96                                          100.00            100.00            100.00
12/31/96                                          87.29             97.87            106.91
12/31/97                                         132.74            127.75            140.66
12/31/98                                         106.16             91.58            167.37

        PROPOSAL 3: AMENDMENT OF THE GRAY 1992 LONG TERM INCENTIVE PLAN

     At the meeting, the Gray shareholders will be asked to approve the adoption of an amendment to the 1992 Long Term Incentive Plan to provide that the aggregate number of shares of Gray common stock subject to awards under the 1992 Long Term Incentive Plan be increased from 900,000 to 1,900,000. The board approved the amendment to the Incentive Plan, subject to shareholder approval.

     The following description of the Incentive Plan is a summary of the material provisions of the Incentive Plan.

     Types of Awards. The Incentive Plan provides for the granting of incentive stock options, nonqualified stock options, restricted stock awards, stock appreciation rights ("SARs") and performance awards (collectively, the "Awards") to officers and key employees of Gray and its subsidiaries to purchase shares of Gray class A common stock and class B common stock.

     Purpose. The Incentive Plan is designed to encourage officers and key employees to achieve goals, which are mutually beneficial to Gray and the officer or employee, thereby strengthening their desire to remain with Gray, while simultaneously providing an incentive to work for the success of Gray.

     Administration. The Incentive Plan is administered by the Management Personnel Committee which consists of persons appointed by Gray's board of directors. Subject to any general guidelines established by the Gray board, the determinations of the Management Personnel Committee are made in accordance with their judgment as to the best interests of Gray and its shareholders. Determinations, interpretations or other actions made or taken by the Management Personnel Committee pursuant to the provisions of the Incentive Plan are final and binding for all purposes and upon all participants.

     Incentive Stock Options. The incentive stock options granted under the Incentive Plan may not be exercised earlier than six months and not later than 10 years from the date of grant. The purchase price per share of Gray common stock purchasable under any incentive stock option may not be less than 100% of the fair market value of the shares on the date the option is granted. The aggregate fair market value of the stock which an incentive stock option is exercisable for the first time during any calendar year shall not exceed $100,000.

     Nonqualified Stock Options. The nonqualified stock options granted under the Incentive Plan may not be exercised earlier than six months and not later than 10 years from the date of grant. The purchase price per share of Gray common stock purchasable under any nonqualified stock option is such price as is fixed by the Management Personnel Committee. The Management Personnel Committee has the right to determine at the time an option is granted whether shares issued upon exercise of a nonqualified stock option will be subject to restrictions, and if so, the nature of the restrictions.

     Stock Appreciation Rights. Upon the exercise of an SAR, the holder thereof will be entitled to receive the excess of the fair market value (calculated as of the exercise date) of a specified number of shares over the exercise price of the SAR. The exercise price (which may not be less than the fair market value of the shares on the date of grant) and other terms of the SAR will be determined by the Management Personal Committee. At the time of grant, the Management Personnel Committee may establish a maximum amount per share which will be payable upon exercise of an SAR. Payment by Gray upon exercise of an SAR may be in cash or stock, or any combination thereof, as the Management Personnel Committee determines. The following will apply upon the exercise of a SAR:

     - Exercise of SARs in Lieu of Exercise of Options. SARs exercisable in lieu of any related stock option may be exercised for all or part of the shares of stock for which its related option is then exercisable. Such number of shares equal to the number of SARs exercised will no longer be available for Awards under the Incentive Plan, provided that if SARs are exercised for cash, shares of stock equal to the number of SARs exercised will be restored to the number of shares available for issuance under the Incentive Plan.

     - Exercise of SARs in Conjunction with Exercise of Options. SARs exercisable in conjunction with the exercise of stock options will be deemed to have been exercised upon the exercise of the related stock options, and shares of stock equal to the sum of the number of shares acquired by exercise of the stock option plus the number of SARs exercised will no longer be available for Awards under the Incentive Plan, provided that if SARs are exercised for cash, shares of stock equal to the number of SARs exercised will be restored to the number of shares available for issuance under the Incentive Plan.

     - Exercise of SARs Upon Lapse of Options. SARs exercisable upon lapse of stock options will be deemed to have been exercised upon the lapse of the related stock options as to the number of shares of stock subject to the stock options. Shares of stock equal to the number of SARs deemed to have been exercised will not be available again for Awards under the Incentive Plan, provided that if SARs are exercised for cash, shares of stock equal to the number of SARs exercised will be restored to the number of shares available for issuance under the Incentive Plan.

     - Exercise of SARs Independent of Options. SARs exercisable independent of stock options may be exercised upon whatever terms and conditions the Management Personnel Committee imposes upon the SARs, and shares of stock equal to the number of SARs exercised will no longer be available for Awards under the Incentive Plan, provided that if SARs are exercised for cash, shares of stock equal to the number of SARs exercised will be restored to the number of shares available for issuance under the Incentive Plan.

     Restricted Stock. Restricted stock consists of stock issued or transferred under the Plan at any purchase price less than the fair market value thereof on the date of issuance or transfer, or as a bonus. Restricted stock awards may not be disposed of by the recipient until the restrictions established by the Management Personnel Committee lapse, and in any event, such restricted stock may not be disposed of for not less than six months following the date of grant. Participants are entitled to all dividends paid with respect to restricted stock during the period which the sale of such stock is restricted and will not be required to return any such dividends to Gray in the event of the forfeiture of the restricted stock.

     Performance Awards. Performance awards consist of stock to be issued without payment therefor, in the event that the performance goals established by the Management Personnel Committee are achieved during the applicable performance period. The goals established by the Management Personnel Committee may include return on average total capital employed, earnings per share, return on shareholders' equity and such other goals as may be established by the Management Personnel Committee. Actual payment of the award earned shall be in cash or in stock or in combination of both, in a single sum or in periodic installments, as determined by the Management Personnel Committee. If the award includes stock, such stock may not be disposed of for six months from the date of issuance pursuant to such award. If the award is paid in cash instead of stock, the number of shares reserved for issuance under the Incentive Plan and in the form of restricted stock or performance awards will be reduced by the number of shares issued.

     Adjustments and Amendments of the 1992 Plan. Adjustments in the Incentive Plan and in outstanding options will be made to reflect stock dividends, recapitalizations and similar events. The board of directors has the right to amend or terminate the Incentive Plan at any time; provided, however, that unless first duly approved by the holders of Gray common stock entitled to vote on such matter, no amendment or change may be made in the Incentive Plan: (1) increasing the total number of shares that may be issued under the 1992 Plan or increasing the amount of type of awards that may be granted under the Incentive Plan; (2) changing the minimum purchase price of shares of common stock which may be made subject to awards under the Incentive Plan; or (3) changing the eligibility requirements.

     The Incentive Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Incentive Plan is not, nor is it intended to be, qualified under Section 401(a) of the Internal Revenue Code.

     Change in Control. The Incentive Plan provides that in the event of a change of control outstanding awards shall become immediately and fully exercisable or payable according to the following terms:

     - Any outstanding and unexercised option shall become immediately and fully exercisable, and shall remain exercisable until it would otherwise expire by reason of lapse of time.

     - For six months and seven days following a change in control a holder of an option, unless provided otherwise at the time of grant, shall have the option to receive in cash an amount equal to the amount by which the highest reported price per share of stock, on the date of exercise, shall exceed the base price per share of stock under the option multiplied by the number of shares granted under the option for which this right has been exercised;

     - Any outstanding and unexercised SARs shall become exercisable as follows:

      (1) SARs exercisable in lieu of any related stock option or in conjunction with the exercise of stock options may be exercised for all or part of the shares of stock for which its related option is then exercisable in the same manner as prior to the change in control;

      (2) SARs exercisable independent of stock options shall be deemed to have been exercised if and when the participant advises the Management Personnel Committee in writing that he or she elects to have options with respect to which the SAR was granted treated as lapsed and shall have been held for six months prior to exercise; and

      (3) SARs exercisable independent of stock options shall be exercisable immediately, without regard to limitations imposed in the Incentive Plan.

     - Any restricted stock shall become immediately and fully transferable. The Management Personnel Committee shall have been deemed to have waived any automatic forfeitures.

     - Any performance award which has not expired shall be deemed to have been earned on the assumption that all performance goals have been achieved.

     - A "change in control" means a change in control of Gray of a nature that would be required to be reported on Schedule 14A under the Securities Exchange Act. A change of control is deemed to have occurred if (1) any person becomes the beneficial owner of 20 percent or more of the combined voting power of Gray's then outstanding shares; (2) during any period of two consecutive years individuals who at the beginning of such period constitute the board cease for any reason to constitute at least a majority thereof, unless the election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (3) there is consummated any consolidation or acquisition in which Gray is not the continuing or surviving corporation or pursuant to which shares of Gray common stock are converted into cash, securities, or other property; (4) there is consummated any consolidation or acquisition of Gray in which Gray is the continuing corporation in which the holders of Gray common stock immediately prior to the acquisition do not own 70 percent or more of the stock of the surviving corporation immediately after the acquisition; (5) there is consummated any sale, lease, exchange, or other transfer of substantially all of Gray's assets; or (6) the shareholders of Gray approve any plan or proposal for the liquidation or dissolution of Gray.

     Non-Assignability of Plan Awards. No Incentive Plan Award may be assigned or transferred by the recipient, except by will or by the laws of descent and distribution, or pursuant to a Qualified Domestic Relations Order, and are exercisable, during the participant's lifetime, only by the participant.

     Certain Federal Income Tax Consequences. The following discussion is designed to provide a summary of the material tax consequences with respect to Awards granted under the Incentive Plan as of the date of this proxy statement. In addition to the tax consequences described below, (1) officers and directors of Gray subject to Section 16(b) of the Securities Exchange Act of 1934, may be subject to special rules regarding the income tax consequences concerning their incentive stock options; nonqualified stock options and restricted shares and
(2) any entitlement to a tax deduction on the part of Gray is subject to the applicable Federal tax rules, including, those relating to the $1 million limitation on deductible compensation.

     Incentive Stock Options. Certain options granted or that may be granted under the Incentive Plan will be incentive stock options as defined in the Internal Revenue Code, provided that such options satisfy the requirements under the Internal Revenue Code applicable to incentive stock options. In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to the optionee or a deduction to Gray. The sale of Gray common stock received upon the exercise of an option which satisfies all the requirements of an incentive stock option, as well as the holding period requirement described below, will result in a long-term capital gain or loss to the optionee equal to the difference between the amount realized on the sale and the option price and will not result in a tax deduction to Gray. The exercise of an incentive stock option may have implications in the computation of the optionee's alternative minimum tax. To receive capital gain or loss treatment upon the disposition of Gray common stock acquired through exercise of an incentive stock option, the optionee must not dispose of the Gray common stock purchased pursuant to the exercise of an incentive stock option within two years after the option is granted and must hold such Gray common stock for at least one year after the transfer of such Gray common stock to the optionee.

     If all requirements for incentive stock option treatment other than the holding period rules are satisfied, the recognition of income by the optionee is deferred until disposition of the Gray common stock, but, in general, any gain in an amount equal to the lesser of (1) the fair market value of the Gray common stock on the date of exercise minus the option price or (2) the amount realized on the disposition minus the option price is treated as ordinary income. Any remaining gain is treated as long-term or short-term capital gain depending on the optionee's holding period for the stock that has been sold. Gray will generally be entitled to a deduction at that time equal to the amount of ordinary income realized by the optionee.

     The Incentive Plan provides that an optionee may pay for Gray common stock received upon the exercise of an option (including an incentive stock option) with other shares of Gray common stock. In general, an optionee's transfer of stock acquired pursuant to the exercise of an incentive stock option to acquire other stock in connection with the exercise of an incentive stock option may result in ordinary income if the transferred stock has not met the minimum statutory holding period necessary for favorable tax treatment as an incentive stock option. For example, if an optionee exercises an incentive stock option and uses the stock so acquired to exercise another incentive stock option within the two-year or one-year holding periods discussed above, the optionee may realize ordinary income under the rules summarized above.

     Nonqualified Stock Options. An optionee will realize no taxable income upon the grant of a non-qualified stock option and Gray will not receive a deduction at the time of such grant unless the option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a non-qualified stock option, the optionee generally will realize ordinary income in an amount equal to the excess of the fair market value of the Gray common stock on the date of exercise over the exercise price. Upon a subsequent sale of the Gray common stock by the optionee, the optionee will recognize short-term or long-term capital gain or loss depending upon his or her holding period for the Gray common stock. Gray will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income.

     SARs. Generally, no Federal income tax consequences are incurred by Gray or the holder at the time an SAR is granted pursuant to the Incentive Plan. However, upon the exercise of an SAR, the holder will generally realize ordinary income for Federal income tax purposes equal to the amount of cash or the value of property received by him or her. Gray generally will be entitled at such time to a deduction for Federal income tax purposes in the same amount realized as ordinary income. If a holder of an SAR receives Gray common stock upon the exercise of such right and subsequently disposes of such Gray common stock, any gain or loss realized upon the sale will be either long-term or short-term capital gain or loss, depending on the holder's holding period for the Gray common stock that has been sold.

     Restricted Stock Awards. The Federal income tax consequences of a restricted stock award granted under the Incentive Plan will depend, in large measure, on the restrictions placed on the stock.

     In general, if the stock is "not transferable" and subject to a "substantial risk of forfeiture," as described above, then, unless the recipient makes an 83(b) election, he or she will recognize ordinary income equal to the fair market value of the stock in the year the stock is either transferable or not subject to a substantial risk of forfeiture over the price, if any, paid for the stock. If the recipient makes an 83(b) election, he or she will recognize ordinary income equal to the fair market value of the stock at the time of the award over the price, if any, paid for the stock. Any gain or loss on a subsequent sale of the stock will be his or her long-or short-term capital gain or loss depending on the recipient's holding period for the stock. Gray will generally be entitled to a deduction equal to the amount of ordinary income recognized by the recipient.

VOTE REQUIRED AND BOARD RECOMMENDATION

     Approval of the amendment to the Incentive Plan requires the affirmative vote of the holders of a majority of votes represented by the shares of Gray class A common stock and class B common stock, voting together as a single class, present in person or represented by proxy at the Gray meeting and entitled to vote on the proposal. The board recommends that shareholders of Gray vote their shares "FOR" approval of the amendment to the Incentive Plan.

              PROPOSAL 4: CONFIRMATION OF APPOINTMENT OF AUDITORS

     The Gray board of directors recommends that the shareholders confirm the appointment of Ernst & Young LLP to audit the books and accounts of Gray for the year ending December 31, 1999.

     Representatives of Ernst & Young LLP are expected to be available at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if they so desire.

                                    EXPERTS

     The consolidated financial statements of Gray at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, incorporated by reference in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference, and are so incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of each of KWTX and Brazos at December 31, 1998, and for the year ended December 31, 1998, included in this proxy statement/prospectus have been audited by Pattillo, Brown & Hill LLP, independent auditors, as set forth in their reports appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The financial statements of KXII at December 31, 1998, and for the year ended December 31, 1998, included in this proxy statement/prospectus have been audited by Jaynes, Reitmeier, Boyd & Therrell PC, independent auditors, as set forth in their report appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the shares of Gray class B common stock to be issued in connection with the acquisitions have been passed upon for Gray by Heyman & Sizemore, Atlanta, Georgia.

                             SHAREHOLDER PROPOSALS

     If a Gray shareholder notifies Gray after July 9, 2000 of an intent to present a proposal at Gray's 2000 Annual Meeting, Gray will have the right to exercise its discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials. Shareholder proposals to be presented at the 2000 Annual Meeting must be received by Gray on or before December 15, 1999 for inclusion in the proxy statement and proxy card relating to that meeting. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders' proposals.

                      WHERE TO FIND ADDITIONAL INFORMATION

     Gray files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Shareholders may read and copy this information at the following locations of the Securities and Exchange Commission:

Securities and Exchange Commission   Securities and Exchange Commission   Securities and Exchange Commission
Judiciary Plaza, Room 1024           Seven World Trade Center,            Citicorp Center
450 Fifth Street, N.W.               Suite 1300                           500 West Madison Street,
Washington, D.C. 20549               New York, New York 10048             Suite 1400
                                                                          Chicago, Illinois 60661

     Shareholders can also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 10024, Washington D.C. 20549, at prescribed rates.

     The Securities and Exchange Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Gray, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

     Gray has filed with the Securities and Exchange Commission a registration statement on Form S-4 that registers the shares of Gray class B common stock to be issued in exchange for shares of KWTX and Brazos stock upon completion of the acquisitions. That registration statement, including the attached exhibits and schedules, contains additional relevant information about Gray, and the Gray class B common stock. The rules and regulations of the Securities and Exchange Commission allow Gray to omit certain information included in the registration statement from this proxy statement/prospectus.

     Shareholders can obtain any of the documents incorporated by reference in this document and copies of the Amended and Restated Gray 1992 Long Term Incentive Plan through Gray without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this proxy statement/prospectus. Documents incorporated by reference in this proxy statement/prospectus can be obtained by requesting them in writing or by telephone from Gray at the following address:

                       Gray Communications Systems, Inc.
                       126 North Washington St.
                       P.O. Box 48
                       Albany, Georgia 31702-0048
                       (912) 888-9378
                       Attention: Investor Relations

     Shareholders requesting documents should do so by September 13, 1999 to receive them before the Gray shareholders' meeting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows Gray to "incorporate by reference" information into this proxy statement/prospectus. This means that Gray can disclose important information by referring to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

     This proxy statement/prospectus incorporates by reference the documents listed below that Gray has previously filed with the Securities and Exchange Commission and that are not included in or delivered with this document. They contain important information about Gray and its financial condition.

FILINGS                                                       PERIOD
-------                                                       ------
Annual Report on Form 10-K......................   Year ended December 31, 1998
Quarterly Report on Form 10-Q...................   Quarter ended March 31, 1999
Quarterly Report on Form 10-Q...................   Quarter ended June 30, 1999

The description of Gray class A common stock and class B common stock set forth in Gray's Forms
  8-A filed with the Securities and Exchange
  Commission

     Gray incorporates by reference additional documents that it may file with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the Gray shareholders meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     GRAY HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE PROPOSED ACQUISITIONS OR GRAY THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OR IN ANY OF THE MATERIALS THAT GRAY HAS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS. THEREFORE, IF ANYONE DOES PROVIDE INFORMATION OF THIS SORT, IT SHOULD NOT BE RELIED ON. IF A PERSON IS IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT OR THE SOLICITATION OF PROXIES IS UNLAWFUL, OR IF IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS DOES NOT EXTEND TO THAT PERSON. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains forward-looking statements. These statements relate to future events or the future financial performance of Gray. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. These statements only reflect management's expectations and estimates. Actual events or results may differ materially. In evaluating these statements, shareholders should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause Gray's actual results to differ materially from any forward-looking statements. Gray is not undertaking any obligations to update any forward-looking statements contained in this proxy statement/prospectus to reflect any future events or developments.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
KWTX BROADCASTING COMPANY ("KWTX")
Interim Condensed Financial Statements (unaudited):
  Balance Sheets at June 30, 1999 and 1998..................   F-3
  Statements of Income for the six months ended June 30,
     1999 and 1998..........................................   F-4
  Statements of Retained Earnings for the six months ended
     June 30, 1999 and 1998.................................   F-5
  Statements of Cash Flows for the six months ended June 30,
     1999 and 1998..........................................   F-6
  Notes to Condensed Financial Statements...................   F-7
Audited Financial Statements (unaudited for 1997 and 1996):
  Independent Auditors' Report..............................   F-9
  Balance Sheets at December 31, 1998, 1997 and 1996........  F-10
  Statements of Income for the years ended December 31,
     1998, 1997 and 1996....................................  F-11
  Statements of Retained Earnings for the years ended
     December 31, 1998, 1997 and 1996.......................  F-12
  Statements of Cash Flows for the years ended December 31,
     1998, 1997 and 1996....................................  F-13
  Notes to Financial Statements.............................  F-14
BRAZOS BROADCASTING CO. ("BRAZOS")
Interim Condensed Financial Statements (unaudited):
  Balance Sheets at June 30, 1999 and 1998..................  F-20
  Statements of Income for the six months ended June 30,
     1999 and 1998..........................................  F-21
  Statements of Retained Earnings for the six months ended
     June 30, 1999 and 1998.................................  F-22
  Statements of Cash Flows for the six months ended June 30,
     1999 and 1998..........................................  F-23
  Notes to Condensed Financial Statements...................  F-24
Audited Financial Statements (unaudited for 1997 and 1996):
  Independent Auditors' Report..............................  F-25
  Balance Sheets at December 31, 1998, 1997 and 1996........  F-26
  Statements of Income for the years ended December 31,
     1998, 1997 and 1996....................................  F-27
  Statements of Retained Earnings for the years ended
     December 31, 1998, 1997 and 1996.......................  F-28
  Statements of Cash Flows for the years ended December 31,
     1998, 1997 and 1996....................................  F-29
  Notes to Financial Statements.............................  F-30
KXII BROADCASTERS, INC. AND KXII TELEVISION, LTD. ("KXII")
Interim Condensed Combined Financial Statements (unaudited):
  Condensed Combined Balance Sheets at June 30, 1999 and
     1998...................................................  F-35
  Condensed Combined Statements of Income and Stockholders'
     and Partners' Equity for the six months ended June 30,
     1999 and 1998..........................................  F-36
  Condensed Combined Statements of Cash Flow for the six
     months ended June 30, 1999 and 1998....................  F-37
  Notes to Condensed Combined Financial Statements..........  F-38

                                                              PAGE
                                                              ----
Audited Combined Financial Statements (audited for 1998 and
  unaudited for 1997 and 1996):
  Independent Auditors' Report..............................  F-40
  Combined Balance Sheets at December 31, 1998, 1997 and
     1996...................................................  F-41
  Combined Statements of Income and Stockholders' and
     Partners' Equity for the years ended December 31, 1998,
     1997 and 1996..........................................  F-42
  Combined Statements of Cash Flow for the years ended
     December 31, 1998, 1997 and 1996.......................  F-43
  Notes to Combined Financial Statements....................  F-44

                           KWTX BROADCASTING COMPANY

                                 BALANCE SHEETS
                             JUNE 30, 1999 AND 1998

                                                               1999          1998
                                                            -----------   -----------
                                                                   (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash, including interest bearing accounts.................  $   902,668   $   234,176
Investments...............................................    5,117,224     5,389,480
Accrued interest receivable...............................       47,198        59,243
Accounts receivable:
  Trade...................................................    1,466,892     1,583,163
  Network.................................................      116,498       119,000
  Affiliated companies....................................       29,647        53,295
Program broadcast rights -- current.......................       80,836        64,503
Federal income tax receivable.............................           --            --
Prepaid expenses..........................................      274,924       196,678
                                                            -----------   -----------
          Total Current Assets............................    8,035,887     7,699,538
                                                            -----------   -----------
INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES AT COSTS.......    4,470,404     4,278,341
                                                            -----------   -----------
PROPERTY AND EQUIPMENT, AT COST --
  NET OF ACCUMULATED DEPRECIATION.........................    5,187,241     4,780,355
PROGRAM BROADCAST RIGHTS -- NONCURRENT....................       43,776       124,612
OTHER ASSETS:
  Cash surrender value of insurance on life of officer....       81,138        78,767
  Due from employees......................................       34,339        39,500
  Deferred charges........................................       30,572        43,542
  Deposits and other assets...............................       72,743       225,028
                                                            -----------   -----------
          Total Other Assets..............................      218,792       386,837
                                                            -----------   -----------
          Total Assets....................................  $17,956,100   $17,269,683
                                                            ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable
  Trade...................................................  $   297,803   $   172,942
Accrued salaries and wages................................      115,637       103,595
Accrued management bonus..................................      270,763       236,703
Program broadcast obligations -- current..................       19,883        91,554
Federal income tax payable................................       10,238       242,582
Other liabilities.........................................           --        21,842
                                                            -----------   -----------
          Total Current Liabilities.......................      714,324       869,218
                                                            -----------   -----------
LONG-TERM LIABILITIES:
Program broadcast obligations -- noncurrent...............       16,829        36,712
Deferred federal income tax payable.......................      639,354       641,257
                                                            -----------   -----------
          Total Long-term Liabilities.....................      656,183       677,969
                                                            -----------   -----------
STOCKHOLDERS' EQUITY:
  Common stock, stated value $130.50, 1,550 shares
     authorized, issued and outstanding...................      202,269       202,269
  Paid-in capital.........................................       10,173        10,173
  Retained earnings.......................................   16,373,151    15,510,054
                                                            -----------   -----------
          Total Stockholders' Equity......................   16,585,593    15,722,496
                                                            -----------   -----------
          Total Liabilities and Stockholders' Equity......  $17,956,100   $17,269,683
                                                            ===========   ===========

The accompanying notes are an integral part of these financial statements.

                           KWTX BROADCASTING COMPANY

                              STATEMENTS OF INCOME
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                                             1999         1998
                                                          ----------   ----------
                                                                (UNAUDITED)
REVENUE.................................................  $5,325,177   $4,928,754
  Less agency and representatives' commissions..........     686,060      638,861
                                                          ----------   ----------
          Net Revenue...................................   4,639,117    4,289,893
                                                          ----------   ----------
COSTS AND EXPENSES:
  Technical expenses....................................     293,554      288,245
  Production expenses...................................     674,878      251,941
  News expenses.........................................     238,940      654,169
  Program expenses......................................     211,622      187,580
  Sales expenses........................................     401,998      329,310
  Management Bonus......................................     270,763      236,703
  General and administrative expenses...................     688,436      752,613
  Depreciation expense..................................     336,301      287,812
                                                          ----------   ----------
          Total Costs and Expenses......................   3,116,492    2,988,373
                                                          ----------   ----------
Earnings from operations................................   1,522,625    1,301,520
OTHER INCOME:
  Other income..........................................      11,700       39,793
  Investment in subsidiary income.......................     422,338      488,523
  Interest income.......................................     153,278      148,162
                                                          ----------   ----------
          Total Other Income............................     587,316      676,478
                                                          ----------   ----------
Earnings before income tax
  expense...............................................   2,109,941    1,977,998
Income tax expense......................................     652,410      542,821
                                                          ----------   ----------
          Net earnings..................................  $1,457,531   $1,435,177
                                                          ==========   ==========

The accompanying notes are an integral part of these financial statements.

                           KWTX BROADCASTING COMPANY

                        STATEMENTS OF RETAINED EARNINGS
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                                           1999          1998
                                                        -----------   -----------
                                                               (UNAUDITED)
Balance at beginning of year..........................  $17,085,620   $15,314,877
  Add net earnings....................................    1,457,531     1,435,177
                                                        -----------   -----------
                                                         18,543,151    16,750,054
  Less dividends paid.................................   (2,170,000)   (1,240,000)
                                                        -----------   -----------
Balance at end of year................................  $16,373,151   $15,510,054
                                                        ===========   ===========

The accompanying notes are an integral part of these financial statements.

                           KWTX BROADCASTING COMPANY

                            STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                                           1999          1998
                                                        -----------   -----------
                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income............................................  $ 1,457,531   $ 1,435,177
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation........................................      336,301       287,812
  (Gain) Loss on disposal of equipment................          567        (1,818)
  Income tax deferred.................................      (73,175)       19,832
  Changes in operating assets and liabilities:
     Accounts receivable..............................      169,120        62,314
     Network receivable...............................       (1,110)       (1,976)
     Intercompany receivable..........................      (27,268)      (53,295)
     Due from employees...............................        6,183         5,247
     Prepaid expenses.................................      (19,672)       73,848
     Accrued interest.................................       11,807       (16,117)
     Program broadcast rights.........................       96,927        55,411
     Other assets.....................................      (20,917)     (215,509)
     Accounts payable.................................     (188,006)     (366,777)
     Accrued liabilities..............................     (283,219)     (368,750)
     Income tax payable...............................       10,238       309,377
     Intercompany payable.............................           --       (12,328)
     Program broadcast obligations....................     (111,630)      (79,493)
     Investment in subsidiary.........................      327,663        11,477
     Other liabilities................................       (4,762)       18,828
                                                        -----------   -----------
          Net cash provided by operating activities...    1,686,578     1,163,260
                                                        -----------   -----------
CASH FLOWS USED IN INVESTING ACTIVITIES:
Net purchase of short-term investments................   (1,865,581)      (20,623)
Purchase of equipment.................................     (414,458)     (528,628)
Proceeds from sale of equipment.......................           --         1,200
Purchase of held-to-maturity securities...............     (308,317)     (801,633)
Sale of held-to maturity securities...................    2,480,000       400,000
                                                        -----------   -----------
          Net cash used in investing activities.......     (108,356)     (949,684)
                                                        -----------   -----------
CASH FLOWS USED IN FINANCING ACTIVITIES:
Payment of dividends..................................   (2,170,000)   (1,240,000)
                                                        -----------   -----------
Net decrease in cash..................................     (591,778)   (1,026,424)
Cash at beginning of year.............................    1,494,446     1,260,600
                                                        -----------   -----------
Cash at end of year...................................  $   902,668   $   234,176
                                                        ===========   ===========
SUPPLEMENTAL DISCLOSURES:
Income taxes paid.....................................  $   574,320   $   168,630
                                                        ===========   ===========

The accompanying notes are an integral part of these financial statements.

                           KWTX BROADCASTING COMPANY

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

1. GENERAL

     The accompanying unaudited condensed financial statements of KWTX Broadcasting Company (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These condensed financial statements should be read in conjunction with the financial statements of the Company for the year ended December 31, 1998. Results of operations for the period ended June 30, 1999 are not necessarily indicative of results to be expected for the fiscal year ended December 31, 1999.

2. INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES

     The Company's investment in Brazos Broadcasting Co. (50% owned) is accounted for using the equity method of accounting for investments. This method requires that the investment is recorded at the proportionate percentage of stockholders' equity of the subsidiary and adjusted each period for the proportionate percentage of net income of the subsidiary. Dividends received are treated as a reduction in the basis of the Company's investment in the year received.

     The Company received dividends from Brazos Broadcasting Co. of $750,000 and $500,000 for the six months ended June 30, 1999 and 1998, respectively.

     Pertinent financial information for Brazos Broadcasting Co. for the six months ended June 30, 1999 and 1998 is as follows:

                                                             1999         1998
                                                          ----------   ----------
BALANCE SHEET:
Assets
  Current assets........................................  $7,694,314   $7,273,461
  Property and equipment................................   1,921,155    2,143,081
  Program broadcast -- noncurrent.......................      41,080      118,938
  Other assets..........................................      78,148        7,045
                                                          ----------   ----------
          Total assets..................................  $9,734,697   $9,542,525
                                                          ==========   ==========
Liabilities and equity
  Current liabilities...................................  $  497,407   $  672,615
  Long-term liabilities.................................     296,482      313,229
  Stockholders equity...................................   8,940,808    8,556,681
                                                          ----------   ----------
          Total liabilities and equity..................  $9,734,697   $9,542,525
                                                          ==========   ==========

                           KWTX BROADCASTING COMPANY

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
         FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998 -- (CONTINUED)

                                                             1999         1998
                                                          ----------   ----------
INCOME STATEMENT:
Revenue.................................................  $4,639,117   $4,289,893
Costs and expenses......................................   3,116,492    2,988,373
Other income............................................     587,316      676,478
Federal income tax......................................     652,410      542,821
                                                          ----------   ----------
          Net income....................................   1,457,531    1,435,177
Company's ownership interest............................          50%          50%
                                                          ----------   ----------
Company's share of net income...........................  $  728,766   $  717,589
                                                          ==========   ==========

3. OTHER TRANSACTIONS WITH RELATED PARTIES

     The Company has deposits with a bank of which two majority shareholders of the bank are related to two minority stockholders of the Company. As of June 30, 1999 and 1998, deposits with this bank were $5,711,313 and $1,306,448, respectively, and interest earned on these deposits was $82,612 and $40,122 for the six months ended June 30, 1999 and 1998, respectively.

     As of June 30, 1999 and 1998, the Company had a receivable from Brazos Broadcasting Co. of $26,773 and $51,406, respectively. Each station is responsible for its own costs and expenses. Expenses incurred on behalf of an affiliated station are charged to such station based upon its direct usage.

4. PENDING TRANSACTION

     On April 13, 1999, the Company entered into an agreement and plan of merger with Gray Communications Systems, Inc. ("Gray") which provides for the acquisition of the Company by Gray. This agreement provides that the Company's stockholders will receive a combination of cash and Gray class B common stock aggregating $74,680,000, plus additional consideration for certain net working capital of the Company. Consummation of the transaction is conditioned upon, among other things, the requisite approvals of the Federal Communications Commission and the stockholders of the Company and Gray.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
KWTX Broadcasting Company
Waco, Texas

     We have audited the accompanying balance sheet of KWTX Broadcasting Company as of December 31, 1998, and the related statement of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KWTX Broadcasting Company as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

     We have compiled the accompanying balance sheets of KWTX Broadcasting Company as of December 31, 1997 and 1996, and the related statements of income, retained earnings, and cash flows for the years then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. These financial statements were compiled by us from financial statements for the same period, that we previously compiled, on an income tax basis, as indicated in our reports dated February 20, 1998 and February 26, 1997, respectively.

     A compilation is limited to presenting, in the form of financial statements, information that is the representation of management. We have not audited or reviewed these accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

     As more fully discussed in Note 10, the Company has approved a merger agreement that provides for the acquisition of the Company, subject to a number of conditions, including the approval of Federal Communications Commission.

                                          PATTILLO, BROWN & HILL, L.L.P.

March 24, 1999,
except for Note 10 which
is as of April 13, 1999

                           KWTX BROADCASTING COMPANY

                                 BALANCE SHEETS

                                                                 DECEMBER 31,
                                                    ---------------------------------------
                                                       1998          1997          1996
                                                    -----------   -----------   -----------
                                                     (AUDITED)           (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash, including interest bearing accounts.........  $ 1,494,446   $ 1,260,600   $ 1,314,182
Investments.......................................    5,423,326     4,967,224     8,664,239
Accrued interest receivable.......................       59,005        43,126        96,483
Accounts receivable
  Trade...........................................    1,531,131     1,645,477     1,406,829
  Network.........................................      115,388       117,024       147,827
  Affiliated companies............................        2,379            --        26,749
Program broadcast rights -- current...............      187,929       146,312            --
Federal income tax receivable.....................      104,881        66,795       145,623
Prepaid expenses..................................      255,252       270,526       138,416
                                                    -----------   -----------   -----------
         Total Current Assets.....................    9,173,737     8,517,084    11,940,348
                                                    -----------   -----------   -----------
Investments in unconsolidated subsidiaries at
  costs...........................................    4,798,067     4,289,818     3,640,161
                                                    -----------   -----------   -----------
Property and equipment, at cost -- net of
  accumulated depreciation........................    5,109,650     4,538,921     4,130,961
Program broadcast rights -- noncurrent............       33,610        98,214       126,164
OTHER ASSETS:
Cash surrender value of insurance on life of
  officer.........................................       81,138        78,767        76,396
Due from employees................................       40,522        44,747         3,675
Deferred charges..................................       39,406        42,569        39,937
Deposits and other assets.........................       42,992        10,492        10,493
                                                    -----------   -----------   -----------
         Total Other Assets.......................      204,058       176,575       130,501
                                                    -----------   -----------   -----------
         Total Assets.............................  $19,319,122   $17,620,612   $19,968,135
                                                    ===========   ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable
  Trade...........................................  $   485,809   $   539,719   $   214,809
  Affiliated companies............................           --        12,328            --
Accrued salaries and wages........................      121,070       257,862       248,659
Accrued management bonus..........................      548,548       451,186       491,087
Program broadcast obligations -- current..........      125,881       182,735       190,808
Federal income tax payable........................           --            --     1,134,839
Other liabilities.................................        4,762         3,014         5,128
                                                    -----------   -----------   -----------
         Total Current Liabilities................    1,286,070     1,446,844     2,285,330
                                                    -----------   -----------   -----------
LONG-TERM LIABILITIES:
Program broadcast obligations -- noncurrent.......       22,461        25,024       106,743
Deferred federal income tax payable...............      712,529       621,425       518,686
                                                    -----------   -----------   -----------
         Total Long-term Liabilities..............      734,990       646,449       625,429
                                                    -----------   -----------   -----------
STOCKHOLDERS' EQUITY:
Common stock, stated value $130.50, 1,550 shares
  authorized, issued and outstanding..............      202,269       202,269       202,269
Paid-in capital...................................       10,173        10,173        10,173
Retained earnings.................................   17,085,620    15,314,877    16,844,934
                                                    -----------   -----------   -----------
         Total Stockholders' Equity...............   17,298,062    15,527,319    17,057,376
                                                    -----------   -----------   -----------
         Total Liabilities and Stockholders'
           Equity.................................  $19,319,122   $17,620,612   $19,968,135
                                                    ===========   ===========   ===========

The accompanying notes are an integral part of these financial statements.

                           KWTX BROADCASTING COMPANY

                              STATEMENTS OF INCOME

                                                        YEAR ENDED DECEMBER 31,
                                                ---------------------------------------
                                                   1998          1997          1996
                                                -----------   -----------   -----------
                                                 (AUDITED)           (UNAUDITED)
REVENUE.......................................  $10,578,028   $10,048,780   $10,871,564
Less agency and representatives'
  commissions.................................   (1,356,171)   (1,253,094)   (1,281,409)
                                                -----------   -----------   -----------
Net Revenue...................................    9,221,857     8,795,686     9,590,155
                                                -----------   -----------   -----------
COSTS AND EXPENSES:
Technical expenses............................      616,727       609,089       550,847
Production expenses...........................      522,386       480,416       439,138
News expenses.................................    1,359,894     1,336,021     1,296,110
Program expenses..............................      415,211       380,777       725,820
Sales expenses................................      715,757       708,405       914,352
Management bonus..............................      548,548       451,186       491,087
General and administrative expenses...........    1,328,664     1,583,749     1,842,475
Depreciation expense..........................      607,127       494,915       553,047
                                                -----------   -----------   -----------
          Total Costs and Expenses............    6,114,314     6,044,558     6,812,876
                                                -----------   -----------   -----------
Earnings from operations......................    3,107,543     2,751,128     2,777,279
OTHER INCOME:
Other income..................................      253,849        77,229       102,600
Investment in subsidiary income...............    1,008,249       899,657       783,854
Interest income...............................      339,447       303,767       309,381
                                                -----------   -----------   -----------
          Total Other Income..................    1,601,545     1,280,653     1,195,835
                                                -----------   -----------   -----------
Earnings before income tax expense............    4,709,088     4,031,781     3,973,114
Income tax expense............................   (1,388,345)   (1,305,187)   (1,204,836)
                                                -----------   -----------   -----------
Net earnings before discontinued operations...    3,320,743     2,726,594     2,768,278
Discontinued operations-gain on disposal of
  radio stations, less applicable income taxes
  of $1,232,351...............................           --            --     2,392,211
                                                -----------   -----------   -----------
          Net earnings........................  $ 3,320,743   $ 2,726,594   $ 5,160,489
                                                ===========   ===========   ===========

The accompanying notes are an integral part of these financial statements.

                           KWTX BROADCASTING COMPANY

                        STATEMENTS OF RETAINED EARNINGS

                                                    YEAR ENDED DECEMBER 31,
                                            ---------------------------------------
                                               1998          1997          1996
                                            -----------   -----------   -----------
                                             (AUDITED)           (UNAUDITED)
Balance at beginning of year..............  $15,314,877   $16,844,934   $12,304,445
  Add net earnings........................    3,320,743     2,726,594     5,160,489
                                            -----------   -----------   -----------
                                             18,635,620    19,571,528    17,464,934
  Less dividends paid.....................   (1,550,000)   (4,256,651)     (620,000)
                                            -----------   -----------   -----------
Balance at end of year....................  $17,085,620   $15,314,877   $16,844,934
                                            ===========   ===========   ===========

The accompanying notes are an integral part of these financial statements.

                           KWTX BROADCASTING COMPANY

                            STATEMENTS OF CASH FLOWS

                                                     YEAR ENDED DECEMBER 31,
                                               ------------------------------------
                                                  1998         1997         1996
                                               ----------   ----------   ----------
                                               (AUDITED)          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...................................  $3,320,743   $2,726,594   $5,160,489
Adjustments to reconcile net income to net
  cash provided by operating activities:
Depreciation.................................     607,127      494,915      553,047
Gain on sale of equipment....................    (206,830)      (1,179)     (16,295)
Barter acquisition of equipment..............          --           --      (38,898)
Income tax deferred..........................      91,104      102,738       22,682
Changes in operating assets and liabilities:
  Accounts receivable........................     113,606     (181,096)    (107,903)
  Income tax receivable......................     (38,086)     (66,795)          --
  Due from employees.........................       4,225      (41,072)          77
  Prepaid expenses...........................      15,274     (132,110)      88,584
  Accrued interest...........................     (15,879)      53,357      (52,365)
  Program broadcast rights...................      22,987     (108,552)     109,895
  Other assets...............................     (31,708)      (5,003)     (15,347)
  Accounts payable...........................     (66,238)     337,238      (92,692)
  Accrued liabilities........................     (39,430)     (30,698)      88,761
  Income tax payable.........................          --   (1,134,839)   1,125,538
  Program broadcast obligations..............     (59,417)      46,020     (109,596)
  Investment in subsidiary...................    (508,249)    (649,657)    (496,354)
  Other liabilities..........................       1,748       (2,114)        (906)
                                               ----------   ----------   ----------
          Net cash provided by operating
             activities......................   3,210,977    1,407,747    6,218,717
                                               ----------   ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net purchase of short-term investments.......  (1,893,859)   3,743,212   (4,232,337)
Purchase of equipment........................  (1,300,441)    (910,694)    (369,246)
Proceeds from sale of equipment..............     329,413        9,000      178,515
Purchase of held-to-maturity securities......    (800,000)  (3,915,000)  (2,185,000)
Sale of held-to maturity securities..........   2,237,756    3,868,804    1,747,755
                                               ----------   ----------   ----------
          Net cash provided by (used in)
             investing activities............  (1,427,131)   2,795,322   (4,860,313)
                                               ----------   ----------   ----------
CASH FLOWS USED IN FINANCING ACTIVITIES:
Payment of dividends.........................  (1,550,000)  (4,256,651)    (620,000)
                                               ----------   ----------   ----------
Net increase (decrease) in cash..............     233,846      (53,582)     738,404
Cash at beginning of year....................   1,260,600    1,314,182      575,778
                                               ----------   ----------   ----------
Cash at end of year..........................  $1,494,446   $1,260,600   $1,314,182
                                               ==========   ==========   ==========
SUPPLEMENTAL DISCLOSURES:
Income taxes paid............................  $1,248,680   $2,139,839   $1,198,037
                                               ==========   ==========   ==========

The accompanying notes are an integral part of these financial statements.

                           KWTX BROADCASTING COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                         (UNAUDITED FOR 1997 AND 1996)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     KWTX Broadcasting Company (the "Company") owns and operates television station KWTX in Waco, Texas. The Company also is a 50% owner in Brazos Broadcasting Co., which owns and operates television station KBTX located in Bryan, Texas.

REVENUE RECOGNITION

     The Company's policy is to recognize revenue as services are performed.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH

     Cash includes cash on hand and cash in checking and money market accounts which approximates fair market value.

INVESTMENTS

     The Company invests in treasury bills, treasury notes and certificates of deposit. These investments are held to maturity and are recorded at amortized cost, where appropriate.

PROGRAM BROADCAST RIGHTS

     Rights to programs available for broadcast under program license agreements are initially recorded at the beginning of the license period for the amounts of total license fees payable under the license agreements and are charged to operating expense on the basis of total programs available for use compared to the total number of programs run during the period. The portion of the unamortized balance expected to be charged to operating expense in succeeding periods is classified as a current asset, with the remainder classified as a noncurrent asset. The liability for the license fees payable under the program license agreement is classified as current or long-term, in accordance with the payment terms of the various license agreements. The capitalized costs of the rights are recorded at the lower of unamortized costs or net realizable value. All payments made on programs not yet available for broadcast are recorded as other assets until the time the license agreement begins and the program becomes available for broadcast.

                           KWTX BROADCASTING COMPANY

AFFILIATED STATIONS RECEIVABLES/PAYABLE

     The Company has two affiliated stations which it records receivables from and payables to throughout the year. The affiliates are Brazos Broadcasting Co. in Bryan, Texas and KXII Broadcasters, Inc. in Sherman, Texas. Each station is responsible for its costs and expenses. Expense incurred on the behalf of an affiliated station is charged to such station based upon its direct usage.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is computed using the straight-line method for financial reporting purposes over the estimated useful lives of the related assets ranging from three to thirty-one and one-half years and by accelerated methods for income tax purposes.

     Maintenance and repairs are charged to operations; betterments are capitalized. The cost and related accumulated depreciation of assets retired or otherwise disposed of are eliminated from the accounts and the resulting gain or loss is included in income or expense.

INCOME TAXES

     Deferred federal income taxes are provided on the differences between the financial statement and income tax basis of assets and liabilities. The Company and its unconsolidated subsidiary (see Note 2) file separate federal income tax returns.

BARTER TRANSACTIONS

     The Company barters unsold advertising time for products and services. The asset or expense is recorded at the fair market value of the product or service when received and a liability is recognized for unearned revenue at the end of each period. Barter revenue is recognized when commercials are broadcast.

CONCENTRATION OF CREDIT RISK

     The Company provides advertising air time to national, regional and local advertisers within the geographic areas in which the Company operates. Credit is extended based on an evaluation of the customer's financial condition and generally advance payment is not required. Credit losses are provided for in the financial statements and historically have been within management's expectations.

2. INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES

     The Company's investment in Brazos Broadcasting Co. (50% owned) is accounted for using the equity method of accounting for investments. This method requires that the investment is recorded at the proportionate percentage of stockholders' equity of the subsidiary and adjusted each period for the proportionate percentage of net income of the

                           KWTX BROADCASTING COMPANY
subsidiary. Dividends received are treated as a reduction in the basis of the Company's investment in the year received.

     The Company received dividends from Brazos Broadcasting Co. of $500,000 in 1998, $250,000 in 1997 and $287,500 in 1996.

     Pertinent financial information for Brazos Broadcasting Co. as of December 31, 1998, 1997 and 1996, is as follows:

                                                 1998          1997         1996
                                              -----------   ----------   ----------
BALANCE SHEET:
Assets
  Current assets............................  $ 8,849,348   $7,516,843   $6,274,540
  Property and equipment....................    1,987,844    2,233,333    2,121,226
  Program broadcast -- noncurrent...........       36,602       82,429      113,433
  Other assets..............................       40,012        9,588        7,520
                                              -----------   ----------   ----------
          Total assets......................  $10,913,806   $9,842,193   $8,516,719
                                              ===========   ==========   ==========
Liabilities and equity
  Current liabilities.......................    1,004,177      968,899      889,061
  Long-term liabilities.....................      313,496      293,658      347,335
  Stockholders equity.......................    9,596,133    8,579,636    7,280,323
                                              -----------   ----------   ----------
          Total liabilities and equity......  $10,913,806   $9,842,193   $8,516,719
                                              -----------   ----------   ----------
INCOME STATEMENT:
Revenue.....................................  $ 7,300,941   $6,623,663   $6,146,401
Costs and expenses..........................    4,412,923    4,099,996    3,901,746
Other income................................      262,953      287,132      198,312
Federal income tax..........................    1,134,474    1,011,486      875,259
                                              -----------   ----------   ----------
          Net income........................    2,016,497    1,799,313    1,567,708
Company's ownership interest................           50%          50%          50%
                                              -----------   ----------   ----------
Company's share of net income...............  $ 1,008,249   $  899,657   $  783,854
                                              ===========   ==========   ==========

3. OTHER TRANSACTIONS WITH RELATED PARTIES

     The Company has deposits with a bank of which two majority shareholders of the bank are related to two minority stockholders of the Company. As of December 31, 1998, 1997 and 1996, deposits with this bank were $4,486,679, $2,370,876 and
$6,327,093, respectively, and interest earned on these deposits was $88,922, $109,503, and $57,225, in 1998, 1997, and 1996, respectively.

     As of December 31, 1998, 1997 and 1996, the Company had a receivable from Brazos Broadcasting Co. of $1,805, a net payable of $11,997 and a receivable of $25,882 respectively.

                           KWTX BROADCASTING COMPANY

4. INVESTMENTS

     Investments consist primarily of term bank deposits and government securities. Government securities held at December 31, 1998 have maturity dates ranging from February 1, 1999 to May 31, 1999. Term bank deposits held at December 31, 1998 have maturity dates ranging from January 1, 1999 to July 29, 1999. All securities are carried at amortized cost, which approximates fair market value. The following schedule summarizes the Company's investments at December 31, 1998, 1997 and 1996.

                                                  1998         1997         1996
                                               ----------   ----------   ----------
Government securities........................  $2,479,902   $3,915,264   $3,869,067
Term bank deposits...........................   2,943,424    1,051,960    4,795,172
                                               ----------   ----------   ----------
                                               $5,423,326   $4,967,224   $8,664,239
                                               ==========   ==========   ==========

     The Company intends to hold all investments until maturity.

5. PROPERTY AND EQUIPMENT

     At December 31, 1998, 1997, and 1996, property and equipment consisted of the following:

                                               1998          1997          1996
                                            -----------   -----------   -----------
Land......................................  $   509,188   $   523,847   $   523,847
Buildings.................................    2,272,710     2,496,270     2,485,251
Broadcast equipment.......................    7,497,535     8,527,153     7,695,631
Transportation equipment..................      217,034       294,508       280,748
Furniture and fixtures....................      324,979       661,623       624,382
                                            -----------   -----------   -----------
                                             10,821,446    12,503,401    11,609,859
Less accumulated depreciation.............   (5,711,796)   (7,964,480)   (7,478,898)
                                            -----------   -----------   -----------
          Net Property and Equipment......  $ 5,109,650   $ 4,538,921   $ 4,130,961
                                            ===========   ===========   ===========

6. INCOME TAXES

     At December 31, 1998, 1997 and 1996, the provision for income taxes consisted of the following:

                                                  1998         1997         1996
                                               ----------   ----------   ----------
FEDERAL TAX EXPENSE:
  Current....................................  $1,210,594   $  938,206   $1,091,223
  Deferred...................................      91,104      102,738       22,682
                                               ----------   ----------   ----------
          Total Federal Tax..................   1,301,698    1,040,944    1,113,905
  State franchise tax........................      86,647      264,243       90,931
                                               ----------   ----------   ----------
          Total Income Tax Expense...........  $1,388,345   $1,305,187   $1,204,836
                                               ==========   ==========   ==========

                           KWTX BROADCASTING COMPANY

     At December 31, 1998, 1997, 1996, components of deferred tax liabilities and assets consisted of the following:

                                                      1998       1997       1996
                                                    --------   --------   --------
DEFERRED TAX LIABILITY -- CURRENT:
Investment in subsidiary -- KBTX..................  $ 34,561   $ 44,177   $ 33,752
Depreciation expense..............................    32,788     37,526         --
Compensated absences..............................       319         --        820
Amortization of broadcast rights..................    23,436     21,261         --
                                                    --------   --------   --------
  Current Deferred Tax Liability..................    91,104    102,964     34,572
                                                    --------   --------   --------
DEFERRED TAX ASSET -- CURRENT:
Depreciation expense..............................        --         --     11,788
Compensated absences..............................        --        226         --
Amortization of broadcast rights..................        --         --        102
                                                    --------   --------   --------
  Current Deferred Tax Asset......................        --        226     11,890
                                                    --------   --------   --------
          Net Current Deferred Tax Liability......    91,104    102,738     22,682
                                                    --------   --------   --------
DEFERRED TAX LIABILITY -- NONCURRENT:
Investment in subsidiary -- KBTX..................   283,208    239,031    187,960
Depreciation expense..............................   332,241    294,716    306,504
Amortization of broadcast rights..................    12,501         --      8,659
                                                    --------   --------   --------
  Noncurrent Deferred Tax Liability...............   627,950    533,747    503,123
                                                    --------   --------   --------
DEFERRED TAX ASSET -- NONCURRENT:
Compensated absences..............................     6,525      6,300      7,119
Amortization of broadcast rights..................        --      8,760         --
                                                    --------   --------   --------
  Noncurrent Deferred Tax Asset...................     6,525     15,060      7,119
                                                    --------   --------   --------
  Net Noncurrent Deferred Tax Liability...........   621,425    518,687    496,004
                                                    --------   --------   --------
          Total Deferred Federal Income Tax.......  $712,529   $621,425   $518,686
                                                    ========   ========   ========

     A reconciliation between taxes computed at the federal statutory rate and the consolidated effective tax rate for the following years was as follows:

                               1998                  1997                  1996
                        ------------------    ------------------    ------------------
Federal statutory tax
  rate................  $1,601,090   34.00%   $1,370,806   34.00%   $1,350,859   34.00%
Deduction of state
  franchise tax.......     (29,460)  (0.63)%     (89,843)  (2.23)%     (30,917)  (0.78)%
Exclusion of 80% of
  earnings in
  subsidiary special
  deduction...........    (274,244)  (5.82)%    (244,707)  (6.07)%    (213,208)  (5.37)%
Other.................       4,312   (0.09)%       4,688    0.12%        7,171    0.18%
                        ----------   -----    ----------   -----    ----------   -----
          Total
             Federal
             Tax......  $1,301,698   27.46%   $1,040,944   25.82%   $1,113,905   28.03%
                        ==========   =====    ==========   =====    ==========   =====

                           KWTX BROADCASTING COMPANY

7. RETIREMENT PLAN FOR EMPLOYEES

     The Company has a retirement plan for employees. Eligible employees of the Company may participate in this plan after completing three years of employment. Under the plan, the Company is required to contribute to the trust fund an amount equal to $4 for each $3 which is contributed to the trust fund by the participants for the year, up to a maximum of $800 per employee per year. The Company contributed to the plan $22,544 for 1998, $20,704 for 1997, and $27,248 for 1996. The Internal Revenue Service has determined that the plan and its trust are qualified under Section 408(c) of the Internal Revenue Code and that the trust is exempt from federal income taxes under Section 408(e) of the Code.

8. OPERATING LEASES

     The Company has entered into various operating lease agreements for automobiles. Total lease expense incurred by the Company was $94,088, $95,252, and $93,107 in 1998, 1997, and 1996, respectively. As of December 31, 1998 the future minimum rental payments under non cancellable operating leases were as follows:

1999........................................................  $   861
2000........................................................   55,790
2001........................................................   14,904
                                                              -------
                                                              $71,555
                                                              =======

9. DISPOSAL OF AM/FM RADIO STATIONS

     In November 1996, the Company sold all of the assets and operations of KWTX-AM and KWTX-FM to Gulfstar Communications of Waco, Inc., resulting in a before tax gain of $3,624,562. As of December 31, 1996, the Company had a receivable of $61,320 from Gulfstar Communications of Waco, Inc. related to this sale. On January 2, 1997, a special dividend in an amount representing the net proceeds from this sale was paid to the Company's shareholders.

10. SUBSEQUENT EVENTS

     On April 13, 1999, the Company entered into an agreement and plan of merger with Gray Communications Systems, Inc. ("Gray") which provides for the acquisition of the Company by Gray. This agreement provides that the Company's shareholders will receive a combination of cash and Gray class B common stock aggregating $74,680,000, plus additional consideration for certain net working capital of the Company. Consummation of the transaction is conditioned upon, among other things, the requisite approvals of the Federal Communications Commission and the stockholders of the Company and Gray.

                            BRAZOS BROADCASTING CO.

                                 BALANCE SHEETS
                             JUNE 30, 1999 AND 1998

                                                                 1999         1998
                                                              ----------   ----------
                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash, including interest bearing accounts...................  $  837,743   $  382,483
Investments.................................................   5,221,604    5,046,765
Accrued interest receivable.................................      18,968       60,303
Accounts receivable:
  Trade.....................................................   1,441,411    1,569,533
  Network...................................................      44,848       53,574
  Federal income tax receivable.............................          --       46,021
Program broadcast rights -- current.........................      77,858       67,093
Prepaid expenses............................................      51,882       47,689
                                                              ----------   ----------
         Total Current Assets...............................   7,694,314    7,273,461
                                                              ----------   ----------
Property and equipment, at cost -- net of accumulated
  depreciation..............................................   1,921,155    2,143,081
                                                              ----------   ----------
Program broadcast -- noncurrent.............................      41,080      118,938
Deposits and other assets...................................      78,148        7,045
                                                              ----------   ----------
         Total Assets.......................................  $9,734,697   $9,542,525
                                                              ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and other liabilities......................  $  115,929   $  170,187
Program broadcast obligations -- current....................      19,883       90,239
Accrued salaries and wages..................................      64,515       69,598
Accrued management bonus....................................     252,144      291,185
Federal income tax payable..................................      18,163           --
Affiliated companies payable................................      26,773       51,406
                                                              ----------   ----------
         Total Current Liabilities..........................     497,407      672,615
                                                              ----------   ----------
LONG-TERM LIABILITIES:
Program broadcast obligations -- noncurrent.................      16,829       36,711
Deferred federal income tax payable.........................     279,653      276,518
                                                              ----------   ----------
         Total Long-term Liabilities........................     296,482      313,229
                                                              ----------   ----------
STOCKHOLDERS' EQUITY:
Common stock, $100 par value, 500 shares authorized, issued
  and outstanding...........................................      50,000       50,000
Retained earnings...........................................   8,890,808    8,506,681
                                                              ----------   ----------
         Total Stockholders' Equity.........................   8,940,808    8,556,681
                                                              ----------   ----------
         Total Liabilities and Stockholders' Equity.........  $9,734,697   $9,542,525
                                                              ==========   ==========

The accompanying notes are an integral part of these financial statements.

                            BRAZOS BROADCASTING CO.

                              STATEMENTS OF INCOME
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                                             1999         1998
                                                          ----------   ----------
                                                                (UNAUDITED)
REVENUE.................................................  $3,749,252   $3,943,610
Less agency and representatives' commissions............     392,628      434,421
                                                          ----------   ----------
          Net Revenue...................................   3,356,624    3,509,189
                                                          ----------   ----------
Costs and Expenses:
Technical expenses......................................     161,201      148,364
News expenses...........................................     367,125      374,406
Production expenses.....................................     283,902      278,313
Sales expenses..........................................     316,251      296,863
Management bonus........................................     226,825      226,813
General and administrative expenses.....................     656,359      657,501
Depreciation expense....................................     191,744      196,466
                                                          ----------   ----------
          Total Costs and Expenses......................   2,203,407    2,178,726
                                                          ----------   ----------
Earnings from operations................................   1,153,217    1,330,463
OTHER INCOME/EXPENSE:
Other income (expense)..................................      14,133        6,338
Interest income.........................................     126,720      142,545
                                                          ----------   ----------
          Total Other Income............................     140,853      148,883
                                                          ----------   ----------
Earnings before income tax expense......................   1,294,070    1,479,346
Income tax expense......................................     449,395      502,301
                                                          ----------   ----------
          Net earnings..................................  $  844,675   $  977,045
                                                          ==========   ==========

The accompanying notes are an integral part of these financial statements.

                            BRAZOS BROADCASTING CO.

                        STATEMENTS OF RETAINED EARNINGS
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                                           1999          1998
                                                        -----------   -----------
                                                               (UNAUDITED)
Balance at beginning of year..........................  $ 9,546,133   $ 8,529,636
  Add net earnings....................................      844,675       977,045
                                                        -----------   -----------
                                                         10,390,808     9,506,681
  Less dividends paid.................................   (1,500,000)   (1,000,000)
                                                        -----------   -----------
Balance at end of year................................  $ 8,890,808   $ 8,506,681
                                                        ===========   ===========

The accompanying notes are an integral part of these financial statements.

                            BRAZOS BROADCASTING CO.

                            STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                                               1999          1998
                                                            -----------   -----------
                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income................................................  $   844,675   $   977,045
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation............................................      191,744       196,466
  Loss on sale of fixed assets............................        2,134        11,839
  Income tax deferred.....................................      (11,382)        7,884
  Changes in operating assets and liabilities:
     Accounts receivable..................................      207,844       (15,195)
     Network receivable...................................          816        (5,905)
     Prepaid expenses.....................................      (23,152)      (23,195)
     Accrued interest receivable..........................       16,487       (23,894)
     Federal income tax receivable........................           --       (46,021)
     Other assets.........................................      (38,713)        2,543
     Intercompany receivable..............................           --        12,866
     Program broadcast rights.............................       98,917        57,551
     Accounts payable.....................................     (142,975)        2,081
     Accrued liabilities..................................     (231,781)     (241,414)
     Income tax payable...................................      (50,984)      (14,992)
     Intercompany payable.................................       24,968        50,537
     Program broadcast obligations........................     (111,630)      (80,809)
     Other liabilities....................................          577            --
                                                            -----------   -----------
          Net cash provided by operating activities.......      777,545       867,387
                                                            -----------   -----------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchase of equipment.....................................     (127,189)     (118,053)
Net sale of short-term investments........................      233,378       614,519
Purchase of held-to-maturity securities...................     (867,516)   (1,350,734)
Sale of held-to maturity securities.......................    1,697,888       845,000
                                                            -----------   -----------
          Net cash provided by (used in) investing
            activities....................................      936,561        (9,268)
                                                            -----------   -----------
CASH FLOWS USED IN FINANCING ACTIVITIES:
Payment of dividends......................................   (1,500,000)   (1,000,000)
                                                            -----------   -----------
Net increase (decrease) in cash...........................      214,106      (141,881)
Cash at beginning of year.................................      623,637       524,364
                                                            -----------   -----------
Cash at end of year.......................................  $   837,743   $   382,483
                                                            ===========   ===========
SUPPLEMENTAL DISCLOSURES:
Income taxes paid.........................................  $   467,363   $   507,502
                                                            ===========   ===========

The accompanying notes are an integral part of these financial statements.

                            BRAZOS BROADCASTING CO.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (UNAUDITED)

1. GENERAL

     The accompanying unaudited condensed financial statements of Brazos Broadcasting Co. (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These condensed financial statements should be read in conjunction with the financial statements of Brazos Broadcasting Co. for the year ended December 31, 1998. Results of operations for the period ended June 30, 1999 are not necessarily indicative of results to be expected for the fiscal year ending December 31, 1999.

2. TRANSACTIONS WITH RELATED PARTIES

     Fifty percent of the Company's capital stock is owned by KWTX Broadcasting Company.

     As of June 30, 1999 and 1998, the Company had a payable to KWTX Broadcasting Company of $26,773 and $51,406, respectively. Each station is responsible for its own costs and expenses. Expenses incurred on behalf of an affiliated station are charged to such station based upon its direct usage.

     The Company has deposits with a bank of which a major shareholder of the bank is also a major shareholder of the Company. As of June 30, 1999, deposits with this bank were $3,842,938 and interest earned on these deposits was $68,568 for the six months then ended.

3. PENDING TRANSACTION

     On April 13, 1999, the Company entered into an agreement and plan of merger with Gray Communications Systems, Inc. ("Gray") which provides for the acquisition of the Company by Gray. This agreement provides that the Company's stockholders other than KWTX Broadcasting Company (who will be compensated through a related transaction) will receive a combination of cash and Gray class B common stock aggregating $22,820,000, plus additional consideration for certain net working capital of the Company. Consummation of the transaction is conditioned upon, among other things, the requisite approvals of the Federal Communications Commission and the stockholders of the Company and Gray.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Brazos Broadcasting Co.
Bryan, Texas

     We have audited the accompanying balance sheet of Brazos Broadcasting Co. as of December 31, 1998, and the related statement of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brazos Broadcasting Co. as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

     We have compiled the accompanying balance sheets of Brazos Broadcasting Co. as of December 31, 1997 and 1996, and the related statements of income, retained earnings, and cash flows for the years then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. These financial statements were compiled by us from financial statements for the same period that we previously audited on an income-tax basis, as indicated in our reports dated February 20, 1998 and February 21, 1997, respectively.

     A compilation is limited to presenting, in the form of financial statements, information that is the representation of management. We have not audited or reviewed these accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

     As more fully discussed in Note 8, the Company has approved a merger agreement that provides for the acquisition of the Company, subject to a number of conditions, including the approval of the Federal Communications Commission.

                                          PATTILLO, BROWN & HILL, L.L.P.

March 24, 1999,
except for Note 8 which
is as of April 13, 1999

                            BRAZOS BROADCASTING CO.

                                 BALANCE SHEETS

                                                                    DECEMBER 31
                                                       -------------------------------------
                                                          1998          1997         1996
                                                       -----------   ----------   ----------
                                                        (AUDITED)          (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash, including interest bearing accounts............  $   623,637   $  524,364   $  221,175
Investments..........................................    6,285,354    5,155,550    4,637,804
Accrued interest receivable..........................       35,455       36,409       36,945
Accounts receivable:
  Trade..............................................    1,649,255    1,554,338    1,131,104
  Network............................................       45,664       47,669       57,146
  Affiliated companies...............................           --       12,866           --
Program broadcast rights -- current..................      181,253      161,153      165,006
Prepaid expenses.....................................       28,730       24,494       25,360
                                                       -----------   ----------   ----------
         Total Current Assets........................    8,849,348    7,516,843    6,274,540
Property and equipment, at cost -- net of accumulated
  depreciation.......................................    1,987,844    2,233,333    2,121,226
Program broadcast -- noncurrent......................       36,602       82,429      113,433
Deposits and other assets............................       40,012        9,588        7,520
                                                       -----------   ----------   ----------
  Total Assets.......................................  $10,913,806   $9,842,193   $8,516,719
                                                       ===========   ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and other liabilities...............  $   258,904   $  168,106   $    5,640
Program broadcast obligations -- current.............      125,881      182,735      190,808
Accrued salaries and wages...........................       62,120      176,448      154,658
Accrued management bonus.............................      486,320      425,749      402,842
Federal income tax payable...........................       69,147       14,992      108,674
Affiliated companies payable.........................        1,805          869       25,882
Other liabilities....................................           --           --          557
                                                       -----------   ----------   ----------
         Total Current Liabilities...................    1,004,177      968,899      889,061
                                                       -----------   ----------   ----------
LONG-TERM LIABILITIES:
Program broadcast obligations -- noncurrent..........       22,461       25,024      106,743
Deferred federal income tax payable..................      291,035      268,634      240,592
                                                       -----------   ----------   ----------
         Total Long-term Liabilities.................      313,496      293,658      347,335
                                                       -----------   ----------   ----------
STOCKHOLDERS' EQUITY:
Common stock, $100 par value, 500 shares authorized,
  issued and outstanding.............................       50,000       50,000       50,000
Retained earnings....................................    9,546,133    8,529,636    7,230,323
                                                       -----------   ----------   ----------
         Total Stockholders' Equity..................    9,596,133    8,579,636    7,280,323
                                                       -----------   ----------   ----------
         Total Liabilities and Stockholders'
           Equity....................................  $10,913,806   $9,842,193   $8,516,719
                                                       ===========   ==========   ==========

The accompanying notes are an integral part of these financial statements.

                            BRAZOS BROADCASTING CO.

                              STATEMENTS OF INCOME

                                                     YEAR ENDED DECEMBER 31,
                                              -------------------------------------
                                                 1998          1997         1996
                                              -----------   ----------   ----------
                                               (AUDITED)          (UNAUDITED)
REVENUE.....................................  $ 8,223,429   $7,383,495   $6,774,080
Less agency and representatives'
  commissions...............................     (922,488)    (759,832)    (627,679)
                                              -----------   ----------   ----------
          Net Revenue.......................    7,300,941    6,623,663    6,146,401
                                              -----------   ----------   ----------
COSTS AND EXPENSES:
Technical expenses..........................      300,853      291,255      272,258
News expenses...............................      739,582      701,631      601,203
Production expenses.........................      589,197      572,807      583,531
Sales expenses..............................      631,245      594,722      554,448
Management bonus............................      484,441      425,749      402,842
General and administrative expenses.........    1,275,310    1,133,330    1,063,385
Depreciation expense........................      392,295      380,502      424,079
                                              -----------   ----------   ----------
          Total Costs and Expenses..........    4,412,923    4,099,996    3,901,746
                                              -----------   ----------   ----------
Earnings from operations....................    2,888,018    2,523,667    2,244,655
Other income................................      262,953      287,132      198,312
                                              -----------   ----------   ----------
Earnings before income tax expense..........    3,150,971    2,810,799    2,442,967
Income tax expense..........................    1,134,474    1,011,486      875,259
                                              -----------   ----------   ----------
          Net earnings......................  $ 2,016,497   $1,799,313   $1,567,708
                                              ===========   ==========   ==========

The accompanying notes are an integral part of these financial statements.

                            BRAZOS BROADCASTING CO.

                        STATEMENTS OF RETAINED EARNINGS

                                                     YEAR ENDED DECEMBER 31,
                                              -------------------------------------
                                                 1998          1997         1996
                                              -----------   ----------   ----------
                                               (AUDITED)          (UNAUDITED)
Balance at beginning of year................  $ 8,529,636   $7,230,323   $6,237,615
  Add net earnings..........................    2,016,497    1,799,313    1,567,708
                                              -----------   ----------   ----------
                                               10,546,133    9,029,636    7,805,323
  Less dividends paid.......................   (1,000,000)    (500,000)    (575,000)
                                              -----------   ----------   ----------
Balance at end of year......................  $ 9,546,133   $8,529,636   $7,230,323
                                              ===========   ==========   ==========

The accompanying notes are an integral part of these financial statements.

                            BRAZOS BROADCASTING CO.

                            STATEMENTS OF CASH FLOWS

                                                    YEAR ENDED DECEMBER 31,
                                            ---------------------------------------
                                               1998          1997          1996
                                            -----------   -----------   -----------
                                             (AUDITED)           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income................................  $ 2,016,497   $ 1,799,313   $ 1,567,708
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation............................      392,295       380,502       424,079
  (Gain) loss on sale of fixed assets.....        7,269       (10,509)       34,254
  Barter acquisition of equipment.........           --            --      (205,424)
  Income tax deferred.....................       22,401        28,042       (28,922)
  Changes in operating assets and
     liabilities:
     Accounts receivable..................      (92,912)     (413,757)     (286,223)
     Prepaid expenses.....................       (4,236)          866        (5,485)
     Accrued interest receivable..........          954           536         2,303
     Other assets.........................      (30,424)       (2,068)       (1,508)
     Intercompany receivable..............       12,866       (12,866)           --
     Program broadcast rights.............       25,727        34,857       114,582
     Accounts payable and other
       liabilities........................       90,798       162,466        (4,145)
     Accrued liabilities..................      (53,757)       44,697       145,662
     Income tax payable...................       54,155       (93,682)        6,621
     Intercompany payable.................          936       (25,013)       24,716
     Program broadcast obligations........      (59,417)      (89,792)     (109,596)
     Other liabilities....................           --          (557)          557
                                            -----------   -----------   -----------
     Net cash provided by operating
       activities.........................    2,383,152     1,803,035     1,679,179
                                            -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment.....................     (154,075)     (482,100)     (392,352)
Proceeds from sale of equipment...........           --            --         9,050
Net purchase of short-term investments....   (2,960,804)     (441,746)      (44,990)
Purchase of held-to-maturity securities...   (1,860,000)   (4,041,000)   (3,615,000)
Sale of held-to maturity securities.......    3,691,000     3,965,000     3,000,000
                                            -----------   -----------   -----------
     Net cash used in investing
       activities.........................   (1,283,879)     (999,846)   (1,043,292)
                                            -----------   -----------   -----------
CASH FLOWS USED IN FINANCING ACTIVITIES:
Payment of dividends......................   (1,000,000)     (500,000)     (575,000)
                                            -----------   -----------   -----------
Net increase in cash......................       99,273       303,189        60,887
Cash at beginning of year.................      524,364       221,175       160,288
                                            -----------   -----------   -----------
Cash at end of year.......................  $   623,637   $   524,364   $   221,175
                                            ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURES:
Income taxes paid.........................  $ 1,020,927   $   903,653   $   840,266
                                            ===========   ===========   ===========

The accompanying notes are an integral part of these financial statements.

                            BRAZOS BROADCASTING CO.

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                           (UNAUDITED 1997 AND 1996)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Brazos Broadcasting Co. (the "Company") owns and operates television station KBTX located in Bryan, Texas. The Company is a 50% owned, unconsolidated, subsidiary of KWTX Broadcasting Company, which operates television station KWTX in Waco, Texas.

REVENUE RECOGNITION

     The Company's policy is to recognize revenue as services are performed.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH

     Cash includes cash on hand and cash in checking and money market accounts which approximates fair market value.

INVESTMENTS

     The Company invests in treasury bills, treasury notes and other government securities. These investments are recorded at cost, which approximates market value.

PROGRAM BROADCAST RIGHTS

     Rights to programs available for broadcast under program license agreements are initially recorded at the beginning of the license period for the amounts of total license fees payable under the license agreements and are charged to operating expense on the basis of total programs available for use compared to the total number of programs run during the period. The portion of the unamortized balance expected to be charged to operating expense in succeeding periods is classified as a current asset, with the remainder classified as a noncurrent asset. The liability for the license fees payable under the program license agreement is classified as current or long-term, in accordance with the payment terms of the various license agreements. The capitalized costs of the rights are recorded at the lower of unamortized costs or net realizable value. All payments made on programs not yet available for broadcast are recorded as other assets until the time the license agreement begins and the program becomes available for broadcast.

                            BRAZOS BROADCASTING CO.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is computed using the straight-line method for financial reporting purposes over the estimated useful lives of the related assets ranging from five to thirty-five years and by accelerated methods for income tax purposes.

     Maintenance and repairs are charged to operations; betterments are capitalized. The cost and related accumulated depreciation of assets retired or otherwise disposed of are eliminated from the accounts and the resulting gain or loss is included in income or expense.

INCOME TAXES

     Deferred federal income taxes are provided on the differences between the financial statement and income tax basis of assets and liabilities. The Company and its parent, KWTX Broadcasting Company, file separate federal income tax returns.

BARTER TRANSACTIONS

     The Company barters unsold advertising time for products and services. The asset or expense is recorded at the fair market value of the product or service when received and a liability is recognized for unearned revenue at the end of each period. Barter revenue is recognized when commercials are broadcast.

CONCENTRATION OF CREDIT RISK

     The Company provides advertising air time to national, regional, and local advertisers within the geographic area in which the Company operates. Credit is extended based on evaluation of the customer's financial condition and generally advance payment is not required. Credit losses are provided for in the financial statements and historically have been within management's expectations.

2. INVESTMENTS

     Investments consist primarily of term bank deposits and government securities. Government securities held at December 31, 1998 have maturity dates ranging from February 22, 1999 to July 1, 1999. Term bank deposits held at December 31, 1998, have maturity dates ranging from January 1, 1999 to February 28, 1999. All securities are

                            BRAZOS BROADCASTING CO.

carried at amortized cost, which approximates fair market value. The following schedule summarizes the Company's investments at December 31, 1998, 1997 and 1996.

                                                  1998         1997         1996
                                               ----------   ----------   ----------
Government securities........................  $2,209,038   $4,041,365   $3,928,970
Term bank deposits...........................   4,076,316    1,114,185      708,834
                                               ----------   ----------   ----------
                                               $6,285,354   $5,155,550   $4,637,804
                                               ==========   ==========   ==========

     The Company intends to hold all investments until maturity.

3. PROPERTY AND EQUIPMENT

     At December 31, 1998, 1997, and 1996, property and equipment consisted of the following:

                                               1998          1997          1996
                                            -----------   -----------   -----------
Land......................................  $    14,937   $    14,937   $    14,937
Buildings.................................      445,368       439,866       439,866
Radio and television equipment............    5,334,788     5,347,451     4,951,573
Transportation equipment..................      632,565       622,789       560,407
Furniture and fixtures....................      311,353       309,913       308,844
                                            -----------   -----------   -----------
                                              6,739,011     6,734,956     6,275,627
Less accumulated depreciation.............   (4,751,167)   (4,501,623)   (4,154,401)
                                            -----------   -----------   -----------
          Net Property and Equipment......  $ 1,987,844   $ 2,233,333   $ 2,121,226
                                            ===========   ===========   ===========

4. INCOME TAXES

     At December 31, 1998, 1997 and 1996, the provision for income taxes for the Company consisted of the following:

                                                    1998         1997        1996
                                                 ----------   ----------   --------
FEDERAL TAX EXPENSE:
Current........................................  $1,020,927   $  903,653   $840,266
Deferred.......................................      22,400       28,042    (28,922)
                                                 ----------   ----------   --------
          Total Federal Tax....................   1,043,327      931,695    811,344
State franchise tax............................      91,147       79,791     63,915
                                                 ----------   ----------   --------
          Total Income Tax Expense.............  $1,134,474   $1,011,486   $875,259
                                                 ==========   ==========   ========

                            BRAZOS BROADCASTING CO.

     At December 31, 1998, 1997, and 1996, components of deferred tax liabilities and assets consisted of the following:

                                                      1998       1997       1996
                                                    --------   --------   --------
DEFERRED TAX LIABILITY -- CURRENT:
Depreciation expense..............................  $    445   $ 10,961   $     --
Compensated absences..............................        --         --        467
Amortization of broadcast rights..................    22,505     18,678         --
                                                    --------   --------   --------
          Current Deferred Tax Liability..........    22,950     29,639        467
                                                    --------   --------   --------
DEFERRED TAX ASSET -- CURRENT:
Depreciation expense..............................        --         --     27,694
Compensated absences..............................       550      1,597         --
Amortization of broadcast rights..................        --         --      1,695
                                                    --------   --------   --------
          Current Deferred Tax Asset..............       550      1,597     29,389
                                                    --------   --------   --------
          Net Current Deferred Tax Liability......    22,400     28,042    (28,922)
                                                    --------   --------   --------
DEFERRED TAX LIABILITY -- NONCURRENT:
Depreciation expense..............................   260,991    250,030    277,724
Amortization of broadcast rights..................    12,180         --         --
                                                    --------   --------   --------
          Noncurrent Deferred Tax Liability.......   273,171    250,030    277,724
                                                    --------   --------   --------
DEFERRED TAX ASSET -- NONCURRENT:
Compensated absences..............................     4,536      2,940      3,407
Amortization of broadcast rights..................        --      6,498      4,803
                                                    --------   --------   --------
          Noncurrent Deferred Tax Asset...........     4,536      9,438      8,210
                                                    --------   --------   --------
          Net Noncurrent Deferred Tax Liability...   268,635    240,592    269,514
                                                    --------   --------   --------
          Total Deferred Federal Income Tax.......  $291,035   $268,634   $240,592
                                                    ========   ========   ========

     Differences between the statutory and effective tax rates are due to small differences resulting from the meals and entertainment deduction limitation for income tax purposes.

5. RETIREMENT PLAN FOR EMPLOYEES

     The Company has a retirement plan for employees. Eligible employees of the Company may participate in this plan after completing three years of employment. Under the plan, the Company is required to contribute to the trust fund an amount equal to $4 for each $3 which is contributed to the trust fund by the participants for the year, up to a maximum of $800 per employee per year. The Company contributed to such plan $11,700 for 1998, $10,206 for 1997 and $11,800 for 1996. The Internal Revenue Service has determined that the plan and its trust are qualified under Section 408(c) of the Internal Revenue Code and that the trust is exempt from federal income taxes under Section 408(e) of the Code.

                            BRAZOS BROADCASTING CO.

6. TRANSACTIONS WITH RELATED PARTIES

     Fifty percent of the Company's capital stock is owned by KWTX Broadcasting Company.

     As of December 31, 1998, 1997 and 1996, the Company had a payable to KWTX Broadcasting Company of $1,805, a net receivable of $11,997, and a payable of $25,882, respectively. Each station is responsible for its costs and expenses. Expenses incurred on the behalf of an affiliated station are charged to such station based upon the direct usage.

     The Company has deposits with a bank of which a major shareholder of the bank is also a major shareholder of the Company. As of December 31, 1998, deposits with this bank were $2,400,380, and interest earned on these deposits earned in 1998 was $40,774.

7. LEASE COMMITMENTS

     On April 13, 1982, Brazos Broadcasting Company, entered into a contract to lease a tower location for a 1,705 foot tower, situated in Grimes County, Texas. This lease is for a term of 50 years, at $12,000 per year, adjusted for the consumer price index. The cost of this lease was $19,951, $19,516 and $19,081 in 1998, 1997 and 1996, respectively.

     The Company has entered into various operating lease agreements for automobiles. Total lease expense was $12,270, $12,156, and $14,060 in 1998, 1997, and 1996, respectively. As of December 31, 1998, future minimum lease payments under non-cancellable operating leases were as follows:

1999........................................................  $12,327
2000........................................................    3,082
                                                              -------
                                                              $15,409
                                                              =======

8. SUBSEQUENT EVENTS

     On April 13, 1999, the Company entered into an agreement and plan of merger with Gray Communications Systems, Inc. ("Gray") which provides for the acquisition of the Company by Gray. This agreement provides that the Company's stockholders other than KWTX Broadcasting Company (who will be compensated through a related transaction) will receive a combination of cash and Gray class B common stock aggregating $22,820,000, plus additional consideration for certain net working capital of the Company. Consummation of the transaction is conditioned upon, among other things, the requisite approvals of the Federal Communications Commission and the stockholders of the Company and Gray.

                            KXII BROADCASTERS, INC.
                             KXII TELEVISION, LTD.

                       CONDENSED COMBINED BALANCE SHEETS
                             JUNE 30, 1999 AND 1998

                                                               1999          1998
                                                            -----------   -----------
                                                                   (UNAUDITED)
ASSETS
Current assets:
Cash......................................................  $ 1,118,284   $   674,312
Accounts receivable less allowance for doubtful accounts
  of $17,867 and $20,839..................................    1,379,603     1,204,890
Employee accounts receivable..............................       11,437        15,465
Prepaid expenses..........................................       58,619        46,324
Broadcast rights..........................................      120,661        42,920
                                                            -----------   -----------
          Total current assets............................    2,688,604     1,983,911
                                                            -----------   -----------
Property, plant and equipment (Note 2)....................    5,337,114     5,681,163
Less accumulated depreciation.............................   (3,202,120)   (3,551,940)
                                                            -----------   -----------
          Total property, plant and equipment.............    2,134,994     2,129,223
                                                            -----------   -----------
Broadcast rights, less current portion....................       83,748            --
                                                            -----------   -----------
Goodwill, less accumulated amortization of $690,559 and
  $584,319................................................    3,559,032     3,665,272
                                                            -----------   -----------
Other assets..............................................        2,530         2,530
                                                            -----------   -----------
          Total assets....................................  $ 8,468,908   $ 7,780,936
                                                            ===========   ===========
LIABILITIES AND STOCKHOLDERS' AND PARTNERS' EQUITY
Current liabilities:
Notes payable -- related parties (Notes 2 and 3)..........  $     9,349   $    99,524
Current portion of long-term debt -- related party (Note
  2)......................................................       77,525       102,834
Current portion of long-term capital leases -- related
  party (Note 2)..........................................      178,236       160,551
Current portion of contracts payable for broadcast
  rights..................................................      156,370        45,056
Accounts payable -- trade.................................      165,474       458,923
Accrued liabilities (Notes 2 and 3).......................      262,506       181,954
                                                            -----------   -----------
          Total current liabilities.......................      849,460     1,048,842
Long-term debt -- related party, less current portion
  (Notes 2 and 4).........................................    3,818,267     3,895,792
Long-term capital lease obligations, less current
  portion -- related party (Note 2).......................      409,566       587,920
Contracts payable for broadcast rights, less current
  portion.................................................      102,260        43,198
                                                            -----------   -----------
          Total liabilities...............................    5,179,553     5,575,752
                                                            -----------   -----------
Commitments
STOCKHOLDERS' AND PARTNERS' EQUITY:
Common stock -- no par value; 10,000 shares authorized
  4,500 issued............................................           --       142,641
Retained earnings.........................................           --     1,186,168
Partners' equity..........................................    3,289,355       876,375
                                                            -----------   -----------
          Total stockholders' and partners' equity........    3,289,355     2,205,184
                                                            -----------   -----------
          Total liabilities and stockholders' and
            partners' equity..............................  $ 8,468,908   $ 7,780,936
                                                            ===========   ===========

See accompanying notes to condensed combined financial statements.

                            KXII BROADCASTERS, INC.
                             KXII TELEVISION, LTD.

           CONDENSED COMBINED STATEMENTS OF INCOME AND STOCKHOLDERS'
                              AND PARTNERS' EQUITY
                    SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                                             1999         1998
                                                          ----------   ----------
                                                                (UNAUDITED)
REVENUES:
Sales:
  Local.................................................  $  873,700   $  837,227
  Regional..............................................   1,492,621    1,263,044
  National..............................................     784,014      615,408
  Barter transactions...................................      14,880       24,750
                                                          ----------   ----------
          Total sales...................................   3,165,215    2,740,429
                                                          ----------   ----------
Less commissions:
  Agency................................................    (387,501)    (324,861)
  Representatives.......................................     (53,313)     (41,848)
                                                          ----------   ----------
          Total commissions.............................    (440,814)    (366,709)
                                                          ----------   ----------
          Net sales.....................................   2,724,401    2,373,720
  CBS income............................................     467,542      431,760
  Production income.....................................      16,235       19,225
  Other.................................................         610        9,801
                                                          ----------   ----------
          Total revenues................................   3,208,788    2,834,506
                                                          ----------   ----------
OPERATING EXPENSES:
  Technical.............................................     126,972      147,118
  Programming...........................................     618,026      565,790
  Sales.................................................     245,641      243,591
  General (Note 2)......................................     854,925      818,918
  Depreciation..........................................     198,266      174,458
  Amortization of goodwill..............................      53,120       53,120
                                                          ----------   ----------
          Total operating expenses......................   2,096,950    2,002,995
                                                          ----------   ----------
Income from operations..................................   1,111,838      831,511
Gain on sale of equipment...............................      90,000           --
  Interest expense......................................    (232,184)    (234,063)
                                                          ----------   ----------
  Income before income taxes............................     969,654      597,448
  Income taxes -- state.................................       4,106       12,493
                                                          ----------   ----------
          Net income....................................     965,548      584,955
  Distributions.........................................    (622,590)    (355,898)
  Stockholders' and partners' equity -- beginning of
     year...............................................   2,946,397    1,976,127
                                                          ----------   ----------
  Stockholders' and partners' equity -- end of year.....  $3,289,355   $2,205,184
                                                          ==========   ==========

See accompanying notes to condensed combined financial statements.

                            KXII BROADCASTERS, INC.
                             KXII TELEVISION, LTD.

                   CONDENSED COMBINED STATEMENTS OF CASH FLOW
                FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                                              1999        1998
                                                           ----------   ---------
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...............................................  $  965,548   $ 584,955
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation...........................................     198,266     174,458
  Gain on sale of equipment..............................     (90,000)         --
  Amortization of goodwill...............................      53,120      53,120
  Amortization of broadcast rights.......................      78,185      58,086
  Payments on contracts payable for broadcast rights.....     (67,334)    (28,890)
  Change in operating assets and liabilities:
     Increase in accounts receivable.....................    (167,437)   (185,216)
     Decrease (increase) in employee accounts............      25,987      (8,503)
     Decrease in prepaid expenses........................     (27,906)    (11,810)
     Increase in accounts payable -- trade...............     125,881     429,438
     Decrease in accrued expenses........................     (66,649)    (59,117)
                                                           ----------   ---------
          Net cash provided by operating activities......   1,027,661   1,006,521
                                                           ----------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment...................................    (335,567)   (371,569)
                                                           ----------   ---------
          Net cash used in investing activities..........    (335,567)   (371,569)
                                                           ----------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligations....................     (82,421)    (60,602)
Payments of notes payable -- related party...............     (90,175)         --
Payments of long-term debt...............................     (35,984)         --
Distributions to shareholders and partners...............    (622,590)   (355,898)
                                                           ----------   ---------
          Net cash used in financing activities..........    (831,170)   (416,500)
                                                           ----------   ---------
Net increase (decrease) in cash..........................    (139,076)    218,452
Cash at beginning of year................................   1,257,360     455,860
                                                           ----------   ---------
Cash at end of year......................................  $1,118,284   $ 674,312
                                                           ==========   =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest.................................................  $  212,367   $ 209,970
                                                           ==========   =========
Income taxes -- state....................................  $   36,391   $  20,628
                                                           ==========   =========

See accompanying notes to condensed combined financial statements.

                            KXII BROADCASTERS, INC.
                             KXII TELEVISION, LTD.

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                             JUNE 30, 1999 AND 1998

1. GENERAL

     The accompanying unaudited condensed combined financial statements of KXII Broadcasters, Inc. ("KXII, Inc.") and KXII Television, Ltd. ("KXII, Ltd.") (collectively, the "Companies") have been prepared in accordance with generally accepted accounting principles for interim financial information and rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These condensed combined financial statements should be read in conjunction with the combined financial statements of the Companies for the year ended December 31, 1998. Results of operations for the period ended June 30, 1999 are not necessarily indicative of results to be expected for the fiscal year ending December 31, 1999.

2. RELATED PARTY TRANSACTIONS

     K-Twelve, Ltd. is a limited partnership, which is largely owned by the same shareholders as KXII, Inc. KXII, Inc. remitted $166,698 to K-Twelve, Ltd. during each of the six months ended June 30, 1999 and 1998 in connection with the use of various assets and services provided by K-Twelve, Ltd. Because this transaction is between related parties, it has been recorded as a capital lease and management fee for financial statement purposes. Principal and interest payments of $56,808 have been recorded to represent a capital lease for the broadcast studios and equipment in Sherman, Texas and Ardmore, Oklahoma, with the remainder, $111,890, reflected as management fees. KXII, Inc. also has a note payable to K-Twelve, Ltd. for the transfer of certain assets in 1992, which is discussed further in Note 4.

     KXII, Inc. leases certain equipment and buildings under capital leases from a related entity that is owned in part by a shareholder of KXII, Inc. The equipment is capitalized in the combined balance sheets at net book value of $894,127 and $976,558 at June 30, 1999 and 1998, respectively.

     Other transactions resulting in payments to related parties were as follows:

     - Note payable of $9,349 and $99,524, respectively, at June 30, 1999 and 1998 and accrued interest payable of $27,444 and $21,473 at June 30, 1999 and 1998, respectively, to a director of the Companies. Interest expense of $2,986 was incurred during the six months ended June 30, 1999 and 1998.

     - Management fees of $99,600 and $124,500 were paid during the six months ended June 30, 1999 and 1998, respectively, to officers of KXII, Inc. Management fees of $24,900 were paid during the six months ended June 30, 1999 to officers of KXII, Ltd. No such fees were paid in the six months ended June 30, 1998 to officers of KXII, Ltd.

                            KXII BROADCASTERS, INC.
                             KXII TELEVISION, LTD.

        NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     - Fees to the Board of Directors of KXII, Inc. of $15,000 were incurred during the six months ended June 30, 1999 and 1998.

3. NOTE PAYABLE -- RELATED PARTY

     As of January 1995, KXII, Inc. repurchased 500 shares of stock of KXII, Inc. from a former stockholder for $109,524. This amount was to be paid in installments through December 31, 1998 with interest on the unpaid balance at a rate of 6% per annum; however, it was still outstanding at June 30, 1999. At June 30, 1999 and 1998, there was a balance of $9,349 and $99,524, respectively, owed to the former stockholder, plus accrued interest of $27,444 and $21,473 at June 30, 1999 and 1998, respectively.

4. LONG-TERM DEBT -- RELATED PARTY

     On December 31, 1992, KXII, Inc. purchased certain assets of K-Twelve, Ltd. for a note payable in the amount of $4,249,591. The note, which bears interest at an annual rate of 10%, is due in quarterly payments of $116,064, including interest, with the final payment due on December 31, 2017. The balance of the note was $3,895,792 and $3,998,626 at June 30, 1999 and 1998, and interest expense of $196,145 and $199,529 was accrued for the six months ended June 30, 1999 and 1998, respectively.

5. SALE OF THE COMPANIES

     KXII Broadcasters, Ltd. (see Note 6 below) and KXII, Ltd. have signed an agreement to sell substantially all of the assets of the Companies for an aggregate purchase price of approximately $41.5 million. An application for the transfer of the broadcasting license has been granted by the Federal Communications Commission.

6. REORGANIZATION

     On April 19, 1999, the shareholders of KXII, Inc. contributed their stock to a newly formed corporation that subsequently contributed the stock to two newly formed subsidiaries. As permitted under the Texas Business Corporation Act and the Texas Revised Partnership Act, KXII, Inc. then was converted to a Texas limited partnership, KXII Broadcasters, Ltd. The broadcast operations of KXII Channel 12 will remain in the new partnership.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors, Stockholders and Partners
KXII Broadcasters, Inc.
KXII Television, Ltd.

     We have audited the accompanying combined balance sheet of KXII Broadcasters, Inc. and KXII Television, Ltd. (a limited partnership) (the Companies) as of December 31, 1998, and the related combined statements of income and stockholders' and partners' equity, and cash flows for the year ended December 31, 1998. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of KXII Broadcasters, Inc. and KXII Television, Ltd. as of December 31, 1998, and the results of their combined operations and their combined cash flows for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

     As more fully discussed in Note 10, the Companies have approved the sale of substantially all their assets. The transfer of certain broadcast licenses must be approved by the Federal Communications Commission before the sale is consummated.

     The accompanying combined balance sheets of the Companies as of December 31, 1997 and 1996 and the related combined statements of income and stockholders' and partners' equity, and cash flows for the years then ended were not audited by us and, accordingly, we do not express an opinion on them.

Jaynes, Reitmeier, Boyd & Therrell PC
April 9, 1999, except for Notes 10 and 11
which are as of April 19, 1999

                            KXII BROADCASTERS, INC.
                             KXII TELEVISION, LTD.

                            COMBINED BALANCE SHEETS
                        DECEMBER 31, 1998, 1997 AND 1996

                                                              1998          1997          1996
                                                           -----------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
ASSETS
Current assets:
Cash.....................................................  $ 1,257,360   $  455,860    $  443,404
Trade accounts receivable, less allowance for doubtful
  accounts of $14,827, $12,966 and $12,949...............    1,212,165    1,019,674     1,019,232
Employee accounts receivable (Note 2)....................       37,424        6,962         4,239
Prepaid expenses.........................................       30,713       34,514        28,488
Broadcast rights.........................................      120,661       61,718        76,914
                                                           -----------   ----------    ----------
      Total current assets...............................    2,658,323    1,578,728     1,572,277
                                                           -----------   ----------    ----------
Property, plant and equipment (Notes 2, 3 and 8).........    5,141,573    5,092,773     4,929,149
Less accumulated depreciation............................   (3,233,879)  (3,377,482)   (3,209,563)
                                                           -----------   ----------    ----------
      Property, plant and equipment......................    1,907,694    1,715,291     1,719,586
                                                           -----------   ----------    ----------
Broadcast rights, less current portion...................      161,933       39,288        84,416
                                                           -----------   ----------    ----------
Goodwill, less accumulated amortization of $637,439,
  $531,199 and $424,959..................................    3,612,152    3,718,392     3,824,632
                                                           -----------   ----------    ----------
Other assets.............................................        2,530        2,530         2,530
                                                           -----------   ----------    ----------
         Total assets....................................  $ 8,342,632   $7,054,229    $7,203,441
                                                           ===========   ==========    ==========
LIABILITIES AND STOCKHOLDERS' AND PARTNERS' EQUITY
Current liabilities:
Note payable -- related party (Notes 2 and 4)............  $    99,524   $   99,524    $   99,524
Current portion of long-term debt-related party (Notes 2
  and 6).................................................       73,791       66,850        60,563
Current portion of long-term capital lease
  obligations -- related party (Notes 2 and 8)...........      169,191      119,053       120,621
Current portion of contracts payable for broadcast rights
  (Note 5)...............................................      156,370       45,056        61,752
Accounts payable:
  Trade..................................................       39,593       29,485        42,216
  Related party..........................................           --           --        32,509
Accrued liabilities (Notes 2 and 4)......................      329,155      241,071       251,224
                                                           -----------   ----------    ----------
      Total current liabilities..........................      867,624      601,039       668,409
Long-term debt -- related party less current portion
  (Notes 2
  and 6).................................................    3,857,985    3,931,776     3,998,626
Long-term capital lease obligations -- related party less
  current portion (Notes 2 and 8)........................      501,032      473,200       592,253
Contracts payable for broadcast rights less current
  portion (Note 5).......................................      169,594       72,087       100,094
                                                           -----------   ----------    ----------
         Total liabilities...............................    5,396,235    5,078,102     5,359,382
                                                           -----------   ----------    ----------
Commitments (Note 9)
STOCKHOLDERS' AND PARTNERS' EQUITY:
Common stock -- no par value; 10,000 shares authorized;
  issued 4,500 shares....................................      142,641      142,641       142,641
Retained earnings........................................    1,650,193    1,097,533     1,203,466
Partners' equity.........................................    1,153,563      735,953       497,952
                                                           -----------   ----------    ----------
      Total stockholders' and partners' equity...........    2,946,397    1,976,127     1,844,059
                                                           -----------   ----------    ----------
         Total liabilities and stockholders' and
           partners' equity..............................  $ 8,342,632   $7,054,229    $7,203,441
                                                           ===========   ==========    ==========

See accompanying notes to combined financial statements.

                            KXII BROADCASTERS, INC.
                             KXII TELEVISION, LTD.

                COMBINED STATEMENTS OF INCOME AND STOCKHOLDERS'
                              AND PARTNERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                               1998         1997          1996
                                            ----------   -----------   -----------
                                                         (UNAUDITED)   (UNAUDITED)
REVENUES:
Sales:
  Local...................................  $1,596,135   $ 1,631,390   $ 1,566,600
  Regional................................   2,823,514     2,157,497     2,222,178
  National................................   1,511,000     1,397,332     1,390,684
  Barter transactions.....................      69,420       108,880       105,914
                                            ----------   -----------   -----------
          Total sales.....................   6,000,069     5,295,099     5,285,376
                                            ----------   -----------   -----------
LESS COMMISSIONS:
  Agency..................................    (743,803)     (590,481)     (599,079)
  Representatives.........................    (101,094)      (94,995)      (94,464)
                                            ----------   -----------   -----------
          Total commissions...............    (844,897)     (685,476)     (693,543)
                                            ----------   -----------   -----------
          Net sales.......................   5,155,172     4,609,623     4,591,833
CBS income................................     897,179       942,554       935,319
Production income.........................      38,789        48,330        69,020
Other.....................................      10,818         3,595         7,912
                                            ----------   -----------   -----------
          Total revenues..................   6,101,958     5,604,102     5,604,084
                                            ----------   -----------   -----------
OPERATING EXPENSES:
Technical.................................     282,261       302,984       281,425
Programming...............................   1,166,608     1,075,167     1,058,516
Sales.....................................     549,422       525,582       614,435
General (Note 2)..........................   1,639,130     1,610,016     1,547,380
Depreciation..............................     442,290       408,918       426,101
Amortization of goodwill..................     106,240       106,240       106,240
                                            ----------   -----------   -----------
          Total operating expenses........   4,185,951     4,028,907     4,034,097
                                            ----------   -----------   -----------
Income from operations....................   1,916,007     1,575,195     1,569,987
OTHER INCOME (EXPENSES):
Interest expense (Notes 2 and 6)..........    (472,213)     (478,070)     (497,159)
Gain on sale of equipment.................      33,765         6,850         2,575
                                            ----------   -----------   -----------
Income before income taxes................   1,477,559     1,103,975     1,075,403
Income taxes -- state.....................      36,391        20,628        29,091
                                            ----------   -----------   -----------
          Net income......................   1,441,168     1,083,347     1,046,312
Distributions.............................    (470,898)     (951,279)     (556,354)
Stockholders' and partners' equity,
  beginning of year.......................   1,976,127     1,844,059     1,354,101
                                            ----------   -----------   -----------
Stockholders' and partners' equity, end of
  year....................................  $2,946,397   $ 1,976,127   $ 1,844,059
                                            ==========   ===========   ===========

See accompanying notes to combined financial statements.

                            KXII BROADCASTERS, INC.
                             KXII TELEVISION, LTD.

                        COMBINED STATEMENTS OF CASH FLOW
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                 1998         1997          1996
                                              ----------   -----------   -----------
                                                           (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................  $1,441,168   $ 1,083,347   $1,046,312
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation..............................     442,290       408,918      426,101
  Amortization of goodwill..................     106,240       106,240      106,240
  Amortization of broadcast rights..........     115,917        87,774       90,544
  Gain on sale of equipment.................     (33,765)       (6,850)      (2,575)
  Payments on contracts payable for
     broadcast rights.......................     (88,684)      (72,153)     (64,981)
  Change in operating assets and
     liabilities:
     Increase in trade accounts
       receivable...........................    (192,491)         (442)     (69,480)
     Increase in employee accounts
       receivable...........................     (30,462)       (2,723)      (4,165)
     Decrease (increase) in prepaid expenses
       and other assets.....................       3,801        (6,026)         708
     Increase (decrease) in accounts
       payable..............................      10,108       (45,240)    (234,731)
     Increase (decrease) in accrued
       liabilities..........................      88,084       (10,153)     103,285
                                              ----------   -----------   ----------
          Net cash provided by operating
             activities.....................   1,862,206     1,542,692    1,397,258
                                              ----------   -----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of equipment.............      33,765         6,850        2,575
Capital expenditures........................    (417,873)     (404,623)    (313,298)
                                              ----------   -----------   ----------
          Net cash used in investing
             activities.....................    (384,108)     (397,773)    (310,723)
                                              ----------   -----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligations.......    (138,850)     (120,621)    (128,575)
Payments on long-term debt..................     (66,850)      (60,563)    (104,867)
Distributions to shareholders and
  partners..................................    (470,898)     (951,279)    (556,354)
                                              ----------   -----------   ----------
          Net cash used in financing
             activities.....................    (676,598)   (1,132,463)    (789,796)
                                              ----------   -----------   ----------
Net increase in cash........................     801,500        12,456      296,739
Cash at beginning of year...................     455,860       443,404      146,665
                                              ----------   -----------   ----------
Cash at end of year.........................  $1,257,360   $   455,860   $  443,404
                                              ==========   ===========   ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
Cash paid during the period for:
  Interest..................................  $  437,883   $   472,787   $  530,497
                                              ==========   ===========   ==========
  Income taxes -- state.....................  $   20,628   $    29,091   $   36,189
                                              ==========   ===========   ==========

See accompanying notes to combined financial statements.

                            KXII BROADCASTING, INC.
                             KXII TELEVISION, LTD.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
                         (UNAUDITED FOR 1997 AND 1996)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) PRINCIPAL BUSINESS ACTIVITY

     These combined financial statements include the accounts of KXII Broadcasters, Inc. ("KXII, Inc.") and KXII Television, Ltd. ("KXII, Ltd.") (collectively, the "Companies"). KXII, Inc. is an S Corporation that was created in December 1992 to hold the assets, FCC license and CBS network affiliation agreement for the operation of KXII Television Channel 12 ("KXII Channel 12"). KXII Channel 12 is a television broadcasting station with studios in Sherman, Texas and Ardmore, Oklahoma. KXII Channel 12's broadcast signal covers a radius of 75 miles in north Texas and south Oklahoma. As part of the broadcast operations, KXII, Inc. extends credit to advertising clients in the broadcast area.

     KXII, Ltd.(a limited partnership) was formed in January 1996 to support the operations of KXII, Inc. by supplying the sales and marketing activities of KXII Channel 12. KXII, Inc. is the general partner of KXII, Ltd., while the other limited partners of KXII, Ltd. are the same individuals as the shareholders of KXII, Inc.

(B) PRINCIPLES OF COMBINATION

     The accompanying combined financial statements present the combination of the financial statements of KXII, Inc. and KXII, Ltd. in order to give a more accurate presentation of the operations of KXII Channel 12. Material intercompany transactions and balances have been eliminated in combination.

(C) CASH EQUIVALENTS

     The Companies consider all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. There were no cash equivalents at December 31, 1998, 1997 or 1996.

(D) PROPERTY, PLANT AND EQUIPMENT

     Property and equipment are valued at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments. Maintenance and repair costs are charged to expense as incurred. Gains and losses on disposition of property and equipment are reflected in income. Depreciation is computed on the straight-line and accelerated methods for financial accounting purposes, based on the estimated useful lives of the assets which range from five to thirty nine years.

(E) GOODWILL

     Goodwill represents the excess cost over net assets acquired when KXII Channel 12 was purchased by a related entity in 1986. On December 31, 1992, the operating assets of

                            KXII BROADCASTING, INC.
                             KXII TELEVISION, LTD.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

KXII Channel 12 were transferred to KXII, Inc. In addition, certain assets of K-Twelve, Ltd. were purchased for $4,249,591 by KXII, Inc. for a note payable to the related entity. The goodwill is being amortized on a straight-line basis over 40 years. KXII, Inc. assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation.

(F) BARTER TRANSACTIONS

     The Companies enter into agreements in which advertising time is traded for various products or services. Barter transactions are reported at the normal advertising rates in effect. Revenue or expense and a corresponding asset or liability are reported when advertisements are aired or when goods and services are received.

(G) ADVERTISING

     Advertising costs, which are principally included in sales expenses, are expensed as incurred. Advertising expense was $26,373, $42,059, and $7,210 for the years ended December 31, 1998, 1997, and 1996, respectively.

(H) INCOME TAXES

     KXII, Inc. is an S corporation pursuant to the Internal Revenue Service Code. In general, the federal income tax which results from taxable income generated in an S corporation is the liability of the individual stockholders.

     KXII, Ltd. is taxed as a partnership. No provision is made for income taxes, since a partnership is not a taxable entity. The income of the partnership flows through to the partners to be taxed at the individual level.

     Taxes on income which are reflected in the combined financial statements represent current state franchise taxes for Texas and Oklahoma.

(I) FCC LICENSE AND CBS NETWORK AFFILIATION AGREEMENT

     KXII, Inc. has received an FCC license dated July 24, 1998 which expires in August 2006. This license allows KXII, Inc. to broadcast its signal for KXII Channel 12.

     KXII, Inc. also has a network affiliation agreement with CBS for the period January 1, 1996 to December 31, 2000. Under the agreement, KXII, Inc. will receive various payments as well as television programs and advertising from CBS as part of the agreement to air CBS programming.

(J) BROADCAST RIGHTS

     Broadcast rights consist principally of rights to broadcast syndicated programs, sports and feature films and are stated at the lower of cost or estimated net realizable value. The

                            KXII BROADCASTING, INC.
                             KXII TELEVISION, LTD.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

total cost of these rights is recorded as an asset and a liability when the program becomes available for broadcast. The amount recorded as an asset is charged to operations based on the number of programs to be aired over the broadcast period. The liability is reduced as payments are made on the contract. The current portion of broadcast rights represents those rights available for broadcast that are expected to be amortized in the succeeding year.

(K) USE OF ESTIMATES

     The preparation of the accompanying combined financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue and expenses. Actual results may differ from these estimates.

(L) CREDIT RISK CONCENTRATIONS

     At December 31, 1998, and at various times during the three years then ended, the balance of cash at one financial institution exceeded the amount of federal deposit insurance coverage.

2. RELATED PARTY TRANSACTIONS

     K-Twelve, Ltd. is a limited partnership, which is largely owned by the same shareholders as KXII, Inc. KXII, Inc. remitted $335,396 to K-Twelve, Ltd. in each of 1998, 1997 and 1996 in connection with the use of various assets and services provided. Because this transaction is between related parties, it has been recorded as a capital lease and management fee for financial statements purposes. Principal and interest payments of $113,617 have been recorded to represent a capital lease for the broadcast studios and equipment in Sherman, Texas and Ardmore, Oklahoma, with the remainder, $221,779, reflected as management fees. KXII, Inc. also has a note payable to K-Twelve, Ltd. for the purchase of certain assets in 1992, which is discussed further in Note 6.

     KXII, Inc. also leases certain equipment under capital lease arrangements from an entity which is owned in part by a shareholder of KXII, Inc., as discussed in Note 8.

     Other transactions resulting in payments to related parties were as follows:

     - Note payable of $99,524 as of December 31, 1998, 1997, and 1996 and accrued interest payable of $24,458, $18,487, and $12,515 at December 31, 1998, 1997, and 1996, respectively, to a director of KXII, Inc. Interest expense of $5,971 was accrued during each of 1998, 1997, and 1996.

     - Management fees of $199,200, $199,200, and $124,500 were paid during 1998, 1997, and 1996, respectively, to officers of KXII, Inc. Management fees of $49,800, $49,800, and $124,500 were paid during 1998, 1997, and
       1996, respectively, to officers of KXII, Ltd.

                            KXII BROADCASTING, INC.
                             KXII TELEVISION, LTD.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     - Fees to the Board of Directors of KXII, Inc. of $30,000 were paid during each of 1998, 1997, and 1996.

     - At December 31, 1998, there was an advance of $32,388 due from a shareholder of KXII, Inc.

3. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at December 31, 1998, 1997 and 1996 consisted of the following:

                                                                              ESTIMATED
                                        1998         1997         1996       USEFUL LIVES
                                     ----------   ----------   ----------   --------------
Buildings..........................  $  562,318      562,318      559,566   15 to 39 years
Transmitter and tower..............   1,447,816    1,041,592    1,040,467    5 to 39 years
Equipment..........................   2,267,128    2,546,230    2,452,027     5 to 7 years
Furniture and fixtures.............     261,880      367,917      350,183     5 to 7 years
Automobiles........................     372,405      344,690      296,880          5 years
Airplane...........................     230,026      230,026      230,026          5 years
                                     ----------   ----------   ----------
                                     $5,141,573    5,092,773    4,929,149
                                     ==========   ==========   ==========

4. NOTE PAYABLE -- RELATED PARTY

     As of January, 1995, KXII, Inc. purchased 500 shares of stock from a former stockholder for $109,524. This amount was to be paid in installments through December 31, 1998, with interest on the unpaid balance at a per annum rate of 6%; however, it was still outstanding at December 31, 1998. At December 31, 1998, 1997, and 1996, there was a balance of $99,524 owed to the former stockholder, plus accrued interest of $24,458, $18,487, and $12,515 at December 31, 1998, 1997, and 1996, respectively.

5. CONTRACTS PAYABLE FOR BROADCAST RIGHTS

     Contracts payable for broadcast rights are classified as current or long-term liabilities in accordance with the payment terms of the contracts. Required payments under contractual agreements for broadcast rights recorded at December 31, 1998 were as follows:

1999........................................................  $156,370
2000........................................................    99,394
2001........................................................    10,530
2002........................................................    14,040
2003........................................................    14,040
Thereafter..................................................    31,590
                                                              --------
                                                              $325,964
                                                              ========

                            KXII BROADCASTING, INC.
                             KXII TELEVISION, LTD.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6. LONG-TERM DEBT -- RELATED PARTY

     On December 31, 1992, KXII, Inc., purchased certain assets of K-Twelve, Ltd. for a note payable in the amount of $4,249,591. The note, which bears interest at 10% per annum, is due in quarterly payments of $116,064, including interest, with the final payment due on December 31, 2017. The balance of the note was $3,931,776, $3,998,626, and $4,059,189 at December 31, 1998, 1997, and
1996, respectively, and interest expense of $397,407, $403,695, and $409,390 was accrued during 1998, 1997, and 1996, respectively. Following is a schedule of future debt payments at December 31, 1998.

1999........................................................  $   73,791
2000........................................................      81,450
2001........................................................      89,906
2002........................................................      99,239
2003........................................................     109,541
Thereafter..................................................   3,477,849
                                                              ----------
                                                               3,931,776
Less current portion........................................      73,791
                                                              ----------
                                                              $3,857,985
                                                              ==========

7. RETIREMENT PLAN

     The Companies have an Individual Retirement Account Plan and Trust (the "Plan") for their employees. All employees who have completed at least three years of continuous service with one or more of the Companies are eligible to participate. In order to participate in the Plan, eligible employees are required to contribute to the trust a portion of their base annual compensation, which will be matched by the Companies' contribution of $4.00 for every $3.00 contributed by the employees. The maximum annual per-employee contribution to the Plan is $600. The employees are fully vested in all contributions made to their trust accounts. The Companies made contributions of $13,526, $9,922, and $11,520 for the years ended December 31, 1998, 1997, and 1996, respectively.

8. LEASES

     KXII, Inc. leases certain equipment and buildings from related entities under capital leases. The equipment is capitalized in the combined balance sheet at net book value of $902,975, $596,994 and $704,650 at December 31, 1998, 1997
and 1996, respectively. The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 1998:

Year Ending December 31,
     1999...................................................  $230,480
     2000...................................................   220,637
     2001...................................................   169,556

                            KXII BROADCASTING, INC.
                             KXII TELEVISION, LTD.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     2002...................................................   169,556
     2003...................................................    23,308
                                                              --------
Total minimum lease payments................................   813,537
Less: amount representing interest at 10.0% to 12.0%........   143,314
Less: current portion.......................................   169,191
                                                              --------
Long-term capital lease obligations less current portion....  $501,032
                                                              ========

9. COMMITMENTS

     KXII, Inc. has a buy-sell agreement to purchase the stock of the station manager (500 shares) for book value as of the prior year-end, when and if certain "triggering events" occur. As of December 31, 1998, none of the "triggering events" had occurred.

     KXII, Inc. has employment contracts with three key members of its broadcast team. These contracts provide stated annual salaries for two and three-year periods ending in 2000 and 2001.

     Under various program license agreements, KXII, Inc. is obligated to broadcast certain programs a specified number of times. In addition, as stated in Note 1, KXII, Inc. has certain broadcast and other requirements in order to maintain its FCC license and CBS network affiliation.

10. SALE OF THE COMPANIES

     KXII Broadcasters, Ltd. (see Note 11 below) and KXII, Ltd. have signed an agreement with Gray Communications Systems, Inc. to sell substantially all of the assets of the Companies for an aggregate purchase price of approximately $41.5 million. An application for the transfer of license has been submitted to the Federal Communications Commission for approval.

11. SUBSEQUENT EVENTS

     On April 19, 1999, the shareholders of KXII, Inc. contributed their stock to a newly formed corporation that subsequently contributed the stock to two newly formed subsidiaries. As permitted under the Texas Business Corporation Act and the Texas Revised Partnership Act, KXII, Inc. then was converted to a Texas limited partnership, KXII Broadcasters, Ltd. The broadcast operations of KXII Channel 12 will remain in the new partnership.

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